UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

IMAGE ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $.0001 per share

(2)	Aggregate number of securities to which transaction applies:

21,855,718 shares of Company Common Stock
769,581 options to purchase shares of Company Common Stock with an exercise price less than $2.75 per share
Warrant to purchase 1,000,000 shares of Company Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 21,855,718 shares of Company Common Stock multiplied by $2.75 per share, (B) 769,581 options to purchase shares of Company Common Stock with an exercise price less than $2.75 per share, multiplied by $1.26 per share (which is the difference between $2.75 per share and the weighted average exercise price per share), and (C) a warrant to purchase 1,000,000 shares of Company Common Stock, multiplied by $2.026034 per share (computed under the Black Scholes Option Pricing Model). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum of the amounts calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$63,098,930.56

(5)	Total fee paid:

$2,479.79

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of Special Meeting
and
Proxy Statement

PRELIMINARY COPY
SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
•, 2009
Dear Image Stockholder:
You are cordially invited to attend a special meeting of stockholders of Image Entertainment, Inc., which is scheduled to be held at •, on •, at • local time.
On November 17, 2008, our board of directors approved, and on November 20, 2008, we entered into, a merger agreement providing for the acquisition of Image by Nyx Acquisitions, Inc., a Delaware corporation, or Nyx. If the merger is completed, you will be entitled to receive $2.75 per share in cash, without interest, for all of the shares of our common stock that you own at the time of the merger.
At the special meeting, you will be asked to adopt the merger agreement. After careful consideration and review of the terms and conditions of the proposed merger, the board of directors unanimously approved the merger agreement, determined that the merger agreement is fair to, and in the best interests of, Image and its stockholders, and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger).
The board of directors unanimously recommends that Image stockholders vote, in person or by properly executed proxy, FOR adoption of the merger agreement.
The proxy statement attached to this letter provides you with information about the special meeting, the merger agreement, the proposed merger and other related matters. We encourage you to read the entire proxy statement and its annexes carefully. You also may obtain more information about Image for free by accessing documents we have filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov.
Your vote is very important regardless of the number of shares of our common stock you own. The merger cannot be completed unless we receive the affirmative vote of holders of a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote. The completion of the merger is also subject to the satisfaction or waiver of other conditions described in this proxy statement and the merger agreement, a copy of which is attached as Annex A to this proxy statement.
If you fail to vote on the proposal to adopt the merger agreement, either by not returning a properly executed proxy card or not voting in person at the special meeting, or you abstain from voting, the effect will be the same as a vote against adoption of the merger agreement.
Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held for you in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you do not instruct your broker, bank or other nominee how to vote your shares they hold for you, it will have the same effect as voting against adoption of the merger agreement.

If you properly complete, sign and return your proxy and do not indicate how you want to vote, your proxy will be voted FOR adoption of the merger agreement and FOR any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.
Submitting your proxy card will not prevent you from voting your shares of common stock in person if you subsequently choose to attend the special meeting and vote in person.
I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote FOR adoption of the merger agreement.
On behalf of Image’s directors and officers, I wish to thank you for your interest in and continued support of Image.

Very truly yours,

Martin W. Greenwald
Chairman of the Board of Directors

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
THIS PROXY STATEMENT IS DATED •, 2009,
AND IS FIRST BEING MAILED TO IMAGE STOCKHOLDERS ON OR ABOUT •, 2009.

Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311-6104
Notice of Special Meeting of Stockholders
•, 2009
To Our Stockholders:
The special meeting of stockholders of Image Entertainment, Inc., a Delaware corporation, or Image, will be held on •, 2009, beginning at • at •, for the following purposes:
1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 20, 2008, among Nyx Acquisitions, Inc., a Delaware corporation, The Conceived Group, Inc., a Delaware corporation and a direct wholly owned subsidiary of Nyx, and Image, pursuant to which, among other things, (i) The Conceived Group, Inc. will merge with and into Image upon the terms and subject to the conditions set forth in the merger agreement, with Image surviving the merger as a majority-owned subsidiary of Nyx, and (ii) upon consumption of the merger, each issued and outstanding share of Image common stock will be converted into the right to receive $2.75 per share in cash, without interest.

2.
To consider and vote upon a proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3.	To transact any other business as may properly come before the special meeting and any adjournment or postponement of the special meeting.
Our board of directors has fixed the close of business on •, 2009, as the record date for determining the stockholders entitled to receive notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. A complete list of Image’s registered stockholders will be available at our executive offices at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311, for review starting 10 days before the special meeting and will also be available for inspection at the special meeting itself.
A proxy statement and proxy card are enclosed with this notice. The proxy statement describes the merger agreement and the merger and the other business to be transacted at the meeting and provides other information that may be important to you as you decide how to vote your shares. You may vote your shares in person at the special meeting or by using the enclosed proxy card. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the special meeting, you must obtain a proxy card issued in your name from the recordholder. For additional information about attendance and voting at the special meeting, please refer to the Special Meeting Guidelines attached as Annex E to the proxy statement.

You may also vote your shares by mail by signing, dating and returning the enclosed proxy card in the enclosed postage paid envelope, and you can also vote by telephone or via the Internet by following the instructions for telephone and Internet voting on the enclosed proxy card. If you vote by telephone or Internet, you do not need to return a proxy card. We encourage you to take advantage of one of these convenient voting options.
Your vote is very important. Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, or by properly submitting a proxy by mail with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held for you in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or other nominee for instructions on how to vote your shares and how to revoke your proxy.
Under Delaware law, if the merger is completed, our stockholders who do not vote in favor of adoption of the merger agreement and who continuously are the record holders of their shares through the effective time of the merger will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery, but only if they submit a written demand for appraisal prior to the vote on the merger agreement and they comply with other Delaware law procedures and requirements explained in the accompanying proxy statement. The procedures are described more fully in the accompanying proxy statement, and a copy of Delaware’s appraisal statute is attached as Annex D to the proxy statement.
For more information about the merger agreement and the transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached as Annex A to the proxy statement, respectively. The proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement is also described in detail in the accompanying proxy statement.
The attached proxy statement is dated •, 2009, and its first being sent or given to Image stockholders on or about •, 2009.

By Order of the Board of Directors,

Michael B. Bayer, Esq.
Corporate Secretary

•, 2009
Chatsworth, California

SUMMARY VOTING INSTRUCTIONS
YOUR VOTE IS IMPORTANT
Please ensure that your shares of Image Entertainment, Inc. common stock can be voted at the special meeting by submitting your proxy by mail, telephone or over the Internet today, or contacting your broker, bank or other nominee to instruct them how to vote your shares. If you do not vote your shares or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement, but will have no effect on the outcome of the voting on any adjournment or postponement proposal.
If your Image shares are registered in the name of a broker, bank or other nominee, check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted on the proposals at the special meeting.
If your Image shares are registered in your name, you can submit your proxy by:
•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning in the envelope provided;

•
telephone, using the toll free number listed on each proxy card (if you are a registered stockholder, that is you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank broker or other nominee makes telephone voting available); or

•
the Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank broker or other nominee makes Internet voting available).

Voting by telephone or via the Internet will be subject to such verification required by applicable law or that Image or its agents otherwise deem appropriate.
If you have any questions about the merger or the other matters to be brought before the special meeting, or if you need assistance in voting your shares or additional copies of this proxy statement or the enclosed proxy card, please contact:

Michael B. Bayer, Esq.	Dawn Martens
Corporate Secretary	Director of Corporate Affairs
Telephone: (818) 407-9100	Telephone: (818) 407-9100

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Page

OTHER MATTERS	92

Other Business at the Special Meeting	92

WHERE YOU CAN FIND ADDITIONAL INFORMATION	92

INCORPORATION BY REFERENCE	92

ANNEX A Agreement and Plan of Merger

ANNEX B Form of Voting Agreement

ANNEX C Opinion of Raymond James & Associates, Inc.

ANNEX D Section 262 of the General Corporation Law of the State of Delaware

ANNEX E Special Meeting Guidelines

-iv-

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents incorporated by reference or to which we refer you in this proxy statement, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of the future tense and words such as “will,” “may,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other terms of similar import. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” and “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.” All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things:
•	whether the merger is completed in a timely manner or at all for any other reason, which may affect our business and the price of our common stock;
•
the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $1.8 million termination fee or $750,000 of expenses to Nyx;

•	the incurrence of costs, fees, expenses and charges relating to the merger agreement that may not be recovered if the merger agreement is terminated;
•	our inability to raise additional working capital;
•	changes in debt and equity markets;
•	increased competitive pressures;
•	changes in our business plan;
•	changes in the retail DVD and entertainment industries;
•	market conditions and specific financial market conditions affecting our common stock;
•	the potential adverse effect on our business and operations because of certain covenants we agreed to in the merger agreement;
•	the effect of the announcement of the merger agreement on our clients, customers and partner relationships, operating results and business generally;
•	the loss of one or more of our largest customers; and
•	other factors, risks and uncertainties detailed in our current filings with the SEC, including our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q.

In addition, we may not be able to complete the proposed merger on the proposed terms or other acceptable terms, or at all, due to a number of factors, including:
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
•	the outcome of any legal proceedings that may be instituted against us and others following announcement of the merger agreement;
•
the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals;

•	the failure to obtain the necessary financing provided for in a commitment letter received prior to execution of the merger agreement;
•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;
•	diversion of management time on merger-related issues;
•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and
•	adverse results from litigation in connection with the merger.
We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date when made, such as the date of this proxy statement or the date of any document incorporated by reference in this document, as the case may be. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events.

QUESTIONS AND ANSWERS
The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger, but may not address all questions that may be important to you as a stockholder of Image. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Image,” “Company,” “we,” “our,” “ours,” and “us” refer to Image Entertainment, Inc.; the term “Nyx” refers to Nyx Acquisitions, Inc.; the term “TCG” refers to The Conceived Group, Inc.; and the term “merger agreement” refers to the agreement and plan of merger, dated November 20, 2008, among Nyx, TCG and Image.
Q:	As a stockholder, what matters will I vote on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:
•	to adopt the merger agreement; and

•	to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
At this time, our board of directors is unaware of any matters, other than as set forth above, that may be presented for action at our special meeting. If other matters are properly presented, however, the persons named as proxies intend to vote in their discretion with respect to such matters.
Q:	How does our board of directors recommend that I vote?

A:	For the reasons discussed below, our board of directors recommends that you vote:
•	FOR the proposal to adopt the merger agreement; and
•	FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.
Q:	Is the effectiveness of any proposal conditioned on the approval of any other proposal?

A:	No, if the proposal to approve the merger agreement is approved, there is no need to adjourn or postpone the special meeting to solicit additional proxies.

Q:	As a stockholder, what will I receive as a result of the merger?

A:
Unless you perfect your appraisal rights under Delaware law, if the merger is completed, you will be entitled to receive $2.75 per share in cash, without interest, for each share of common stock that you own at the time of the merger.

Q:	If I hold options to purchase shares of Image common stock, how will my options be treated in the merger?

A:
At the effective time of the merger, each holder of an outstanding option to purchase shares of our common stock will be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying:

•	the total number of shares of our common stock issuable upon the exercise in full of the option, by
•	the excess, if any, of the per share cash consideration (i.e. $2.75 per share) payable to holders of our common stock in the merger over the exercise price per share of common stock under the option.
Q:	Is the approval of the stockholder of Nyx required to complete the merger?

A:	No. Nyx may complete the merger without obtaining the approval of its sole stockholder, Q-Black, LLC.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of our stockholders will be held at •, on •, 2009 at • local time.

Q:	What vote of stockholders is required to adopt the merger agreement?

A:
For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote must vote FOR adoption of the merger agreement.

Certain of our stockholders, consisting of Martin W. Greenwald, chairman of our board of directors, Image Investors Co. and Slaight Communications, Inc., have entered into voting agreements with Nyx in their capacities as a stockholder of Image, pursuant to which they each agreed, among other things, to vote the shares of our common stock held by them in favor of adoption of the merger agreement, except in certain circumstances, including if the merger agreement is terminated in accordance with its terms. The shares subject to these voting agreements represent approximately 38.6% of the outstanding shares of our common stock as of the record date. David Coriat, one of our directors, is also an officer of Slaight Communications, Inc.
On or around December 22, 2008, Mr. Greenwald and Nyx orally agreed that Mr. Greenwald would sell 100,000 shares of our common stock to Nyx or an affiliate of Nyx for an aggregate purchase price of $225,000, or $2.25 per share, which is approximately an 18.2% discount to the per share merger consideration payable to all holders of our common stock in the merger. Mr. Greenwald has informed the Company that he anticipates the sale of this common stock will be consummated prior to December 31, 2008.
If the sale of Mr. Greenwald’s shares is consummated prior to the record date then the 100,000 shares will no longer be subject to Mr. Greenwald’s voting agreement. However, these shares are likely to be voted by Nyx or its affiliate in favor of adoption of the merger agreement.

Q:	How many shares were issued and outstanding on the Record Date?

A:	At the close of business on the record date, • shares of our common stock were issued and outstanding and entitled to vote.
Q:	What vote of stockholders is required to approve any proposal to adjourn or postpone the special meeting to a later date?

A:
A majority of the votes represented by proxy or in person at the special meeting must vote FOR approval of any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Who is entitled to notice of and to vote at the special meeting?

A:
All stockholders of record as of the close of business on •, 2009, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, or any adjournment or postponement of the special meeting. If you wish to attend the special meeting and your shares are held for you in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date. In addition, “street name” holders who wish to vote at the special meeting will need to obtain a proxy authorizing them to vote at the special meeting from the broker, bank or other nominee that holds their shares.

Q:	What happens if I sell my common shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your common shares after the record date but before the special meeting, you will retain your right to vote at the special meeting unless you grant a proxy to the purchaser, but will have transferred the right to receive $2.75 per share in cash to be received by holders of common shares in the merger. In order to receive the $2.75 per share, you must hold your common shares through completion of the merger.

Q:	Why is our board of directors recommending that I vote FOR the proposal to adopt the merger agreement?

A:
After careful consideration, our board of directors unanimously approved the merger agreement and unanimously determined that the merger is advisable and in the best interests of our company and our stockholders. In evaluating the merger, the board of directors consulted with our management, as well as our legal and financial advisors, and in reaching its decision to approve the merger agreement and to recommend adoption of the merger agreement by our stockholders, considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 30 through 34 under “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.”

Q:	What will happen to our current directors if the merger agreement is adopted?

A:	If the merger agreement is adopted by our stockholders and the merger is completed, the directors of TCG, and not our directors, will become the directors of the surviving corporation in the merger.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of common stock that you owned on •, 2009, the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:	How do I cast my vote?

A:
If you were a holder of record on •, 2009, the record date for the special meeting, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy via:

•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning in the envelope provided;
•
telephone, using the toll free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank broker or other nominee makes telephone voting available); or

•
the Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank broker or other nominee makes Internet voting available).

Voting by telephone or via the Internet is subject to such verification required by applicable law or that Image or its agents otherwise deem appropriate.
If you properly transmit your proxy but do not indicate how you want to vote, your proxy will be voted FOR adoption of the merger agreement and FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies.
Q:	How are votes counted?

A:
For the proposal to adopt the merger agreement, you may vote FOR, against or abstain. Because approval requires the affirmative vote of the majority of shares outstanding, the failure to vote, either by not returning a properly executed proxy card or not voting in person at the special meeting, failure to instruct your broker, bank or other nominee holding shares “in street name,” or abstaining from voting, has the same effect as a vote against adoption of the merger agreement.

For the proposal relating to the adjournment or postponement of the special meeting in order to solicit additional proxies, you may vote FOR, against or abstain. Since approval requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon, the failure to vote, either by not returning a properly executed proxy card or not voting in person at the special meeting, will have no effect on the outcome of the voting on any proposal to adjourn or postpone the special meeting in order to solicit additional proxies. However, abstentions will have the same effect as a vote against any proposal to adjourn or postpone the special meeting.
If you sign, date and return your proxy card without indicating your vote, your shares will be voted FOR adoption of the merger agreement, FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q:	What is a “broker non-vote”?

A:
A “broker non-vote” generally occurs when a broker, bank or other nominee holding shares in “street name” on behalf of a client does not vote on a proposal because the broker, bank or other nominee has not received voting instructions from its client and lacks discretionary power to vote the shares. Generally, brokers, bank and other nominees cannot vote shares that they hold beneficially on non-routine matters, including all of the proposals expected to come before the special meeting.

“Broker non-votes” will be treated as shares that are present and entitled to vote for the purpose of determining whether a quorum exists. However, for the purpose of determining the outcome of any matter as to which the broker, bank or other nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present or entitled to vote with respect to that matter, even though those shares are considered present for quorum purposes and may be entitled to vote on other matters.
As a result, “broker non-votes” will have the same effect as a vote against adoption of the merger agreement. However, “broker non-votes” will be disregarded and will have no effect on the outcome of the proposal to adjourn or postpone the special meeting.
Q:	Can I change my vote after I have delivered my proxy?

A:
Yes. If you are a recordholder of our common stock, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, by telephone or via the Internet. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, and simply attending the special meeting will not cause your proxy to be revoked). You also may revoke your proxy by delivering a notice of revocation to our corporate secretary prior to the vote at the special meeting.

However, if you are not a recordholder, because you hold your shares in “street name” and you have instructed a broker, bank or other nominee how to vote your shares, you can only change your vote by following instructions from your broker, bank or other nominee as to how to change your vote.
Q:	What should I do if I receive more than one proxy card or voting instruction card?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you also may receive more than one set of proxy materials. Please vote each proxy and voting instruction card that you receive to ensure that all of your shares are voted at the special meeting.

Q:	Am I entitled to appraisal rights?

A:
Yes. If you do not wish to accept the per share cash consideration payable in exchange for your shares of our common stock pursuant to the merger, you may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of your shares by the Delaware Court of Chancery. This value could be, and you might receive, more than, less than or equal to the per share cash consideration payable in the merger. This right to appraisal is subject to a number of restrictions and technical requirements summarized under the section entitled “The Merger—Appraisal Rights” beginning on page 48.

We also have attached the full text of Section 262 of the General Corporation Law of the State of Delaware, Delaware’s appraisal statute, as Annex D to this proxy statement. We urge you to read all of Section 262 carefully if you wish to exercise your appraisal rights. If you fail to timely and properly comply with the requirements of Section 262, you will lose your appraisal rights under Delaware law.
Q:	Is the receipt of merger consideration taxable to me?

A:
If you are a United States person, for United States federal income tax purposes, as a result of the merger, you generally will recognize gain or loss on each share of our common stock cancelled in exchange for cash in the merger based on the difference, if any, between the per share cash consideration and your adjusted tax basis in that share. Subject to certain exceptions, a non-United States person will generally not be subject to United States federal income tax as a result of the merger.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 52 for a more complete discussion of the material United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the specific tax consequences of the merger to you.
Q:	If I am a holder of certificated shares, should I send in my share certificates now?

A:
No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive the merger consideration for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger during the first calendar quarter of 2009, subject to adoption of the merger agreement by our stockholders and the satisfaction of other closing conditions.

Q:	Who is paying the cost of this solicitation?

A:
We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, by telephone, facsimile, over the Internet or similar means, by our directors, officers or employees who will not receive any additional compensation for doing so. At this time, we have determined not to retain a third party proxy solicitor.

We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials and special reports to the beneficial owners of the shares they hold of record.
Q:	Who can help answer my questions?

A:
If you have any questions about the merger or the other matters to be brought before the special meeting, or if you need assistance in voting your shares or additional copies of this proxy statement or the enclosed proxy card, you should contact:

Michael B. Bayer, Esq.	Dawn Martens
Corporate Secretary	Director of Corporate Affairs
Telephone: (818) 407-9100	Telephone: (818) 407-9100

SUMMARY TERM SHEET
This summary highlights selected information contained elsewhere in this proxy statement or its annexes and may not contain all the information that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. In addition, to understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we refer you.
The Companies (Page 22)
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311-6104
(818) 407-9100
Image is a Delaware corporation headquartered in Chatsworth, California and a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, Image has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. For additional information about us and our business, see “Where You Can Find Additional Information” on page 92.
Our corporate website is www.image-entertainment.com. The contents of this website are not incorporated into this proxy statement. Further, the reference to the URL for our corporate website is intended to be an inactive textual reference only.
Nyx Acquisitions, Inc.
c/o Q-Black, LLC
43 Norfolk
San Francisco, CA 94110
(415) 252-7050
Nyx Acquisitions, Inc. is a newly organized Delaware corporation wholly-owned by Q-Black, LLC, a California limited liability company, or Q-Black. Q-Black operates under the name Q Black Media, which is a privately-held, San Francisco-based new media and global investment group with a central mission of advancing the convergence of digital technologies with traditional media. Q Black Media places an emphasis in creating original content, improving production efficiency, and innovating content delivery. Q Black Media has a multi-purpose entertainment platform comprised of diverse subsidiaries including its film production, nightclub development, real estate, and technology incubation divisions. Q Black Media has built a library of original content that includes reality television series, documentaries, and concert footage. For more information about Q Black Media, please visit www.qblackmedia.com.
The Conceived Group, Inc.
c/o Q-Black, LLC
43 Norfolk
San Francisco, CA 94110
(415) 252-7050

The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Nyx, was formed solely for the purpose of completing the proposed merger. TCG has not conducted any business operations other than those incidental to its formation and in connection with transactions contemplated by the merger agreement.
Structure of the Transaction (Page 24)
Pursuant to the merger agreement, TCG will be merged with and into Image, with Image surviving the merger as a subsidiary of Nyx. The following will occur in connection with the merger:
•
Each share of our common stock issued and outstanding at the time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $2.75 in cash, without interest, other than shares:

•	held in our treasury, which shares will be cancelled without conversion or consideration;
•	owned by Nyx or TCG, which shares will be cancelled without conversion or consideration; and
•
held by stockholders who properly demand and perfect their appraisal rights in accordance with the Delaware General Corporation Law, or DGCL, which shares will be entitled to payment of the fair value of the shares in accordance with the DGCL.

•
Each option to purchase common stock that is outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such option will be entitled to receive, in consideration for such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying:

•	the total number of shares of our common stock issuable upon the exercise in full of the option, by
•
the excess, if any, of the per share cash consideration (i.e. $2.75 per share) to be received by the holders of our common stock pursuant to the merger over the exercise price per share of common stock under such option.

Market Prices of Common Stock (Page 88)
Shares of our common stock are traded on the NASDAQ Global Market, or NASDAQ, under the symbol “DISK.” On November 20, 2008, the last trading day before the merger agreement was announced, the closing price per share of our common stock was $0.69. On •, 2009, the last trading day before the date of this proxy statement, the closing price per share was $•.
Recommendation of Our Board of Directors; Reasons for the Merger (Page 30)
After careful consideration, our board of directors has unanimously:
•	determined that the merger agreement and the transactions contemplated thereby (including the merger) are fair to and in the best interests of Image and its stockholders;
•	approved, authorized, adopted and declared the advisability of the merger agreement and the transactions contemplated thereby (including the merger);
•	approved Nyx’s entering into the voting agreements, including for purposes of Section 203 of the DGCL;
•	approved an amendment to our stockholder rights plan to render it inapplicable to the merger agreement, the voting agreements and the securities purchase agreement;
•	directed that the merger agreement be submitted for consideration by our stockholders; and
•	recommended that our stockholders vote FOR adoption of the merger agreement.
Our board of directors continuously consulted with our management team and advisors in considering the terms of the merger agreement. In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and officers who participated in meetings of our board of directors have interests in the merger that might be different from, or in addition to, the interests of our stockholders generally. Our directors were aware of these differing interests when they considered and voted to approve the merger agreement. See “The Merger—Interests of Certain of Our Directors and Officers” beginning on page 44.
For the factors considered by our board of directors in reaching its decision to adopt the merger agreement and recommend that our stockholders vote FOR adoption of the merger agreement, see “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger” beginning on page 30.
Certain Effects of the Merger (Page 41)
If the merger agreement is approved by our stockholders and the other conditions to closing are satisfied, TCG will be merged with and into Image with Image surviving the merger as a majority-owned subsidiary of Nyx. Upon completion of the merger, each share of our common stock outstanding immediately prior to the merger will be converted into the right to receive cash in the amount of $2.75 per share, without interest and less any required withholding taxes. See “The Merger—Certain Effects of the Merger” beginning on page 41.
Background to the Merger (Page 24); Recommendation of Our Board of Directors; Reasons for the Merger (Page 30)
For a description of the events leading to the approval of the merger agreement and the merger by our board of directors, you should refer to “The Merger—Background to the Merger” and “The Merger—Recommendation of Our Board of Directors; Reasons for the Merger.”

Payment for Shares and Options (Page 61)
Following the effective time of the merger, which we currently expect to occur during the first calendar quarter of 2009, a paying agent designated by Nyx will mail a letter of transmittal and instructions to all of our stockholders, and an option surrender agreement and instructions to all the holders of our stock options which have an exercise price lower than $2.75 per share. The letter of transmittal and accompanying instructions will tell you how to surrender your Image common stock certificates in exchange for the cash consideration to which you are entitled, and the instructions accompanying the option surrender agreement will tell optionholders how to surrender their Image stock options in exchange for the cash consideration to which they are entitled. You should NOT return any Image stock certificates you hold at this time, and you should not forward your stock certificates to the paying agent after the merger is completed without an accompanying fully completed and signed letter of transmittal.
Opinion of Raymond James & Associates, Inc. (Page 34 and Annex C)
In connection with the merger, the Image board of directors received an opinion, dated November 17, 2008, of its financial advisor, Raymond James & Associates, Inc. as to the fairness, from a financial point of view and as of the date of such opinion, of the $2.75 per share merger consideration to be paid to holders of Image common stock for 100% of the outstanding common stock of Image. The full text of Raymond James’ opinion is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Holders of Image common stock are encouraged to read Raymond James’ opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James in connection with its opinion.
Raymond James’ opinion was addressed to the Image board of directors, was only one of many factors considered by the Image board of directors in its evaluation of the merger, and only addresses the fairness of the merger consideration from a financial point of view. Raymond James’ opinion does not address the merits of the underlying decision by Image to engage in the merger or the relative merits of the merger as compared to any other transaction or business strategy in which Image might engage and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matters relating to the merger.
Interests of Our Directors and Executive Officers in the Merger (Page 44)
Members of our board of directors and our executive officers may have interests in the merger that may differ from, or may be in addition to, those of other stockholders. For example:
•	our executive officers and directors currently hold • shares of our common stock;
•
our directors and executive officers currently hold options to purchase approximately 1,527,500 shares of our common stock. All such options will become vested and cashed out in the merger for an amount in cash, without interest, equal to the number of shares of common stock issuable upon exercise in full of the option multiplied by the excess, if any, of the per share cash consideration (i.e. $2.75 per share) payable to the holders or our common stock pursuant to the merger and the per share exercise price of the option;

•
each of our executive officers may be entitled to change of control severance benefits pursuant to his employment contract if his employment is terminated without cause or if such officer resigns for good reason after a change in control, including the merger. Such benefits would include continuation of the executive’s right to receive his base salary through the expiration of term of the agreement. In addition, the executive is entitled to severance consisting of six months of base salary, any bonus compensation not previously paid for any prior period, and full medical and dental insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by Image for the first six months, and payable by the executive at his option for the balance of the COBRA term);

•
our current and former directors and officers will continue to be indemnified after the completion of the merger for actions and omissions taken in good faith in their capacities as directors and/or officers and will have the benefit of directors and officers liability insurance coverage for at least six years after completion of the merger; and

•
although there are no binding agreements in place providing for continued employment, following the merger, we expect that our current executive officers will continue as executive officers of Image as the company surviving the merger in accordance with their current employment terms with Image, but the service of our directors will end on the completion of the merger.

Stock Sale Agreement (Page 48)
On or around December 22, 2008, Martin W. Greenwald, chairman of our board of directors, orally agreed with Nyx to sell to Nyx or an affiliate of Nyx 100,000 shares of our common stock for an aggregate purchase price of $225,000 or $2.25 per share, which is approximately an 18.2% discount to the per share merger consideration payable to all holders of our common stock in the merger. Mr. Greenwald has informed the Company that he anticipates the sale of this common stock will be consummated prior to December 31, 2008.
The Merger Agreement (Page 59 and Annex A)
Conditions to the Merger (Page 80)
We currently expect to complete the merger during the first calendar quarter of 2009, subject to adoption of the merger agreement by our stockholders and the satisfaction of other closing conditions.
The completion of the merger depends on a number of additional conditions being satisfied, including, but not limited to:
•	the receipt of approval of our stockholders of the merger agreement;
•
the absence of any material statute, rule, regulation, order, decree, temporary restraining order or injunction issued by a court or other governmental entity that has the effect of making the merger illegal or that otherwise prevents or prohibits the consummation of the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act;
•	the receipt from all governmental authorities of all consents, approvals and authorizations legally required to be obtained to consummate the merger;
•
the truth and correctness of the representations and warranties of each party to the merger agreement, without giving effect to any limitation on any representation or warranty as to “material adverse effect,” or “materiality,” except for matters, individually or in the aggregate, not reasonably expected to have a material adverse effect; and

•
the performance in all material respects by the parties to the merger agreement of their respective obligations contained in the merger agreement, and the performance in all material respects by the parties to the merger agreement of their respective covenants and agreements contained in the merger agreement, required to be performed or complied with prior to the effective time of the merger.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.
No Solicitation (Page 72)
The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with third parties regarding specified transactions involving Image. Notwithstanding these restrictions, until our stockholders adopt the merger agreement, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition if such acquisition proposal constitutes or may reasonably be expected to lead to a superior proposal and the board determines in good faith after consultation with its outside counsel that failure to take such action would be inconsistent with its fiduciary duties, and the board may terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal so long as we comply with certain terms of the merger agreement, including paying to Nyx a fee of $1.8 million.
Termination (Page 81) and Termination Fee; Parent Expense Fee; Business Interruption Fee (Page 83)
The parties to the merger agreement can mutually or unilaterally agree to terminate the merger agreement in certain circumstances. In the event our stockholders do not approve the merger agreement despite the recommendation of our board of directors, we must pay to Nyx an amount equal to $1.8 million. Under certain other circumstances in which the merger agreement is terminated, we may be required to pay an expense fee of $750,000 or termination fee of $1.8 million as a reimbursement of expenses incurred by Nyx and TCG. In certain other conditions in which the merger agreement is terminated, Nyx may be required to pay us a business interruption fee of $1.8 million in immediately available funds. Nyx has deposited $500,000, and has agreed to deposit a further $1.3 million, with our counsel to be held in trust for the purpose of securing the payment of any business interruption fee payable by Nyx pursuant to the merger agreement. The $1.3 million deposit payment is also guaranteed by Q-Black.
Material United States Federal Income Tax Consequences (Page 52)
The merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of our common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive for the shares of common stock cancelled for cash in the merger and your adjusted tax basis in your shares of our common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (the rate currently in effect for 2009 is 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. The backup withholding rate is not scheduled to increase in 2009 under current law.
Subject to certain exceptions, a non-United States person will generally not be subject to United States federal income tax as a result of the merger.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 52 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the specific tax consequences of the merger to you.
Regulatory Matters (Page 48)
The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have expired or been terminated. Nyx is not required to effect any pre-merger notification filing under the HSR Act.
Except with respect to the filing of the articles of merger in Delaware at or before the effective date of the merger, and certain other filings described in more detail under “The Merger—Regulatory Matters” beginning on page 48, we are unaware of any material federal or state regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.
Appraisal Rights (Page 48 and Annex D)
Under Delaware law, stockholders who do not wish to accept the $2.75 per share cash consideration payable per share pursuant to the merger may seek judicial appraisal, under Section 262 of the DGCL, of the fair value of their shares by the Delaware Court of Chancery. This value could be, and you might receive, more than, less than or equal to the per share cash consideration. This right to appraisal is subject to a number of restrictions and technical requirements. In order to properly demand appraisal, among other things:
•	you must not vote in favor of the proposal to adopt the merger agreement or consent to the merger in writing;
•	you must deliver a written demand for appraisal to us in compliance with the DGCL before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and
•
you must hold your shares of record continuously from the time you deliver a written demand for appraisal through the effective time of the merger. A stockholder who is the recordholder of shares of our common stock on the date the written demand for appraisal is made but thereafter transfers those shares prior to the effective time of the merger will lose any right to appraisal in respect of those shares.

Merely voting against the merger agreement will not perfect your right to appraisal under Delaware law. Also, because a submitted proxy not marked against or abstain will be voted FOR the proposal to adopt the merger agreement, the submission of a signed and dated proxy that is not marked against or abstain will be voted FOR adoption of the merger agreement which will result in the waiver of your appraisal rights. If you are not the recordholder of your shares (e.g. you hold shares in the name of a broker, bank or other nominee) and you wish to have appraisal rights, you must instruct your nominee or other recordholder to take the steps necessary to enable you to demand appraisal for your shares. If you or your broker, bank or other nominee fails to follow all of the steps required by Section 262 of the DGCL, you will lose your right of appraisal. See “The Merger—Appraisal Rights” beginning on page 48 for a description of the procedures that you must follow in order to exercise your appraisal rights.
Annex D to this proxy statement contains the full text of Section 262 of the DGCL, which is Delaware’s appraisal statute. We encourage you to read these provisions carefully and in their entirety.

Merger Financing (Page 55)
The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $84.5 million, which includes the acquisition price of our common stock (including outstanding stock options) and the warrant held by Portside Growth and Opportunity Fund, redemption of the convertible note held by Portside Growth and Opportunity Fund, and funds to pay transaction costs. Nyx expects to use the net proceeds of an equity contribution by Q-Black to fund these cash obligations and to provide cash for our ongoing working capital and general corporate needs after the merger. Q-Black has provided financial documentation to us which indicates that Q-Black has sufficient funds to make this equity contribution. If necessary, the remainder of any amounts required to complete the merger may be provided from additional financing sources arranged by Nyx or Q-Black.
In the event Q-Black does not provide any portion of the financing anticipated, Nyx may obtain alternative financing in accordance with the terms and conditions of the merger agreement. If Nyx fails to obtain the financing necessary to complete the merger, our sole remedy against Nyx under the merger agreement, subject to certain exceptions, is the payment by Nyx to us of the $1.8 million business interruption fee.
Voting Agreements (Page 58 and Annex B)
In connection with the execution and delivery of the merger agreement, and as required by Nyx as a condition to its execution of the merger agreement, on November 20, 2008, certain stockholders of Image, consisting of Martin W. Greenwald, our Chairman of the board of directors, Image Investors Co. and Slaight Communications, Inc. entered into voting agreements with Nyx, each in their capacities as a stockholder of Image, pursuant to which they each agreed, among other things, to vote the shares of common stock held by them in favor of adoption of the merger agreement. If the merger agreement is terminated in accordance with its terms, the voting agreements will also terminate. The stockholders who have entered into voting agreements beneficially owned shares of our common stock representing, in the aggregate, approximately 38.6% of the shares of our common stock outstanding as of the record date.
On or around December 22, 2008, Mr. Greenwald and Nyx orally agreed that Mr. Greenwald would sell 100,000 shares of our common stock to Nyx or an affiliate of Nyx for an aggregate purchase price of $225,000, or $2.25 per share, which is approximately an 18.2% discount to the per share merger consideration payable to all holders of our common stock in the merger. Mr. Greenwald has informed the Company that he anticipates the sale of this common stock will be consummated prior to December 31, 2008.
If the sale of Mr. Greenwald’s shares is consummated prior to the record date then the 100,000 shares will no longer be subject to Mr. Greenwald’s voting agreement. However, these shares are likely to be voted by Nyx or its affiliate in favor of adoption of the merger agreement.
Deposit; Guarantee (Page 63)
As an inducement and condition to our willingness to enter into the merger agreement Nyx has deposited $500,000 cash to an account designated by us, to be held in trust for our benefit subject to certain trust instructions. Nyx has also agreed to deposit an additional $1.3 million cash, within two business days of the date on which we file the definitive version of this proxy statement with the SEC, to an account designated by us, also to be held in trust for our benefit subject to trust instructions.

Q-Black has also agreed to guarantee the additional $1.3 million deposit payment by Nyx. Q-Black’s obligations under the guarantee will automatically terminate if the $1.3 million deposit payment is paid by Nyx in accordance with the merger agreement, in the event the merger agreement is terminated in circumstances in which the parties have agreed that Image is not entitled to be paid the $1.8 million business interruption fee, upon the entry of any non-appealable final order by a governmental entity determining that Image is not entitled to be paid the $1.8 million business interruption fee, or at the effective time of the merger.
Amendment to Image’s Stockholder Rights Plan (Page 56)
Immediately prior to the execution of the merger agreement, Image and Computershare Trust Company, N.A., a Delaware corporation, as rights agent, entered into a fourth amendment to the rights agreement, dated as of October 31, 2005, which provides that the execution, delivery or performance of the merger agreement and the voting agreements will not trigger certain provisions of the rights agreement.

THE IMAGE ENTERTAINMENT SPECIAL MEETING
We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting. In order for the merger to be completed, our stockholders must adopt the merger agreement. If the stockholders fail to adopt the merger agreement, the merger may not occur. A copy of the merger agreement is included with this proxy statement as Annex A.
Date, Time and Place
The special meeting will be held on •, beginning at • p.m. local time at •.
Purpose of the Special Meeting
At the special meeting, holders of record of our common stock as of the record date will be asked to consider and vote on the following proposals:
•	A proposal to adopt the merger agreement (see “Proposal 1—Adoption of the Merger Agreement” beginning on page 22);
•
A proposal to adjourn or postpone the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (see “Proposal 2—Adjournment or Postponement of the Special Meeting” beginning on page 87).

Recommendation of Our Board of Directors
Our board of directors recommends that you vote FOR the proposal to adopt the merger agreement and FOR any proposal to adjourn or postpone the special meeting to solicit additional proxies if there are not enough votes to approve Proposal 1 at the special meeting.
Record Date; Stockholders Entitled to Vote; Quorum
Only holders of our common stock at the close of business on •, 2009, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, • shares of our common stock were issued and outstanding and entitled to vote. On the record date, our common stock was held by • holders of record. Holders of our common stock on the record date are entitled to one vote per share on each proposal to be brought before at the special meeting. A list of our registered stockholders will be available for review at our executive offices and principal place of business during regular business hours for a period of 10 days before the special meeting and will also be available for inspection at the special meeting itself.
A quorum is required to hold the special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, we plan to adjourn or postpone the special meeting to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, “broker non-votes” occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (a) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (b) the broker, bank or other nominee lacks discretionary voting power to vote such shares.
Generally, brokers, banks and other nominees cannot vote shares of our common stock that they hold beneficially on non-routine matters, including all of the proposals we expect to come before the special meeting.

Vote Required
Adoption of the Merger Agreement. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote at the special meeting as of the record date. Therefore, failure to vote your shares, abstentions and “broker non-votes” will have the same effect as voting against adoption of the merger agreement.
Adjournment or Postponement of Special Meeting. The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon is required to approve any proposal to adjourn or postpone the special meeting to solicit additional proxies. Because abstentions are counted as shares entitled to vote at the special meeting, abstentions will have the effect of votes against such proposal. However, “broker non-votes” will have no effect on the outcome of such proposal.
Voting by Our Directors and Executive Officers
As of •, 2009, the record date for our special meeting, our directors and executive officers held and are entitled to vote at the special meeting an aggregate of • shares of our common stock, representing approximately •% of the outstanding shares of our common stock as of the record date. The directors and executive officers have informed us that they intend to vote all of their shares of our common stock FOR the proposal to adopt the merger agreement and FOR any adjournment or postponement of the special meeting to solicit additional proxies.
Voting by Certain Stockholders
In connection with the merger agreement, and as required by Nyx as a condition to its execution of the merger agreement, on November 20, 2008, certain stockholders of Image, consisting of Martin W. Greenwald, Chairman of our board of directors, Image Investors Co. and Slaight Communications, Inc. entered into voting agreements with Nyx, each in their capacities as a stockholder of Image, pursuant to which they each agreed, among other things, to vote the shares of common stock held by them in favor of adoption of the merger agreement. If the merger agreement is terminated in accordance with its terms, the voting agreements will also terminate. The stockholders who have entered into these voting agreements owned common stock representing, in the aggregate, approximately •% of the shares of our common stock outstanding as of the record date.
On or around December 22, 2008, Mr. Greenward and Nyx orally agreed that Mr. Greenwald would sell 100,000 shares of our common stock to Nyx or an affiliate of Nyx for an aggregate purchase price of $225,000, or $2.25 per share, which is approximately an 18.2% discount to the per share merger consideration payable to all holders of our common stock in the merger. Mr. Greenwald has informed the Company that he anticipates the sale of this common stock will be consummated prior to December 31, 2008.
If the sale of Mr. Greenwald’s shares is consummated prior to the record date then the 100,000 shares will no longer be subject to Mr. Greenwald’s voting agreement. However, these shares are likely to be voted by Nyx or its affiliate in favor of adoption of the merger agreement.

Voting Procedures
Voting by Proxy or in Person at the Special Meeting. Holders of record can ensure that their shares are voted at the special meeting by one of the following methods:
•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning in the envelope provided;
•
telephone, using the toll free number listed on each proxy card (if you are a registered stockholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank broker or other nominee makes telephone voting available); or

•
the Internet, at the address provided on each proxy card (if you are a registered stockholder) or vote instruction card (if your shares are held in “street name” and your bank broker or other nominee makes Internet voting available).

Submitting by any of the above methods will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the special meeting, you will need to bring a copy of your brokerage statement or other documentation reflecting your stock ownership as of the record date. In addition, “street name” holders who wish to vote at the special meeting will need to obtain a proxy authorizing them to vote at the special meeting from the broker, bank or other nominee that holds their shares.
Voting of Shares Held in Street Name. If you hold your shares through a broker, bank or other nominee, you should check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.
Read and follow the instructions on your proxy or voting instruction card carefully to ensure ALL your shares are represented and voted at the special meeting.
Adjournments or Postponements; Other Business
Adjournments or postponements of the special meeting may be made for the purpose of soliciting additional proxies. An adjournment or postponement requires the affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy at the special meeting and entitled to vote thereon, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. However, if the adjournment or postponement is for more than 30 days, or if after the adjournment or postponement a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. We do not currently intend to seek an adjournment or postponement of the special meeting, unless at the time of the special meeting there are insufficient votes to adopt the merger agreement.
We do not expect that any matter other than Proposals 1 and 2 will be brought before the special meeting. If, however, other matters are properly presented at the special meeting or any adjournment or postponement thereof, the persons named as proxies will vote in their discretion with respect to those matters.

Revocation of Proxies
Submitting a proxy on the enclosed form does not mean you cannot vote in person at the special meeting. If you are a stockholder of record, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, by telephone or via the Internet with a later date or by appearing at the special meeting and voting in person. If you are a stockholder of record, you may revoke a proxy by any of these methods, regardless of the method you used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to get instructions on how to revoke your proxy.
Solicitation of Proxies
We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other nominees send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions if necessary. We will reimburse those banks, brokers and other nominees for their reasonable expenses in so doing. Our directors, officers and employees may solicit proxies from our stockholders, either personally or by telephone, mail, Internet or facsimile, but will not receive additional compensation for doing so. We have determined not to retain a third party proxy solicitor at this time.
Appraisal Rights
Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, continuously hold their shares of record through the effective time of the merger, and they otherwise comply with the provisions of Section 262 of the DGCL, the complete text of which is attached as Annex D to this proxy statement.
Assistance
If you have any questions about the merger or the other matters to be brought before the special meeting, or if you need assistance in voting your shares or additional copies of this proxy statement or the enclosed proxy card, please contact:

Michael B. Bayer, Esq.	Dawn Martens
Corporate Secretary	Director of Corporate Affairs
Telephone: (818) 407-9100	Telephone: (818) 407-9100

PROPOSAL 1
ADOPTION OF THE MERGER AGREEMENT
THE MERGER
The following is a summary description of the terms of the merger. While we believe that the following describes the material terms and other information regarding the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached as Annex A and the other annexes to this proxy statement, for a more complete understanding of the merger and the other transactions described in this proxy statement. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement, which is the actual legal document that will govern the merger.
The Companies
Image Entertainment, Inc.
We are a leading independent licensee, producer and distributor of home entertainment programming. We have three business segments, domestic (which consists of the United States and Canada), digital and international. Our domestic segment primarily consists of acquisition, production and distribution of exclusive DVD/Blu-ray Disc® content and domestic broadcast rights exploitation. Our digital segment consists of sales through our wholly-owned subsidiary, Egami Media, Inc., or Egami, of exclusive content for digital distribution via video-on-demand, streaming video and download. Our international segment includes international video sublicensing and international broadcast rights exploitation.
We release our vast and growing library of exclusive content on a variety of formats and platforms, including DVD, Blu-ray Disc®, digital (video-on-demand, electronic sell-through and streaming), broadcast television, cable, satellite, theatrical and non-theatrical exploitation as well as audio CD.
Our focus is on a diverse array of general and specialty content, including:

•	Feature Films	•	Theatrical catalogue films
•	Comedy	•	Independent films
•	Music concerts	•	Foreign and silent films
•	Urban	•	Youth culture/lifestyle
•	Theatre	•	Television
		•	Gospel
We also acquire exclusive rights to audio content for distribution via digital platforms and on CD spread across a variety of genres and configurations, including:

•	Albums	•	Broadway original cast recordings
•	Compilation CDs	•	Audio recordings from our live concert event DVDs
•	Stand-up comedy programs

We strive to grow a stream of revenues by maintaining and building a library of titles that can be exploited in a variety of formats and distribution channels. Our active library currently contains:
•	over 3,500 exclusive DVD titles;
•	approximately 370 CD titles; and
•	digital rights to:
•	over 2,000 video titles; and

•	over 300 audio titles containing more than 4,500 individual tracks.
Each month, we release an average of over 35 new, exclusive DVD titles, including an average of four feature films, 15 to 20 new, exclusive digital video titles, and 4 new, exclusive CD and digital audio titles.
We acquire programming mainly by entering into exclusive distribution arrangements with producers and other content providers. We typically supplement such content by designing and producing additional value-added features. We routinely produce our own original entertainment programming, focused on live performance music concerts and comedy events with some of the most recognizable names in each industry.
Egami continues to aggressively add numerous video and audio titles to its growing library of exclusive digital rights each month. Egami has established direct relationships with many digital industry-retailers and continues to seek additional distribution partners as they emerge.
Our corporate website is www.image-entertainment.com. The contents of this website are not incorporated into this proxy statement. Further, the reference to the URL for our corporate website is intended to be an inactive textual reference only.
Nyx Acquisitions, Inc.
Nyx Acquisitions, Inc. is a newly organized Delaware corporation wholly owned by Q-Black, LLC, a California limited liability company. Q-Black operates under the name Q Black Media, which is a privately-held, San Francisco-based new media and global investment group with a central mission of advancing the convergence of digital technologies with traditional media. Q Black Media places an emphasis in creating original content, improving production efficiency, and innovating content delivery. Q Black Media has a multi-purpose entertainment platform comprised of diverse subsidiaries including its film production, nightclub development, real estate, and technology incubation divisions. Q Black Media has built a library of original content that includes reality television series, documentaries, and concert footage. For more information about Q Black Media, please visit www.qblackmedia.com.
The Conceived Group, Inc.
The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Nyx, was formed solely for the purpose of completing the proposed merger. TCG has not conducted any business operations other than incidental to its formation and in connection with transactions contemplated by the merger agreement. Under the terms of the merger agreement, at the effective time of the merger, TCG will merge with and into us. We will survive the merger and TCG will cease to exist.

Structure of the Transaction
The proposed transaction is a merger of TCG with and into Image, with Image surviving the merger as a wholly owned subsidiary of Nyx. At the effective time of the merger:
•
each share of our common stock issued and outstanding will automatically be cancelled and will cease to exist and will be converted into the right to receive $2.75 in cash, without interest, other than shares:

•	held in our treasury, which shares will be cancelled without conversion or consideration;
•	owned by Nyx or TCG, which shares will be cancelled without conversion or consideration; and
•
held by stockholders who properly demand and perfect their appraisal rights in accordance with the DGCL, which shares will be entitled to payment of the fair value of the shares in accordance with the DGCL; and

•
each option to purchase common stock that is outstanding will be cancelled and the holder of such option will be entitled to receive, in consideration for such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying:

•	the total number of shares of our common stock issuable upon the exercise in full of the option, by
•
the excess, if any, of the per share cash consideration to be received by the holders of our common stock for each share that is cashed out in the merger (i.e. $2.75 per share) over the exercise price per share of common stock under such option.

Management and Board of Directors of the Surviving Corporation
The board of directors of TCG will be the board of directors of the surviving corporation upon the completion of the merger. We currently expect that our current executive officers will continue as executive officers of Image as the company surviving the merger although our executive officers have not signed any binding agreements with Nyx providing for their continued employment after the expiration. In connection with the merger, Messrs Borshell, Framer, Eiberg and Bromiley each had the term of his employment agreement extended through June 29, 2009 by a separate letter agreement from the board of directors dated December 22, 2008. The letter agreement also extended the date by which Image must notify each individual of any extension of the term of his employment agreement to March 31, 2009.
Background to the Merger
As part of an ongoing evaluation of our business and in order to enhance stockholder value, our board of directors and executive management regularly evaluate our long-term strategic alternatives, as well as the prospects for continued operation as an independent company.
In the summer of 2005, our board of directors received an unsolicited letter from Lions Gate Entertainment Corp. expressing an interest in acquiring 100% of the outstanding shares of our common stock in exchange for Lions Gate common stock at an exchange ratio in the range of 0.38 to 0.42 per share, subject to due diligence and the negotiation of definitive documents acceptable to Lions Gate. Based on a closing price of $9.57 per share for Lions Gate’s common stock, the implied value of Lions Gate’s offer was between $3.64 and $4.02 per share of our common stock. As a result of this unsolicited proposal, our board of directors undertook the process of considering and evaluating Lions Gate’s expression of interest, as well as other potential strategic alternatives to enhance long-term stockholder value.
After conducting due diligence, in late October 2005, Lions Gate submitted a revised proposal to acquire 100% of our common stock for $4.00 per share in cash, subject to due diligence and the negotiation of definitive documents acceptable to Lions Gate. Our board of directors rejected the revised offer as inadequate, terminated the due diligence period under the Lions Gate confidentiality agreement and adopted a stockholder rights plan to protect the interests of our stockholders.

From mid April 2006 to March 2007, our board of directors and its financial advisor continued to conduct a strategic review process to explore the possible sale of the Company and to examine all other potential strategic and financial opportunities to maximize long-term value for our stockholders. During this time, 39 parties either contacted us or were contacted, including potential acquisition candidates, to determine their interest in a potential transaction with us. We also continued discussions with Lions Gate, who, in July 2006, submitted another non-binding proposal to acquire 100% of our common stock for $4.00 per share in cash. The proposal was subject to Lions Gate’s satisfactory completion of due diligence, the final approval of its board of directors and the execution of a definitive merger agreement. In light of the fact that the offer per share was the same price previously offered by Lions Gate, and taking into account various financial and other factors, our board again rejected the offer but expressed a desire to continue to discuss potential transactions with Lions Gate at a valuation in excess of $4.00 per share. Lions Gate failed to revise its proposal or submit any further transaction proposal to us.
The strategic review process culminated in the execution of an initial merger agreement with BTP Acquisition Company on March 29, 2007, pursuant to which BTP agreed to acquire 100% of our common stock in exchange for $4.40 per share in cash. Subsequently, we and BTP engaged in negotiations to structure an alternative transaction as permitted by the initial merger agreement. On June 27, 2007, we executed an amended merger agreement with BTP. Under the terms of the amended merger agreement, each stockholder was entitled to receive $4.68 per share in cash for 94% of the shares of our common stock owned by such stockholder at the time of the merger and would retain the remaining 6% of the shares of our common stock in the company surviving the merger.
On October 22, 2007, our stockholders voted to adopt the amended and restated merger agreement and approved a proposal permitting us to issue common stock and/or convertible preferred stock to BTP. In addition, we announced that we expected to close the BTP merger by November 6, 2007.
From November 2007 through February 2008, in response to requests from BTP, we agreed numerous times to extend the closing date for the acquisition of Image by BTP to permit BTP to finalize the financing necessary to consummate the acquisition.
On February 5, 2008, we terminated the amended merger agreement and demanded prompt payment of the $4.2 million business interruption fee.
On February 11, 2008, we filed a complaint in the Court of Chancery of the State of Delaware seeking to compel the prompt payment of the $4.2 million business interruption fee by BTP, or by certain affiliates of BTP as permitted by a guarantee granted in favor of Image. On June 24, 2008, we entered into a settlement agreement and mutual release with BTP and its affiliates, pursuant to which each party agreed to release each other from all claims pertaining to the amended merger agreement and dismissed with prejudice all related lawsuits and claims in the Delaware Court of Chancery. In addition, the parties agreed that the $3 million deposited in trust in connection with certain extensions to the amended merger agreement would be disbursed, $2 million to us and $1 million plus accrued interest to BTP.
In early March 2008, Buyer A, a group of former entertainment industry executives, approached our board of directors and orally indicated its interest in acquiring 100% of our common stock in exchange for a yet-to-be determined cash price.
At a meeting of our board of directors on March 10, 2008, the board discussed the oral indication of interest from Buyer A, including the required conditions that Buyer A would have to satisfy before the board would engage in any further discussions regarding a potential transaction or permit Buyer A to conduct diligence.

Subsequent to the March 10 board meeting, several members of our board of directors informed a representative of Buyer A that prior to executing a non-disclosure agreement with us, Buyer A would have to submit a written indication of interest stating its proposed purchase price, the identity of its principals, and the sources and types of the financing it contemplated using in connection with a potential transaction.
On March 25, 2008, we received a letter of intent from Buyer A setting forth its interest in acquiring all of our shares of common stock at a price of up to $3.00 per share in cash. Buyer A’s offer included numerous conditions, including a satisfactory due diligence review and approval of the potential transaction by Buyer A’s financing sources and their agreement to provide the requisite financing to complete the potential transaction. In addition, the letter of intent prohibited us, subject to compliance with our board’s fiduciary duties, from soliciting or initiating negotiations with any third party regarding an alternative transaction or furnishing to any person any material non-public information in contemplation of such an alternate transaction. The letter of intent also provided for the payment of a break-up fee to Buyer A under certain circumstances.
On April 2, 2008, several members of our board of directors asked Buyer A’s counsel to clarify the structure and certain terms of the proposed transaction contained in the letter of intent, as well as the sources and types of financing, and Buyer A’s counsel provided such clarification. During April and early May, the board of directors negotiated a non-disclosure agreement with Buyer A, but were unable to reach mutually satisfactory terms and conditions for such a non-disclosure agreement.
On May 5, 2008, at a meeting of our board of directors, the board again discussed and further clarified in detail the parameters and process any party interested in acquiring the Company would have to follow. The board determined that an interested party would need to review our public filings and submit an indication of interest based on such public information. Upon reviewing any such indication of interest, if the board determined, among other things, that the purchase price offered was adequate, the party submitting the proposal was credible and qualified, and such party had the financing available from bona fide sources of financing, then the board would provide a standard non-disclosure agreement. Upon execution of the non-disclosure agreement, our board would authorize management to provide the interested party, for a reasonable time period, access to a data room containing our nonpublic, confidential information for the purpose of conducting due diligence to confirm the assumptions underlying the proposal contained in the indication of interest.
On May 8, 2008, one member of our board of directors had a further conversation with Buyer A’s counsel reiterating the board’s process for any party interested in a potential transaction with us.
On May 12, 2008, in response to an additional request by Buyer A to conduct due diligence on us in connection with a potential transaction, Manatt, Phelps & Phillips, the Company’s special outside counsel, at the request and on behalf of the board of directors, sent a letter to counsel for Buyer A setting forth in detail the parameters and process by which the board would review and consider a proposal to acquire the Company, as well as negotiate and execute a nondisclosure agreement.
Also on May 12, 2008, one of our board members received a call from a representative of Buyer B, a partnership between a private equity firm and an entertainment company that had participated in the home video and music segments of the media industry. During the conversation, Buyer B’s representative informed our board member that an offer from Buyer B would be forthcoming shortly.
On May 20, 2008, we received an indication of interest from Buyer B setting forth its interest in acquiring all of our shares of common stock at a preliminary valuation range of $2.00-$2.60 per share in cash, subject to the completion and satisfactory results of a detailed due diligence review. Buyer B indicated that the valuation range was based on its preliminary review of our publicly available information and that financing would be provided through a combination of equity from Buyer B, as well as debt financing from third party lenders.

On May 22, 2008, our board of directors met to discuss and evaluate Buyer B’s proposal. Members of the board noted that the price range offered by Buyer B was below the price that the board would find acceptable for our stockholders based upon its good faith determination of value. The board also discussed the financing letter that accompanied Buyer B’s proposal. Following further discussion, the board decided to inform Buyer B that the price offered was not acceptable and to request additional information from Buyer B regarding its financing.
On May 24, 2008, one of the members of our board of directors sent an email to a principal of Buyer B informing Buyer B that the board was prepared to have Buyer B sign a non-disclosure agreement for the purpose of allowing Buyer B and its representatives to conduct a comprehensive due diligence review if Buyer B revised its indication of interest to increase its valuation range, to clarify the percentage of the aggregate purchase price that would be funded by equity and the percentage to be funded by debt, to indicate the identity of the proposed lenders, and to include a non-binding letter from the lenders indicating their willingness to provide financing in connection with the proposed transaction.
On June 17, 2008, we received a letter from Buyer B responding to our May 24 email and clarifying its May 20 indication of interest. In the June 17 letter, Buyer B reconfirmed its preliminary valuation range of $2.00 to $2.60 per share and indicated that the range was based on the projected modest positive cash flow in our fiscal year beginning April 1, 2009. Buyer B also indicated a willingness to adjust its valuation range if, after discussions with our management and completion of due diligence, it found that our future operating performance would significantly improve results over the next two to three years. However, Buyer B stated that it was not prepared to provide an upward valuation at that time given its lack of visibility into our business plans. The June 17 letter also identified Buyer B’s lender and included a letter of interest from the lender.
On June 18, 2008, our board of directors met to discuss Buyer B’s preliminary indication of interest and request for a non-disclosure agreement. After that discussion, the board authorized the preparation and execution of a non-disclosure agreement with Buyer B and authorized management to provide due diligence materials to Buyer B upon the execution of the agreement. On June 25, 2008, we executed a non-disclosure agreement with Buyer B and provided Buyer B with access to our data room.
On July 8, 2008, our board of directors received a letter of intent from Buyer A reiterating its interest in acquiring all of our shares of common stock at a price of up to $3.00 per share in cash. Buyer A’s offer continued to include many conditions, including a satisfactory due diligence review and approval of the potential transaction by Buyer A’s financing sources and their agreement to provide the requisite financing to complete the potential transaction. In addition, the letter of intent purported to grant Buyer A with a right of first refusal if we publicly announced, negotiated or entered into a letter of intent with respect to an alternative transaction. Notwithstanding the fact that our board determined that several of the terms of the letter of intent were unacceptable, the board concluded that if a satisfactory non-disclosure agreement could be executed, Buyer A would be granted access to the data room.
On or around July 10, 2008, at the request of our board of directors, Manatt sent a proposed non-disclosure agreement to Buyer A’s counsel, which was identical the agreement executed by Buyer B. The board communicated to Buyer A’s counsel its willingness to have Buyer A conduct due diligence on the Company in connection with a potential transaction. However, the board also indicated that it was not willing to accept changes to the proposed non-disclosure agreement that varied in a material way from the Buyer B non-disclosure agreement.

From mid-July 2008 until September 2008, Manatt and Buyer A’s counsel negotiated the non-disclosure agreement, but the parties were unable to reach an agreement on certain provisions, including a standstill provision, a prohibition on Buyer A discussing with a third party an equity participation in any potential transaction without the consent of the board, and a prohibition on Buyer A contacting any of our stockholders in connection with any potential transaction.
Throughout the negotiations with Buyer A regarding the non-disclosure agreement, our board of directors reiterated both its enthusiasm and eagerness to have Buyer A conduct due diligence, as well as the fact that the non-disclosure agreement would have to be substantially similar to the one executed by Buyer B. The board also continually stressed the importance of Buyer A commencing its diligence review in light of the fact that other interested parties had indicated to the board that its respective diligence review was near completion. On or around September 12, 2008, after successfully reaching agreement on all outstanding issues, a non-disclosure agreement was executed with Buyer A and Buyer A was provided access to the data room.
On July 22, 2008, our board of directors received a letter from Q-Black, LLC containing an indication of interest to acquire 100% of our common stock for $3.00 per share in cash. The indication of interest was subject to the satisfactory results of due diligence. The Company had recently acquired the U.S. distribution rights of “The Chosen One,” a feature film produced and financed by Joe Bretz, one of the principals of Q-Black. Prior to the July 22 letter, on several occasions Mr. Bretz had orally expressed to our executive management his interest in a potential transaction with us and our executive management had directed him to contact our board and submit a written indication of interest.
On July 23, 2008, after discussing the fact that Q-Black had expressed interest in acquiring the Company, our board of directors instructed Manatt to circulate to Q-Black a non-disclosure agreement consistent with the agreement executed by Buyer B. On July 24, 2008, a non-disclosure agreement was executed with Q-Black and Q-Black was provided access to the data room.
On July 29, 2008, in response to a request from our board of directors, Q-Black delivered a revised indication of interest clarifying that Q-Black would assume or repay all of our outstanding debt.
At a meeting of our board of directors held on July 30, 2008, our executive management updated the board on the due diligence efforts of both Q-Black and Buyer B. On August 22, 2008, at the request of the board of directors, Manatt circulated an initial draft of the merger agreement to Q-Black and its counsel.
At a meeting of our board of directors held on August 27, 2008, our executive management discussed with the board the status of discussions with Q-Black and Buyer B regarding a potential sale of the Company.
On September 11, 2008, Manatt provided our board of directors with an update as to the status of each of the three interested parties, including that Q-Black’s counsel would be sending comments to the merger agreement within the next day or so.
On September 15, 2008, Manatt received additional comments on the merger agreement from Q-Black and its counsel.
On September 17, 2008, Manatt again provided to the board of directors an update as to status of each of three interested parties. Manatt informed the Board that comments to the draft merger agreement had been received from Q-Black and its counsel, a draft merger agreement had been sent to Buyer B, and Buyer A had commenced due diligence.

On September, 19, 2008, at the request of the board of directors, Manatt informed Buyer B that prior to the board reviewing and considering its comments to the merger agreement, Buyer B would have to provide a definitive and firm offer of price. On September 22, 2008, Manatt sent Q-Black and its counsel a revised draft of the merger agreement.
On September 29, 2008, our board of directors convened a meeting to discuss the status of the discussions with the parties interested in acquiring the Company. Manatt informed the board that it had received comments to the draft merger agreement from Q-Black’s counsel and had responded by circulating a revised draft merger agreement and that Buyer B had received the same draft merger agreement but had yet to provide any comments. Manatt also reported to the board that Buyer A had completed its initial due diligence review and had requested follow-up information.
On October 15, 2008, Q-Black conveyed certain modifications to the terms of the merger, including a reduced purchase price of $2.62 per share. Q-Black indicated that the decrease in the purchase price was a result of its concern about the recent decrease in the market price of our common stock.
On October 16, 2008, our board of directors held a meeting to discuss the modifications proposed by Q-Black and the potential engagement of Raymond James to provide a fairness opinion in connection with a transaction. After a lengthy discussion, the board determined that $2.65 per share was the minimum purchase price that the board would accept in connection with any transaction, and authorized the hiring of Raymond James. Following this board meeting, representatives of our board communicated this minimum purchase price to Q-Black, and Q-Black indicated that it would increase its purchase price to $2.65 per share.
On October 17, 2008, the board of directors engaged Raymond James to provide an opinion with respect to the fairness, from a financial point of view, of the consideration to be received by our stockholders in any potential transaction. Raymond James had also provided a fairness opinion in connection with the initial merger agreement with BTP.
On October 23, 2008, Manatt provided our board of directors with a written update on the status of negotiations with Q-Black.
On October 28, 2008, Manatt and counsel for Q-Black discussed the various open issues remaining in the merger agreement. On October 30, 2008, Manatt sent Q-Black a revised draft of the merger agreement. Between October 30, 2008 and November 17, 2008, the parties negotiated the outstanding items in the merger agreement and the other ancillary merger documents, including the terms of the $500,000 deposit and $1.3 million deposit to be held in a trust account on behalf of the Company as security for any payment by Q-Black of the $1.8 million business interruption fee required under the merger agreement.
On November 8, 2008, our board of directors received an equity commitment letter executed by Q-Black. The letter confirmed that Q-Black agreed to provide equity in an amount equal to the aggregate merger consideration. Also on November 8, we communicated to Q-Black that other interested parties were in the process of conducting due diligence on us in connection with a potential transaction and that other interested parties may exceed the $2.65 purchase price agreed to by Q-Black.
On November 9, 2008, in response to the November 8 communication, Q-Black informed us that it had unilaterally increased its offer to $2.75 per share.

On November 12, 2008, one of the members of our board of directors informed Buyer B that the Company was in final negotiations with another interested party at a purchase price higher than that offered by Buyer B and that if it was still interested in purchasing the Company, an increased offer would have to be submitted quickly. Buyer B did not subsequently respond with a higher offer.
On November 14, 2008, one of the members of our board of directors contacted counsel for Buyer A, which had by then indicated that any purchase price it might offer would be in a range below the price offered by Q-Black. The board members informed Buyer A’s counsel that the Company was close to announcing a transaction and advised Buyer A’s counsel of an approximate range to which Buyer A would have to increase its offer. Buyer A indicated that it could not match the purchase price offered by Q-Black.
On November 17, 2008, our board of directors held a meeting to consider whether to approve the acquisition of our company by Q-Black. At the meeting, Manatt reviewed the legal aspects of the merger, the terms and provisions of the merger agreement, and the board of directors’ legal and fiduciary duties in connection with an extraordinary transaction such as the proposed merger.
Raymond James then reviewed with our board of directors Raymond James’ financial analysis of the $2.75 per share merger consideration and rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated November 17, 2008, to the effect that, as of that date and based upon and subject to the assumptions, factors and qualifications set forth in its opinion, the $2.75 per share merger consideration payable to holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.
Following additional discussion and deliberation, subject to the receipt of the initial deposit of $500,000 in a trust account, our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and unanimously resolved to recommend that our stockholders vote in favor of adoption of the merger agreement.
Accordingly, on November 20, 2008, after the closing of trading on NASDAQ, the Company and Nyx, an affiliate of Q-Black executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.
Recommendation of Our Board of Directors; Reasons for the Merger
After careful consideration, our board of directors unanimously:
•	determined that the merger agreement and the transactions contemplated thereby (including the merger) are fair to and in the best interests of Image and its stockholders;
•	approved, authorized, adopted and declared the advisability of the merger agreement and the transactions contemplated thereby (including the merger);
•	approved Nyx’s and the stockholders party thereto entering into the voting agreements, including for purposes of Section 203 of the DGCL;
•	approved an amendment to our stockholder rights plan to render it inapplicable to the execution, delivery and performance of the merger agreement and the voting agreements;
•	directed that the merger agreement be submitted for consideration by our stockholders; and
•	recommended that our stockholders vote FOR adoption of the merger agreement.

The board of directors’ recommendation that Image’s stockholders adopt the merger agreement is based primarily on the value of the cash consideration payable to our stockholders pursuant to the merger.
In the course of evaluating the terms of the merger pursuant to the merger agreement, our board of directors consulted with management and our legal and financial advisors and, in reaching its decision, considered the following material factors, each of which it believed supported its approval of the merger agreement:
•
the strategic possible alternatives to the sale of Image, including continuing to operate on a stand-alone basis at a time when the industry in which it operates is under significant, long-term competitive pressures;

•
the risks associated with such strategic alternatives (including the risk associated with our ability to meet our projections for the future results of our operations), compared with the opportunity for our stockholders to realize in cash a fair value as contemplated by the merger agreement;

•	the board’s belief that the aggregate cash consideration under the merger agreement represents a fair price for 100% of the shares of our common stock;
•	general industry, economic and market conditions, both on an historical and on a prospective basis;
•
the fact that following the provision of due diligence to, and discussions with, certain other likely purchasers, none of such persons gave us any significant expression of interest or submitted any proposal with respect to a strategic transaction at a price comparable to or higher than the Nyx merger price;

•	the current and historical market prices of our common stock, including the market price of our common stock relative to those of other industry participants and general market indices;
•	the board’s belief that our shares were unlikely to trade at prices substantially above their then current level for some substantial period;
•
the opportunity for our stockholders to realize substantial value and liquidity based on the receipt of $2.75 in cash for each share of our common stock they hold immediately prior to the merger, representing a 299% premium over the closing market price of our common stock of $0.69 on November 20, 2008, and a 267% premium to the 30-day average closing market price of our common stock of $0.75 ended November 20, 2008;

•
the opinion of Raymond James, including its financial presentation, dated November 17, 2008, to the Image board of directors that the $2.75 per share merger consideration to be received by our stockholders pursuant to the merger agreement is fair, from a financial point of view, to such stockholders (see “Opinion of Raymond James & Associates, Inc.”);

•
the financial and other terms and conditions of the merger agreement as reviewed by our board of directors (see “The Merger Agreement” beginning on page 59) and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between the parties;

•
the fact that the merger consideration is entirely in cash, which allows our stockholders to immediately realize a fair value, in cash, for their investment and provides our stockholders certainty of value for their shares;

•	the board’s belief that we obtained the highest price per share that Nyx was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;
•
the board’s understanding of the current state of the capital markets, the terms of Nyx’s financing commitment and the likelihood that Nyx could successfully obtain the financing required to fully fund the payment of the merger consideration, and the board’s understanding of the proposed equity financing arrangements for the merger;

•
the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement, prior to the adoption of the merger agreement by our stockholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal,” upon the payment to Nyx of a termination fee of $1.8 million (see “The Merger Agreement—Termination” and “The Merger Agreement— Termination Fee; Parent Expenses Fee; Business Interruption Fee”);

•
the fact that the aggregate termination fee and any expense reimbursement we might have to pay under the merger agreement represents approximately 4% of the total equity value of the transaction, which is within the customary percentage range of such payments for transactions such as the merger (see “The Merger Agreement—Termination Fee; Parent Expenses Fee; Business Interruption Fee”);

•
the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Appraisal Rights” and Annex D);

•
the commitments made by Nyx to maintain compensation and welfare benefits for those employees who remain employed with the surviving company that are, in the aggregate, no less favorable than those provided immediately prior to the merger for certain periods from the effective time, which will encourage our employees to remain with us between signing of the merger agreement and the effective time of the merger, ensure a smooth transition and maintain Image as an active and on-going business for its stockholders in the event the merger is not consummated;

•
the fact that if we terminate the merger agreement in certain circumstances, including due to Nyx’s breach or failure to perform of certain covenants contained in the merger agreement, which breach is not cured within 30 days of Image giving notice of the breach to Nyx, Nyx would be required to pay us a $1.8 million business interruption fee;

•
the fact that Nyx has deposited $500,000, and has agreed to deposit a further $1.3 million, with our counsel to be held in trust for the purpose of securing the payment of any business interruption fee payable by Nyx pursuant to the merger agreement, and that the payment of such $1.3 million deposit is also further guaranteed by Q-Black;

•	the likelihood that the merger will be consummated in light of the limited conditions to Nyx’s obligations to complete the merger and the likelihood of obtaining any regulatory approvals; and
•	the fact that the merger is not subject to a financing condition.
Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:
•
the risk that the merger may not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the equity commitment letter is not obtained;

•
the fact that we will no longer exist as an independent publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in value of our company;

•
the possibility that, although the merger provides our stockholders the opportunity to realize a premium over the price at which our common stock traded immediately prior to the public announcement of the merger, the price of our common stock might have increased in the future to a price greater than $2,75;

•	the fact that the cash consideration will be taxable to our stockholders for U.S. federal income tax purposes;
•
the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, the legal costs incurred in connection with the merger and the possibility of a business interruption fee;

•
the fact that Image entered into the merger agreement with newly formed entities with essentially no assets, and that Image’s remedy in connection with a breach of the merger agreement by Nyx or TCG is limited to a business interruption fee of $1.8 million (except in the case of fraud or a knowing and intentional breach);

•
the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations or Nyx’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the interests of our executive officers and directors in the merger (see “Interests of Certain of Our Directors and Officers”); and
•
the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us, and the requirement that we pay Nyx a termination fee of $1.8 million in order for the board of directors to accept a superior proposal.

The foregoing discussion summarizes the material factors considered by our board of directors in evaluating the merger. After considering these factors, as well as others, the board of directors concluded that the positive factors supporting approval of the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to different factors.
Opinion of Raymond James & Associates, Inc.
Image retained Raymond James as financial advisor on October 17, 2008 for the limited purpose of providing the board of directors with Raymond James’ opinion as to the fairness, from a financial point of view, to the holders of Image’s outstanding common stock of the consideration to be received by such holders pursuant and subject to the terms of the merger agreement.
At the November 17, 2008 meeting of the Image board of directors, Raymond James gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the consideration to be received by the holders of Image’s outstanding common stock pursuant and subject to the terms of the merger agreement was fair, from a financial point of view, to such holders.
The full text of the written opinion of Raymond James, dated November 17, 2008, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as Annex C to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such opinion.
Holders of Image’s common stock are urged to read this opinion in its entirety. Raymond James’ opinion, which is addressed to the Image board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by holders of Image’s common stock in connection with the proposed merger. Raymond James’ opinion does not constitute a recommendation to any holder of Image’s common stock as to how such stockholder should vote at the special meeting of Image stockholders and does not address any other aspect of the proposed merger or any related transaction.
In connection with rendering its opinion, Raymond James, among other things:
•	reviewed the financial terms and conditions of the merger as stated in the merger agreement;
•	reviewed Image’s annual report to stockholders filed on Form 10-K for the three fiscal years ended March 31, 2008;
•	reviewed Image’s quarterly reports filed on Form 10-Q for the three fiscal quarters ended December 31, 2007, June 30, 2008 and September 30, 2008;
•	reviewed other Image financial and operating information requested from and/or provided by Image;
•	reviewed certain other publicly available information on Image;

•	discussed with members of senior management of Image certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry;
•	reviewed and discussed with senior management of Image the historical and anticipated future financial performance of Image, including the review of forecasts prepared by senior management of Image;
•	reviewed the historical price and trading activity for the shares of Image’s common stock;
•	compared financial and stock market information for Image with similar information for comparable companies with publicly traded equity securities;
•	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses comparable to those of Image; and
•	performed such other financial analyses and studies, and considered such other factors, as Raymond James considered appropriate.
In connection with its review, Raymond James assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to Raymond James by Image or any other party, and did not undertake any duty or responsibility to verify independently any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Image. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.
In rendering its opinion, Raymond James assumed that the merger would be consummated on the terms described in the merger agreement. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without being waived. Raymond James also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which Image is a party, as contemplated by the merger agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on Image. In its financial analyses, Raymond James assumed the consideration had a cash value of $2.75 per share of common stock. Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger agreement, or the availability or advisability of any alternatives to the merger. In the capacity of rendering the opinion, Raymond James reviewed the terms of the merger agreement, but offered no judgment as to the negotiations resulting in such terms.
In conducting its investigation and analyses and in arriving at its opinion, Raymond James took into account such accepted financial and investment banking procedures and considerations as it deemed relevant, including the review of: (i) historical and projected revenues, operating earnings, net income and capitalization of Image and certain other publicly held companies in businesses Raymond James believed to be comparable to Image; (ii) the current and projected financial position and results of operations of Image; (iii) the historical market prices and trading activity of the common stock of Image; (iv) financial and operating information concerning selected business combinations which Raymond James deemed comparable in whole or in part; and (v) the general condition of the securities markets.

The following summarizes the material financial analyses presented by Raymond James to the Image board of directors at its meeting on November 17, 2008, which material was considered by Raymond James in rendering the opinion described below. No company or transaction used in the analyses described below is directly comparable to Image or the proposed merger.
Trading Analysis. Raymond James analyzed historical closing prices of Image and compared them to the value of the proposed merger consideration. The results of this analysis are summarized below:

		Implied
	Price Per	Premium
	Share	(Discount)
Consideration value	$2.75	—
Image closing stock price as of 11/13/08	0.75	266.7%
52-week high Image stock price (11/14/07)	4.40	(37.5)%
52-week low Image stock price (10/10/08)	0.64	329.7%
Comparable Company Analysis. Raymond James analyzed the relative valuation multiples of five (5) publicly-traded entertainment distribution companies, including:
•	Lions Gate Entertainment Corp.
•	Navarre Corporation
•	Peace Arch Entertainment Group, Inc.
•	Rentrak Corporation
•	Source Interlink Companies, Inc.
Raymond James calculated various financial multiples for each company, including (i) enterprise value (market value plus debt, less cash) compared to both estimated revenue and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for the calendar years ending December 31, 2008 and 2009, referred to as CY08E and CY09E, and (ii) equity value per share compared to estimated earnings per share for the selected companies for CY08E and CY09E. Raymond James utilized published Wall Street estimates for all CY08E and CY09E figures for the selected companies. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’ request and may or may not prove to be accurate. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Image implied by the consideration. The results of the selected public companies analysis are summarized below:

	Enterprise Value /		Enterprise Value /		Equity Value /
	Revenue		EBITDA		Net Income
	CY08E	CY09E	CY08E	CY09E	CY08E	CY09E
Minimum	0.10x	0.10x	2.5x	2.2x	3.3x	1.5x
Mean	0.60x	0.56x	9.6x	8.3x	3.3x	12.2x
Median	0.71x	0.66x	12.3x	7.5x	3.3x	10.2x
Maximum	0.88x	0.82x	13.9x	16.2x	3.3x	26.6x

Consideration	0.74x	0.63x	NM	12.0x	NM	17.4x

Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples for each of the metrics to Image’s projected financial results and determined the implied equity price per share of Image common stock and then compared those implied equity values per share to the merger consideration of $2.75 per share. EBITDA and net income were adjusted to exclude one-time and non-recurring charges based on guidance from Image management. The results of this are summarized below:

	Enterprise Value /		Enterprise Value /		Equity Value /
	Revenue		EBITDA		Net Income
	CY08E	CY09E	CY08E	CY09E	CY08E	CY09E
Minimum	$0.00	$0.00	$0.00	$0.00	$0.00	$0.24
Mean	1.96	2.27	0.00	1.50	0.00	1.88
Median	2.59	2.92	0.00	1.20	0.00	1.58
Maximum	3.51	3.98	0.00	4.21	0.00	4.12

Consideration	$2.75	$2.75	$2.75	$2.75	$2.75	$2.75
In certain instances the implied equity price per share of Image common stock was negative. For those calculations where the implied value was negative, Raymond James has denoted this as “$0.00” in the table above as the market value per share of Image’s common stock can not fall below $0.00 per share.
Precedent Transaction Analysis. Raymond James analyzed publicly available information relating to selected acquisitions of media distribution companies and prepared a summary of the relative valuation multiples paid in these transactions. The selected transactions used in the analysis included:

	Target	Acquiror

•	DIC Entertainment Holdings, Inc.	Cookie Jar Entertainment, Inc.
•	RCV Entertainment B.V.	Entertainment One, Ltd.
•	Primedia Enthusiast Media, Inc.	Source Interlink Companies, Inc.
•	Contender Entertainment Group	Entertainment One Income Fund
•	Magna Pacific Holdings, Ltd.	Destra Corporation, Ltd.
•	Entertainment One Income Fund	Marwyn Investment Management, LLP
•	Allumination FilmWorks / UAV Corp Assets	ContentFilm PLC
•	Baker & Taylor, Inc.	Castle Harlan, Inc.
•	Ventura Entertainment Enterprises	First Look Studios, Inc.

	Target	Acquiror

•	Crave Entertainment Group	Handleman Company
•	Redbus Film Distribution Limited	Lions Gate Entertainment Corp.
•	Home Vision Entertainment (Public Media)	Image Entertainment, Inc.
•	The Koch Entertainment Group of Companies, LLC	Entertainment One Income Fund
•	FUNimation Productions, Ltd.	Navarre Corporation
•	Alliance Entertainment Corp.	Source Interlink Companies, Inc.
•	Anchor Bay Entertainment Corp.	IDT Entertainment, Inc.
•	Integrity Media, Inc.	Investor Group
•	BCI Eclipse, LLC	Navarre Corporation
•	Artisan Entertainment, Inc.	Lions Gate Entertainment Corp.
Raymond James examined valuation multiples of transaction enterprise value compared to the target companies’ revenue and EBITDA, in each case for twelve months ended prior to announcement of the transaction, where such information was publicly available. Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Image implied by the consideration. Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples to Image’s estimated CY08E revenue and EBITDA to determine the implied equity price per share and then compared those implied equity values per share to the consideration of $2.75 per share. EBITDA was adjusted to exclude one-time and non-recurring charges based on guidance from Image management. The results of the selected transactions analysis are summarized below:

	Enterprise Value
	Last Twelve Months	Implied Equity Price
	Revenue	Per Share

Minimum	0.19x	$0.00
Mean	0.91x	3.70
Median	0.67x	2.35
Maximum	2.24x	11.06

Consideration	0.74x	$2.75

	Enterprise Value
	Last Twelve Months	Implied Equity Price
	EBITDA	Per Share

Minimum	2.2x	$0.00
Mean	6.9x	0.00
Median	6.6x	0.00
Maximum	14.2x	0.00

Consideration	NM	$2.75
In certain instances the implied equity price per share of Image common stock was negative. For those calculations where the implied value was negative, Raymond James has denoted this as “$0.00” in the tables above as the market value per share of Image’s common stock can not fall below $0.00 per share.

Premiums Paid Analysis. Raymond James analyzed the stock price premiums paid in 52 recent merger and acquisition transactions completed in 2008 with enterprise values between $50 million and $250 million. Raymond James measured each transaction price per share relative to each target’s closing price per share one day, one week and four weeks prior to announcement of the transaction. Raymond James compared the minimum, mean, median and maximum premiums paid from this set of transactions to the consideration expressed as a premium relative to the closing stock price of Image one day, one week and four weeks prior. The results of the transaction premium analysis are summarized below:

	Implied Premium (Discount)
	1-day	1-week	4-week
Minimum	(2.4)%	(7.3)%	(25.8)%
Mean	41.5%	37.8%	46.3%
Median	34.9%	34.2%	38.8%
Maximum	147.2%	95.2%	170.5%

Consideration	$2.75	$2.75	$2.75
Image closing stock price per share	$0.75	$0.72	$0.80
Implied Transaction premium	266.7%	281.9%	243.8%
Furthermore, Raymond James applied the minimum, mean, median and maximum premiums for each of the metrics to Image‘s actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $2.75 per share. The results of this are summarized below:

	Implied Equity Price Per Share
	1-day	1-week	4-week
Minimum	$0.73	$0.67	$0.59
Mean	1.06	0.99	1.17
Median	1.01	0.97	1.11
Maximum	1.85	1.41	2.16

Consideration	$2.75	$2.75	$2.75
Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of Image’s projected free cash flows for the years ending March 31, 2009 through 2012 on a standalone basis. Raymond James used unleveraged free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less investment in working capital.
The discounted cash flow analysis was based on projections of the financial performance of Image that represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, Raymond James used fiscal year 2012 as the final year for the analysis and applied multiples, ranging from 6.0x to 8.0x, to fiscal 2012 EBITDA in order to derive a range of terminal values for Image in 2012.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 13.0% to 15.0%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing Image’s business plan. The resulting range of present enterprise values was adjusted by Image’s current capitalization and divided by the number of diluted shares outstanding in order to arrive at a range of present values per share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the consideration of $2.75 per share. The results of the discounted cash flow analysis are summarized below:

Equity Value/
Per Share
Minimum	$1.58
Maximum	2.38
Consideration	$2.75
Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be Raymond James’ view of the actual value of Image.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Image. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Image board of directors and were prepared solely as part of Raymond James’ analysis of the fairness, from a financial point of view, to the holders of Image common stock of the consideration to be received by such holders in connection with the proposed merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into consideration by the Image board of directors in making its determination to approve the merger. Consequently, the analyses described above should not be viewed as determinative of the Image board of directors’ or Image management’s opinion with respect to the value of Image. Image placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.
Raymond James’ opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on November 13, 2008, and any material change in such circumstances and conditions may affect Raymond James’ opinion, but Raymond James does not have any obligation to update, revise or reaffirm that opinion.
For services rendered in connection with the delivery of its opinion, Image paid Raymond James a customary investment banking fee upon delivery of its opinion. Image also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement. In the past, Raymond James has performed investment banking services for Image for transactions unrelated to the proposed merger for which it has received customary fees.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Image for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Projected Financial Information of the Company
We do not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition (see the discussion regarding forward-looking statements based on estimates and assumptions under the heading “Cautionary Statements Regarding Forward-Looking Information” beginning on page 1 of this proxy statement). However, we have set forth below a summary of the financial projections as of November 11, 2008 prepared by our senior management referenced in this proxy statement, as this information was made available to the board of directors, Raymond James and Nyx and its respective financing sources prior to execution and delivery of the merger agreement on November 20, 2008. This information was not prepared with a view towards public disclosure.
This information was also not prepared with a view to complying with the published guidelines of the SEC regarding forecasts, and our management did not prepare the information in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Neither our independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. The financial projections as of November 11, 2008, which were provided to Raymond James and to Nyx, included the following estimates of our future financial performance:

Image Entertainment, Inc.
Statements of Earnings
Projections — Fiscal 2009 through 2012 (1)
(November 11, 2008)

	Projected for the Years Ending March 31,
(In thousands)	2009	2010	2011	2012
NET REVENUES	$134,665	$151,015	$161,325	$169,495

OPERATING COSTS AND EXPENSES:
Cost of sales	101,714	111,664	118,993	125,108
Selling expenses	15,830	15,765	16,407	16,978
General and administrative expenses	15,380	16,231	16,876	17,748
	132,924	143,660	152,276	159,834
EARNINGS FROM OPERATIONS	1,741	7,355	9,049	9,661

OTHER EXPENSES (INCOME):
Interest expense, net	3,401	2,266	1,012	472
Other income	(3,343)	(1,667)	—	—
	58	599	1,012	472
EARNINGS BEFORE INCOME TAXES	1,683	6,756	8,037	9,189

INCOME TAX EXPENSE	90	203	241	390

NET EARNINGS	$1,593	$6,553	$7,796	$8,799

(1)	The information contained in this table does give effect to the merger or the financing of the merger and provides only a summary example of certain estimates provided by management.
The principal assumptions of our management in preparing the projected financial information described above included:
•	assumed projected revenue growth from:
•	the use of new exclusive content providers and our continued exploitation of previously released exclusive content;
•	digital delivery of our exclusive content to a growing base of retail customers and increasing customer acceptance;
•	an increased focus on higher profile feature film content for DVD, broadcast and digital distribution;
•	a supply of significant content from The Criterion Collection from their new agreements with major motion picture suppliers;
•	addition of new entertainment non feature film brands; and
•	our distribution of exclusive content on Blu-ray disc;

•	assumed operating expense reduction from management’s initiatives to reduce operating costs;
•	assumed operating expense increases from:
•	annual executive bonuses; and
•	expenses related to a proposed merger that was terminated in 2008 (with respect to fiscal year 2009 only); and
•	assumed increases in other income from:
•	income pursuant to a settlement agreement and mutual release relating to a terminated merger agreement and distribution agreement; and
•	income pursuant to an agreement with a content supplier.
Although the above-described projected financial information was prepared in good faith by our management, no assurance can be made regarding future events and, accordingly, such information cannot be considered necessarily predictive of actual future operating results and should not be relied on as such. In the view of our management, the information in this table was prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and reflected, to the best knowledge and belief of our management, our expected course of action and our expected future financial performance. However, these projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors related to general economic, regulatory, and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. In addition, as discussed above, this information is subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. In light of those facts, this information is neither fact nor any guarantee of future performance and should not be relied upon as being necessarily indicative of actual future results, and you are cautioned not to place undue reliance on this information.
We have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information described above to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we have not updated or otherwise revised, and do not intend to update or otherwise revise, the projected financial information to reflect changes in general economic or industry conditions or the existence or occurrence of any circumstances or events subsequent to the preparation of such projected financial information. These projections are by their nature forward-looking information, and you should read the section entitled “Cautionary Statements Regarding Forward-Looking Information” beginning on page 1 of this proxy statement for additional information regarding the risks of unduly relying on such information.

Certain Effects of the Merger
If the merger agreement is approved by our stockholders and the other conditions to closing are satisfied, TCG will be merged with and into Image with Image being the surviving corporation. If the merger is completed, you will be entitled to receive $2.75 per share in cash, without interest, for each share of our common stock that you own at the time of the merger.
In the event that the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock.
In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties and capitalization, among other things, and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason there can be no assurance that any other transaction acceptable to us will be offered, or that our business, prospects or results of operations will not be adversely impacted.
Interests of Certain of Our Directors and Officers
In considering the recommendation of our board of directors to vote for the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, during its deliberations of the merits of the merger agreement and in determining to recommend to our stockholders that they vote to adopt the merger agreement and the other proposals to be brought before the special meeting.
Beneficial Ownership of Directors and Executive Officers
As of the close of business on •, 2009, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately •% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.
Treatment of Outstanding Options
As of the date hereof, our directors and executive officers hold vested and unvested options to purchase approximately 1,527,500 shares of our common stock, of which options to purchase 548,000 shares of our common stock had an exercise price lower than the anticipated per share cash consideration for which compensation will be received. At the effective time of the merger, each option to purchase common stock outstanding immediately prior to the effective time will be cancelled and will be entitled to receive for such cancellation, consideration equal to an amount in cash, without interest, equal to the product obtained by multiplying the total number of shares of our common stock issuable upon the exercise in full of the option, by the excess, if any, of the per share cash consideration paid to the holders of our common stock (i.e. $2.75 per share) over the exercise price per share of common stock under such option.

The following table summarizes, as of the date hereof, for each of our directors and executive officers, assuming cash consideration in the merger of $2.75 per share, which represents the highest potential cash consideration payable to our stockholders under the merger agreement:
•	the number of stock options held by such persons; and
•	the aggregate cash payments that will be made in respect of such stock options upon consummation of the merger.

	Options
		Cash
Name	Number(1)	Payment(2)
Directors
Ira Epstein	20,000	$26,450
Gary Haber	10,000	$16,100
M. Trevenen Huxley	10,000	$16,100
Robert McCloskey	10,000	$16,100
David Coriat(3)	10,000	$16,100
Martin W. Greenwald	144,500	$148,740

Executive Officers
David Borshell	144,250	$173,490
Jeff M. Framer	114,250	$137,690
Derek Eiberg	45,000	$55,710
Bill Bromiley	40,000	$64,400

(1)
Certain of the above officers and directors held options whose exercise price exceeded the merger consideration. Because such officer or director will not receive consideration for the shares subject to such options, they have been excluded from this table.

(2)
Illustrates the economic value of the options with exercise prices lower than $2.75 (which represents the highest potential cash consideration payable to our stockholders under the merger agreement) that will be cashed out in connection with the merger. Such amount is calculated for each individual by multiplying the number of shares underlying eligible options by the difference, if any, between $2.75 and the exercise price of each option.

(3)
Mr. Coriat is an officer of Slaight Communications, Inc. Slaight Communications, Inc. owns 1,542,283 shares of Image common stock and will receive $4,241,278.25 in cash for all of its shares of Image stock. As discussed above, Slaight Communications, Inc. has signed a voting agreement with Nyx as a stockholder of Image whereby Slaight Communications, Inc. has agreed to vote its shares in support of the merger agreement, subject to certain conditions.

Employment Agreements: Change in Control Provisions
In accordance with the terms of their employment agreements, as amended, certain of our executive officers may be entitled to severance payments and continued benefits that will be triggered if their employment is terminated under certain circumstances following a change in control.
On April 1, 2008, Image entered into an employment agreement with its President, David Borshell, providing for a term ending March 31, 2009. The term of the employment agreement was extended through June 29, 2009, by a letter agreement from the board of directors dated December 22. The letter agreement also extended the date by which Image must notify Mr. Borshell of any extension of the term of the employment agreement to March 31, 2009. During the term of the agreement, Mr. Borshell has the right to terminate his employment for “good reason” upon the occurrence of certain events which occur without Mr. Borshell’s express written consent within a 12 month period following a change in control. Under the agreement, upon such termination by Mr. Borshell for “good reason,” Mr. Borshell is entitled to receive his base salary through the term of the agreement. In addition, Mr. Borshell is entitled to severance consisting of six months of base salary, any bonus compensation not previously paid for any prior period, and full medical and dental insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by Image for the first six months, and payable by Mr. Borshell at his option for the balance of the COBRA term).

On April 1, 2008, Image entered into an employment agreement with its Chief Financial Officer, Jeff Framer, providing for a term ending March 31, 2009. The term of the employment agreement was extended through June 29, 2009 by a letter agreement from the board of directors dated December 22, 2008. The letter agreement also extended the date by which Image must notify Mr. Framer of any extension of the term of the employment agreement to March 31, 2009. During the term of the agreement, Mr. Framer has the right to terminate his employment for “good reason” upon the occurrence of certain events which occur without Mr. Framer’s express written consent within a 12 month period following a change in control. Under the agreement, upon such termination by Mr. Framer for “good reason,” Mr. Framer is entitled to receive his base salary through the term of the agreement. In addition, Mr. Framer is entitled to severance consisting of six months of base salary, any bonus compensation not previously paid for any prior period, and full medical and dental insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by Image for the first six months, and payable by Mr. Framer at his option for the balance of the COBRA term).
On April 1, 2008, Image entered into an employment agreement with its Executive Vice President, Operations and Chief Technology Officer, Derek “Rick” Eiberg, providing for a term ending March 31, 2009. The term of the employment agreement was extended through June 29, 2009 by a letter agreement from the board of directors dated December 22, 2008. The letter agreement also extended the date by which Image must notify Mr. Eiberg of any extension of the term of the employment agreement to March 31, 2009. During the term of the agreement, Mr. Eiberg has the right to terminate his employment for “good reason” upon the occurrence of certain events which occur without Mr. Eiberg’s express written consent within a 12 month period following a change in control. Under the agreement, upon such termination by Mr. Eiberg for “good reason,” Mr. Eiberg is entitled to receive his base salary through the term of the agreement. In addition, Mr. Eiberg is entitled to severance consisting of six months of base salary, any bonus compensation not previously paid for any prior period, and full medical and dental insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by Image for the first six months, and payable by Mr. Eiberg at his option for the balance of the COBRA term).
On April 1, 2008, Image entered into an employment agreement with its Chief Acquisitions Officer, Bill Bromiley, providing for a term ending March 31, 2009. The term of the employment agreement was extended through June 29, 2009 by a letter agreement from the board of directors dated December 22, 2008. The letter agreement also extended the date by which Image must notify Mr. Bromiley of any extension of the term of the employment agreement to March 31, 2009. During the term of the agreement, Mr. Bromiley has the right to terminate his employment for “good reason” upon the occurrence of certain events which occur without Mr. Bromiley’s express written consent within a 12 month period following a change in control. Under the agreement, upon such termination by Mr. Bromiley for “good reason,” Mr. Bromiley is entitled to receive his base salary through the term of the agreement. In addition, Mr. Bromiley is entitled to severance consisting of six months of base salary, any bonus compensation not previously paid for any prior period, and full medical and dental insurance continuation for a period of six months, with COBRA entitlement thereafter, if permissible (or otherwise, six months insurance continuation under COBRA, payable by Image for the first six months, and payable by Mr. Bromiley at his option for the balance of the COBRA term).
We, or our subsidiary Egami Media, Inc., are also parties to certain employment letters, confirmation of employment letters and confirmation of promotion letters with eight current employees which provide for severance pay and continuation of health and dental coverage for the employee, spouse and dependents for a specified period ranging from three to eight months in the event of position elimination, layoff, termination without cause after a change in control.
Our subsidiary, Image Entertainment (UK), Inc. is also a party to an employment agreement with a certain employee. Under the agreement, termination of the employee in the event of a change in control (including a change of control of Image) requires a six month notice period. If terminated by Image Entertainment (UK), our subsidiary may pay the employee’s base salary for that six month period in lieu of notice, but shall pay an additional severance amount equal to three months base salary.

The table below reflects the estimated present value of the severance obligations that may be payable to our executive officers and certain employees in the event of termination following a change of control, and the expense of continuing coverage and other benefits under our group health and dental plans to each such executive officer or employee.

Amount of
Potential
Severance
Payments in
the Event of
Name	Termination(1)
David Borshell	$442,507
Jeff Framer	373,965
Derek Eiberg	243,679
Bill Bromiley	326,607
Additional Severance Obligations(2)	2,834,334

Total	$4,221,092

(1)	Includes contractual severance payments, accrued vacation and continuation of insurance coverage for the specified period. The calculation assumes the closing of the merger will occur on February 15, 2009.

(2)	Assumes the termination and/or departure for good reason of all senior vice presidents and key employees who are parties to employment contracts with Image following a change in control.
Indemnification and D&O Liability Insurance
Indemnification. Following the effective time of the merger, both Nyx and the surviving corporation will indemnify and hold harmless, in each case to the fullest extent permitted under applicable law, all of our and our subsidiaries’ past and present directors and officers and certain other persons against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities, judgments or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation to which such indemnified person is a party based on or arising out of the fact that such person is or was a director or officer, or is or was serving at our request in certain other capacities, or by reason of anything done or not done by such person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the effective time of the merger, and whether asserted or claimed prior to, at or after the effective time of the merger, including all such indemnified liabilities based on, arising out of, or pertaining to, the merger agreement or the transactions contemplated by the merger agreement. Nyx and the surviving corporation will also pay all expenses (including reasonable attorney’s fees and expenses) incurred in connection with such indemnified liabilities in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each indemnified person to the fullest extent permitted under applicable law.
If the surviving corporation later merges or consolidates with or transfers all or substantially all of its properties and assets to another entity, the entity surviving such transaction will assume these obligations.
The rights of each indemnified party under the merger agreement will be in addition to any right such person might have under our charter documents or the charter documents of the surviving corporation, under applicable law (including the DGCL), or under any of our indemnification agreements with directors, officers or employees existing immediately prior to the effective time of the merger.
Nyx and the surviving corporation may not amend, repeal or otherwise modify the charter documents of the surviving corporation in any manner that would affect adversely the rights thereunder, or under our existing charter documents, of any such indemnified person to indemnification, exculpation and advancement except to the extent required by law.

D&O Liability Insurance. Prior to the closing, we have agreed to purchase a prepaid “tail” policy or policies of officers’ and directors’ liability insurance and fiduciary liability insurance with coverage for acts and omissions occurring prior to the effective time of the merger from an insurance carrier with the same or better credit rating as our current insurance carrier with coverage in amount and scope at least as favorable as our existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage until the sixth anniversary of the effective time of the merger.
Management Agreements
As of the date of this proxy statement, no member of our management has entered into employment agreements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Nyx or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. In connection with the merger, Messrs Borshell, Framer, Eiberg and Bromiley have each had the term of his employment agreement extended through June 29, 2009 by a letter agreement from the board of directors dated December 22, 2008. The letter agreement also extended the date by which Image must notify each individual of any extension of the term of his employment agreement to March 31, 2009. Nyx has informed us that it is its current intention to retain members of our existing management team with the surviving corporation after the merger is completed on the same or similar employment terms as exist under their current employment agreements with Image.
Stock Sale Agreement
On or around December 22, 2008, Martin W. Greenwald, chairman of our board of directors, and Nyx orally agreed that Mr. Greenwald would sell 100,000 shares of our common stock to Nyx or an affiliate of Nyx for an aggregate purchase price of $225,000 or $2.25 per share, which is approximately an 18.2% discount to the per share merger consideration payable to all holders of our common stock in the merger. Mr. Greenwald has informed the Company that he anticipates the sales of the common stock will be consummated prior to December 31, 2008.
Regulatory Matters
To complete the merger, we and Nyx must obtain approvals or consents from, or make filings with certain regulatory authorities. In particular, we are required to comply with the HSR Act, file this proxy statement and such other reports and documents under the Securities Exchange Act of 1934, or the Exchange Act, as may be required in connection with the merger agreement, file a certificate of merger with the Secretary of State of the State of Delaware, file appropriate documents with the relevant authorities of other states in which we are qualified to do business, make any filings and obtain any approvals required under the rules and regulations of NASDAQ and comply with all applicable requirements, if any, of state blue sky laws. We and Nyx are not currently aware of any other material governmental consents, approvals or filings that are required prior to the parties’ consummation of the merger other than those described in this section. If additional approvals, consents and filings are required to complete the merger, we and Nyx contemplate that such consents, approvals and filings will be sought or made.
The HSR Act and related rules provide that transactions such as the merger may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been observed. Even after the HSR Act waiting period expires or terminates, the FTC or DOJ may later challenge the transaction on antitrust grounds. Neither we nor Nyx believe that the merger will be prohibited by virtue of federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position.
Appraisal Rights
If the merger is consummated, holders of shares of our common stock will be entitled to appraisal rights under Section 262 of the DGCL, or Section 262, provided they comply with the conditions established by Section 262.

The following discussion is not a complete statement of Delaware law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached as Annex D to this proxy statement. The following summary does not constitute legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Unless stated otherwise, all references in Section 262 and in this summary to a “stockholder” are to the recordholder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the recordholder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.
Under Section 262, stockholders who do not vote in favor of the adoption of the merger agreement, who hold their shares of common stock continuously through the effective time of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.
Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the required notice, and the full text of Section 262 is attached as Annex D to this proxy statement. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.
Any stockholder wishing to exercise appraisal rights must deliver to us a written demand for the appraisal of the stockholder’s shares before the vote on the adoption of the merger agreement at the special meeting and must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is properly signed, dated and returned and does not contain voting instructions will, unless revoked, be voted FOR the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement. However, neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of any appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than a beneficial owner, including a broker, fiduciary, trustee, guardian or custodian, execution of the demand must be made by or for the record owner. If the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand for appraisal should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A recordholder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares in brokerage or bank accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for demanding appraisal.
All written demands for appraisal pursuant to Section 262 should be sent or delivered to Image Entertainment, Inc., 20525 Nordhoff Street, Suite 2002, Chatsworth, CA 91311, Attention: Corporate Secretary.
Within 10 days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation, demanding a determination of the fair value of the shares held by all dissenting holders. Any person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person, and who has complied with the requirements for exercise of appraisal rights, may file a petition in their own name. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that it will commence any negotiations with respect to the fair value of the shares of common stock. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and manner prescribed in Section 262.
Within 120 days after the effective time of the merger, any holder of our common stock, including any person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person, who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement, if any, must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares and who hold shares represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.
After determining the holders of our common stock entitled to appraisal and where proceedings are not dismissed, the appraisal proceeding shall be conducted as to such holders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the per share cash consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a merger (such as the opinion of Raymond James described in, and attached to, this proxy statement) is not an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of Delaware and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We currently do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. Unless the Court determines otherwise for good cause shown, any interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If a petition for appraisal is not timely filed, then the right to an appraisal will terminate.

The costs of the appraisal action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses although, upon application, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.
Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Image common stock as of a record date prior to the effective time of the merger).
If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share cash consideration, without interest. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, provided that the stockholder has not commenced an appraisal proceeding or joined that proceeding as a named party, and that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the court deems just, provided that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall not be prevented from withdrawing such stockholder’s demand for appraisal and to accept the terms of the merger within 60 days after the effective date of the merger.
Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.
Material United States Federal Income Tax Consequences
The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock. This summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:
•	banks, insurance companies or other financial institutions;
•	broker-dealers;
•	traders;

•	expatriates;
•	tax-exempt organizations;
•	persons who are subject to alternative minimum tax;
•	persons who hold their shares of our common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;
•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;
•	United States persons that have a functional currency other than the United States dollar; or
•	persons who acquired their shares of our common stock upon the exercise of warrants or otherwise as compensation, for example, as a grant of restricted stock.
In addition, this discussion does not address any state, local or foreign tax consequences of the merger.
We urge each holder of our common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder. For purposes of this discussion, a “United States Holder” means a holder of our common stock that is:
•	a citizen or resident of the United States;
•	a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control and certain other trusts considered United States Holders for federal income tax purposes.
A “Non-United States Holder” is a holder of our common stock that is not a United States Holder and that is not a partnership.
If a partnership (or an entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger to them.

Consequences of the Merger to United States Holders of Our Common Stock
Exchange of Our Common Stock for Cash
The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for a share of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in that share. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the share exceeds one year at the time of the merger. Currently, long-term capital gains of non-corporate taxpayers generally are taxable at a maximum federal rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.
Backup Withholding
Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a United States Holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 substitute form included in the letter of transmittal to be delivered to holders of Image common stock prior to completion of the merger, or (2) otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service, or IRS.
Consequences of the Merger to Non-United States Holders of Our Common Stock
Exchange of Our Common Stock for Cash
A Non-United States Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. A Non-United States Holder will generally not, however, be subject to United States federal income tax, including withholding, on any gain recognized as a result of the merger unless:
•	that gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;
•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met; or
•	the Non-United States Holder is subject to Code provisions applicable to certain United States expatriates.

A Non-United States Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the exchange, except as otherwise required by an applicable income tax treaty, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A Non-United States Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) United States federal income tax on the gain derived from the exchange, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A Non-United States Holder described in the third bullet point above should consult a tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to such holder.
Backup Withholding
Payments made to a Non-United States Holder in connection with the merger may be subject to information reporting and backup withholding unless the Non-United States Holder establishes an exemption, for example by properly certifying such holder’s non-United States status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-United States Holder is a United States person.
Backup withholding is not an additional tax; rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.
THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF IMAGE COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
Merger Financing
The total amount of funds necessary to complete the merger and the related transactions is currently anticipated to be approximately $84.5 million, which includes the acquisition price of our common stock (including outstanding stock options) and the warrant held by Portside Growth and Opportunity Fund, redemption of the convertible note held by Portside Growth and Opportunity Fund, and funds to pay transaction costs. Nyx expects to use the net proceeds of an equity contribution by Q-Black to fund these cash obligations and to provide cash for our ongoing working capital and general corporate needs after the merger. Q-Black has provided financial documentation to us which indicates that Q-Black has sufficient funds to make this equity contribution. If necessary, the remainder of any amounts required to complete the merger may be provided from additional financing sources arranged by Nyx or Q-Black.

Pursuant to the merger agreement, Image’s warrant to purchase 1,000,000 shares that is held by Portside Growth and Opportunity Fund, or Portside, will be redeemed and paid upon the consummation of the merger. The surviving corporation may also be required to pay up to $21,250,000 to redeem Image’s outstanding convertible note also held by Portside. In either event, the amounts necessary for the surviving corporation to redeem the warrant and the convertible note will be financed by Nyx.
Pursuant to the terms of the equity commitment letter, Q-Black will provide, or cause to provide, financing to Nyx in an amount equal to the aggregate consideration payable under merger agreement to our stockholders (including with respect to stock options) plus the amounts necessary to redeem both the warrant and convertible note held by Portside. Q-Black’s obligation to finance the merger is subject only to compliance by the Company, Nyx and TCG with the merger agreement and satisfaction of the conditions set forth in the merger agreement, including the adoption of the merger agreement.
In the event Q-Black does not provide any portion of the financing anticipated, Nyx may obtain alternative financing in accordance with the terms and conditions of the merger agreement. If Nyx fails to obtain the financing necessary to complete the merger, our sole remedy against Nyx under the merger agreement, subject to certain exceptions, is the payment by Nyx to us of the $1.8 million business interruption fee.
Amendment to Image’s Stockholder Rights Plan
On October 31, 2005, we entered into a rights plan with Computershare Trust Company, Inc., as rights agent, in order to protect the interests of stockholders by discouraging coercive, unfair or abusive takeover tactics that do not offer fair value to all stockholders. Under the rights plan, as amended on March 29, 2007, June 25, 2007 and February 2, 2008, preferred stock purchase rights would be distributed as a dividend at the rate of one right for each share of our common stock held by stockholders of record as of the close of business on October 31, 2005. Each right entitled stockholders to buy one unit of a share of preferred stock for $12.42. The rights generally would be exercisable only if a person or group acquires beneficial ownership of 15% or more of our common stock, or commences or publicly announces a tender or exchange offer upon consummation of which they would beneficially own 15% or more of our common stock.
Under the rights plan, if any person becomes the beneficial owner of 15% or more of our common stock, other than pursuant to a tender or exchange offer for all the outstanding shares of Image approved by our board of directors, then each right not owned by a 15%-or-more stockholder or related parties would entitle its holder to purchase, at the right’s then current exercise price, shares of our preferred stock (or, in certain circumstances as determined by the board of directors, cash, other property, or other securities) having a value of twice the right’s then current exercise price. In addition, after any person has become a 15%-or-more stockholder, if we are involved in a merger or other business combination transaction with another person in which we do not survive or in which its common stock is changed or exchanged, or 50% or more of our assets or earning power is sold to another person, each right will entitle each holder, other than any person who has become a 15%-or-more stockholder, to purchase, at the right’s then current exercise price, shares of common stock of such other person having double the value of the right’s then current exercise price.
If a person or group acquires 15% or more of our common stock, then all rights holders except the acquirer will be entitled to acquire our common stock at a significant discount. Stockholders may recognize taxable income if and when the rights become exercisable or if the rights should ever be redeemed. The effect will be to discourage acquisitions of 15% or more of our common stock without negotiation with the board of directors.

In each case above, with respect only to our current stockholder, Image Investors Co., together with either their affiliates or associates, all references to 15% are instead 30%.
On November 20, 2008, immediately prior to the execution and delivery of the merger agreement, we and the rights agent entered into a fourth amendment to the rights plan, or the rights agreement fourth amendment, which provides that the execution or performance of the merger agreement and the voting agreements will not trigger the provisions of the rights plan.
In particular, the rights agreement fourth amendment provides the following: (i) none of Nyx, TCG, nor any of their respective affiliates or associates, shall be deemed to be an “acquiring person,” (ii) none of Section 11(a)(ii) Event, Section 13 Event, Distribution Date, nor Share Acquisition Date (as each such term is defined in the rights plan) shall be deemed to have occurred and (iii) no holder of any rights shall be entitled to exercise such rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of the rights plan, in any such case by reason of (a) the announcement of the merger, (b) the approval, execution or delivery of the merger agreement or any amendments thereof, (c) the execution and delivery of the voting agreements or any amendments thereof, (d) the commencement or, the consummation of, any of the transactions contemplated by the merger agreement, including the merger, or (e) the commencement or, the consummation of, any of the transactions contemplated by the voting agreements.
On November 17, 2008, at a special meeting of the board of directors, the board concluded that, for the purpose of facilitating the merger, the fourth amendment of the rights agreement is in the best interest of us and our stockholders and directed the executive officers to finalize, deliver and execute the rights agreement fourth amendment.
Stockholders are not required to approve the fourth amendment of the rights plan described above, and you are not being asked to vote on the fourth amendment. The description above is being provided to our stockholders purely for informational purposes.

VOTING AGREEMENTS
The following is a summary of the material terms of the voting agreements between Nyx and each of Martin W. Greenwald, Image Investors Co. and Slaight Communications, Inc. This summary is qualified in its entirety by reference to the complete text of the voting agreement, a form of which is attached to this proxy statement as Annex B and is incorporated by reference into this document.
Stockholders are not required to approve the voting agreements described below, and you are not being asked to vote on these agreements. The description below is being provided to our stockholders purely for informational purposes.
In connection with the merger agreement, and as required by Nyx as a condition to its execution of the merger agreement, on November 20, 2008, Martin W. Greenwald, Image Investors Co. and Slaight Communications, Inc. entered into voting agreements with Nyx, each in their capacities as a stockholder of Image.
As of the date of the voting agreements, the stockholders were the beneficial owners of the following number of shares:
•	Martin W. Greenwald was the beneficial owner of 1,321,604 shares of common stock, which shares consist of 822,104 shares of common stock outstanding and 499,500 shares subject to unexercised options to purchase shares of common stock;
•	Image Investors Co., a Delaware corporation, was the beneficial owner of 6,069,767 shares of common stock outstanding; and
•	Slaight Communications, Inc., was the beneficial owner of 1,542,283 shares of common stock outstanding. Mr. Coriat, who is one of our directors, is also an officer of Slaight Communications, Inc.
Pursuant to the voting agreements, each stockholder has agreed to vote the shares beneficially owned by him or it, or those shares over which such stockholder has the right to vote, FOR adoption of the merger agreement.
In addition, pursuant to the voting agreements, each of the stockholders granted to Nyx an irrevocable proxy to vote their shares on matters relating only to the adoption of the merger agreement if the stockholder does not take certain actions agreed to in the voting agreement. Each irrevocable proxy and all of the voting covenants in the voting agreement terminate upon the occurrence of the following events:
•	termination of the merger agreement in accordance with its terms;
•	the date the merger agreement is amended without the prior written consent of the stockholder;
•	the date that we receive an acquisition proposal that the stockholder determines in good faith constitutes, or could reasonably be expected to lead to, a superior proposal;
•	the date that we receive an acquisition proposal that our board of directors (after consultation with outside counsel) determines in good faith constitutes, or could reasonably be expected to lead to, a superior proposal; and
•	the effective time of the merger.
The stockholders who entered into the voting agreements owned in the aggregate approximately 38.6% of the outstanding shares of our common stock as of the record date.
On or around December 22, 2008, Martin W. Greenward and Nyx orally agreed that Mr. Greenwald would sell 100,000 shares of our common stock to Nyx or an affiliate of Nyx for an aggregate purchase price of $225,000, or $2.25 per share, which is approximately an 18.2% discount to the per share merger consideration payable to all holders of our common stock in the merger. Mr. Greenwald has informed the Company that he anticipates the sale of this common stock will be consummated prior to December 31, 2008.
If the sale of Mr. Greenwald’s shares is consummated prior to the record date then the 100,000 shares will no longer be subject to Mr. Greenwald’s voting agreement. However, these shares are likely to be voted by Nyx or its affiliate in favor of adoption of the merger agreement.

THE MERGER AGREEMENT
The following description of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and which is incorporated by reference into this proxy statement. We urge you to read the merger agreement in its entirety as it is the legal document that will govern the merger.
The merger agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Image, Nyx, or their respective subsidiaries and affiliates.
The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the merger agreement, and may be subject to limitation agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allotting contractual risk between the parties to the merger agreement instead of establishing these matters as facts and also may be subject to standards of materiality deemed relevant to the contracting parties but that differ from those matters that may be deemed material to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Image, Nyx or TCG or any of their respective subsidiaries or affiliates. In addition, the respective compliance dates for any such representations, warranties and covenants vary, and thus any individual term or condition may not be relevant at any particular time.
Moreover, information concerning the subject matter of the representation and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the our public disclosure. The merger agreement should not be read alone, but should instead be read together with the other information regarding the companies and the merger that is contained in this proxy statement (including its annexes) as well as in the filings that we make from time to time with the SEC.
The Merger
Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, TCG, a wholly owned subsidiary of Nyx, will merge with and into Image. Upon completion of the merger, TCG will cease to exist, and we will continue as the corporation surviving the merger and a subsidiary of Nyx. All of the properties, rights, privileges, immunities and authority, and all of the debts, liabilities and duties of our company and TCG will become those of the surviving corporation following the merger. The surviving corporation will be a privately held corporation and holders of our common stock will cease to have an ownership interest in the surviving corporation or rights as a stockholder after the merger. Therefore, current holders of our common stock will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation after the merger. In addition, our common stock will be delisted from the NASDAQ Global Market, deregistered under the Exchange Act, and no longer publicly traded.

Completion of the Merger
The merger will be effective when a certificate of merger is filed with the Secretary of State of the State of Delaware on the closing date of the merger (or a later time as provided in the certificate of merger). The parties have agreed to file the certificate of merger no later than the second business day following the satisfaction or waiver of all of the closing conditions in the merger agreement if the merger agreement has not been terminated, which closing conditions and termination provisions are described below. The merger will become effective at the time the parties file the certificate of merger, or the parties may agree to a later time for the effective time of the merger and designate such effective time in the certificate of merger.
We are working to complete the merger as quickly as possible. We currently expect to complete the merger during the first calendar quarter of 2009. We cannot, however, predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the adoption of the merger agreement at the special meeting.
Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation
At the effective time of the merger:
•	the certificate of incorporation of TCG in effect immediately before the merger is effective shall be the certificate of incorporation of the surviving corporation;
•	the bylaws of TCG in effect immediately before the merger is effective shall be the bylaws of the surviving corporation;
•	the directors of TCG at the effective time of the merger will be the initial directors of the surviving corporation; and
•	our officers at the effective time of the merger will be the initial officers of the surviving corporation.
Conversion of Common Stock
At the effective time of the merger each share of our common stock issued and outstanding will automatically be cancelled and will cease to exist and will be converted into the right to receive $2.75 in cash, without interest, other than shares:
•	held in our treasury, which shares will be cancelled without conversion or consideration;
•	owned by Nyx or TCG, which shares will be cancelled without conversion or consideration; and
•	held by stockholders who properly demand and perfect their appraisal rights in accordance with the DGCL, which shares will be entitled to payment of the fair value of the shares in accordance with the DGCL.

Treatment of Options
At the effective time of the merger:
•	each option to purchase common stock that is outstanding will be cancelled and the holder of such option will be entitled to receive, in consideration for such cancellation, an amount in cash, without interest, equal to the product obtained by multiplying:
•	the total number of shares of our common stock issuable upon the exercise in full of the option, multiplied by
•	the excess, if any, of the per share cash consideration (i.e. $2.75 per share) to be received by the holders of our common stock pursuant to the merger over the exercise price per share of common stock under such option.
Treatment of Portside Warrant
As of the date hereof, Portside holds a warrant, or the Portside warrant, issued by us to purchase 1,000,000 shares of our common stock. At least ten trading days prior to the consummation of the merger we will deliver a notice to Portside, stating that:
•	upon consummation of the merger we will deliver cash, without interest, to Portside, in an amount equal to the Black Scholes Value (as defined in the merger agreement) of the remaining unexercised portion of the Portside warrant on the date immediately prior to the announcement of the merger, determined using the Black Scholes Option Pricing Model; and
•	upon delivery of the cash payment and delivery and surrender of the original Portside warrant, the Portside warrant shall no longer be outstanding.
Payment for Shares and Options
Prior to the effective time of the merger, Nyx will designate a bank or trust company, reasonably acceptable to us, to act as paying agent for the merger, and enter into a paying agent agreement with such bank or trust company. In connection with the closing of the merger, Nyx shall deposit with the paying agent an amount of cash necessary for the payment of the aggregate consideration payable under the merger agreement to our stockholders (including with respect to stock options). The paying agent shall deliver such consideration to our stockholders and the holders of our stock options pursuant to the terms of the merger agreement out of these deposited funds. If for any reason (including losses) these deposited funds are inadequate to pay the amounts to which our stockholders and the holders of our stock options become entitled to under the merger agreement, Nyx shall cause the surviving corporation to promptly deposit additional cash with the paying agent sufficient to make all payments required under the merger agreement.
As soon as is practicable after the effective time of the merger, the paying agent will mail a letter of transmittal in customary form to our stockholders of record as at the effective time. The letter of transmittal to our stockholders will include instructions that will tell stockholders how to surrender their Image stock certificates and book-entry shares in exchange for the per share merger consideration. Delivery of such certificates and book-entry shares will be effected, and the risk of loss and title to such certificates and book-entry shares will pass, only upon the proper delivery of the certificates or book-entry shares to the paying agent in accordance with the terms of the letter of transmittal.

As soon as is practicable after the effective time of the merger, the paying agent will also mail to the holders of our stock options as at the effective time a form of option surrender agreement, accompanied by instructions to for exchanging such stock options for the consideration payable to stock option holders under the merger agreement.
You should not return your certificates at this time, and you should not forward your certificates to the paying agent without an accompanying properly completed and signed letter of transmittal.
You will not be entitled to receive the per share merger consideration until you surrender your Image certificates or book-entry shares to the paying agent, together with a duly completed and signed letter of transmittal and any other customary documents as the surviving corporation or the paying agent may reasonably require. Upon surrender of your certificates or book-entry shares for cancellation, you will be entitled to receive the cash consideration of $2.75 for each of your shares of our common stock. Until surrendered and exchanged, each certificate or book-entry share will, subject to appraisal rights under Delaware law, be deemed at any time after the effective time of the merger to represent only the right to receive the $2.75 per share cash consideration in exchange for such shares. No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares.
The per share merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.
A holder of our stock options will not be entitled to receive any consideration payable to such holder under the merger agreement until the holder surrenders the stock options to the paying agent, together with a duly completed and signed option surrender agreement and any other documents as the surviving corporation or the paying agent may reasonably require. Upon surrender of a stock option for cancellation, you will be entitled to receive the excess, if any, of the $2.75 per share cash consideration payable to holders of our common stock in the merger over the exercise price per share of common stock under the option. Until surrendered and exchanged, each stock option will be deemed at any time after the effective time of the merger to represent only the right to receive consideration payable to the holders of our stock options under the merger agreement in exchange for such stock options.
None of the surviving corporation, Nyx, TCG or the paying agent will be liable to our stockholders or the holders of our stock options for any cash consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the consideration deposited with the paying agent that remains undistributed to the holders of certificates, book-entry shares or stock options after the time such shares, cash, dividends or distributions in respect of such certificates, book-entry shares or stock options would escheat to the state, will become, to the extent permitted under applicable law, the property of Nyx.
If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the per share merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.
Each of Nyx, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the consideration payable to our stockholders and the holders of our stock options under the merger agreement and pay such withholding amount over to the appropriate taxing authority.

Termination of Ownership Rights
All cash paid upon the surrender of shares for cash consideration in accordance with the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to such shares surrendered. Any certificates or book-entry shares presented to the surviving corporation for any reason after the effective time of the merger will be canceled and exchanged for the per share merger consideration payable under the merger agreement in respect of the shares of our common stock previously represented by such certificates.
The surrender of an Image stock option in exchange for the consideration payable to the holders of our stock options under the merger agreement shall be deemed a release of any and all rights the holder had or may have had in respect of such stock option.
Any portion of the funds deposited by Nyx with the paying agent that remains undistributed to the former common stockholders or optionholders of Image on the 365th day after the effective time of the merger shall be delivered to the surviving corporation, without demand, and any former common stockholders or optionholders of Image who have not received the cash consideration to which they are entitled under the merger agreement, after such date, shall look only to the surviving corporation and Nyx for payment of their claim for such amounts.
Deposit; Guarantee
Simultaneously with the execution of the merger agreement, Nyx deposited $500,000 cash to an account designated by us, to be held in trust for our benefit subject to certain trust instructions.
Nyx has further agreed to deposit an additional $1.3 million cash, within two business days of the date on which we file the definitive version of this proxy statement with the SEC, to an account designated by us, also to be held in trust for our benefit subject to trust instructions.
In connection with the execution and delivery of the merger agreement, Nyx has delivered a guarantee, dated November 20, 2008, among Image and Q-Black. Pursuant to the guarantee, Q-Black has agreed to guarantee the additional $1.3 million deposit payment by Nyx. The obligations under the guarantee will automatically terminate if the $1.3 million deposit payment is paid by Nyx in accordance with the merger agreement, in the event the merger agreement is terminated in circumstances in which the parties have agreed that Image is not entitled to be paid the $1.8 million business interruption fee, upon the entry of any non-appealable final order by a governmental entity determining that Image is not entitled to be paid the $1.8 million business interruption fee, or at the effective time of the merger.
These combined deposits are being held to secure the payment of any business interruption fee payable by Nyx to us under the merger agreement. Upon written notice from us that the merger has been consummated, our legal counsel shall release and pay the deposited funds (including any interest received on such funds) directly to the paying agent for the purpose of paying the cash consideration to our stockholders and the holders of our stock options pursuant to the merger agreement. Upon written notice from us that the merger has not closed, that the merger agreement has been terminated by us, that we are entitled to receive a $1.8 million business interruption fee under the merger agreement, and that we have delivered a copy of such notice to Nyx, on the second business day after the date of receipt of such notice, our legal counsel shall:
•	release and pay the deposited funds (minus any interest received on such funds) directly to us; and
•	release and pay any interest received on the deposited funds to Nyx.

Representations and Warranties
Our Representations and Warranties
We make various representations and warranties in the merger agreement that are subject, in some cases, to specific exceptions and qualifications. Our representations and warranties relate to, among other things:
•	our organization, good standing and qualification to do business;
•	our charter documents;
•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;
•	the absence of any violation of or conflict with our charter documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;
•	our capital structure, including in particular the number of shares of our common stock, options, and the warrant held by Portside;
•	our SEC filings since March 31, 2007, including the financial statements contained therein;
•	our compliance with the provisions of the Sarbanes-Oxley Act of 2002;
•	the absence of undisclosed liabilities;
•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC;
•	the absence of certain changes and events since June 30, 2008, including the absence of a “material adverse effect”;
•	the absence of any brokers’ fees in connection with the transactions contemplated by the merger agreement;
•	receipt by us of an opinion, dated November 17, 2008, from our financial advisor, Raymond James, to the effect that the consideration to be received by our stockholders under the merger agreement is fair from a financial point of view to such stockholders;
•	the inapplicability of certain state takeover laws to the transactions contemplated by the merger agreement;

•	our compliance with applicable laws and our possession of all licenses and permits necessary to operate our properties and carry on our business;
•	employment and labor matters affecting us, including matters relating to our employee benefit plans;
•	our labor relations and employment matters;
•	the absence of any material pending litigation or outstanding court orders against us;
•	certain tax matters;
•	environmental matters;
•	our intellectual property;
•	our real and personal property;
•	our material contracts;
•	our insurance policies; and
•	the amendment to our rights plan rendering the rights thereunder inapplicable to the merger agreement and the merger.
For the purposes of the merger agreement, a “material adverse effect” means an effect, event, development, or change which, individually or in the aggregate with other effects, events, developments or changes, is materially adverse to the business, assets, properties, financial condition, or results of operations of us and our subsidiaries taken as a whole. A “material adverse effect” will not have occurred, however, as a result of any effect, development, or change arising out of or resulting from:
•	changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates;
•	changes in the industries in which we and our subsidiaries operate;
•	changes in general legal, tax, regulatory, political or general economic conditions affecting us or companies in general;
•	changes in GAAP or laws or the interpretation or enforcement thereof;
•	the execution, announcement or compliance with, the merger agreement or the merger, including its impact on relationships, contractual or otherwise, with governmental entities, customers, suppliers, landlords, licensors, distributors, partners or employees;
•	earthquakes, hurricanes or other natural disasters;
•	acts of war or acts of terrorism;
•	any change in our stock price or trading volume;

•	any failure by us to meet or exceed any public or internal projections, forecasts or revenue or earnings predictions for any period;
•	any increase in the cost or availability of financing or alternate financing to Nyx and its affiliates;
•	any action taken by Nyx and its affiliates in bad faith or in contravention of the merger agreement; or
•	any matter disclosed in:
•	our SEC documents prior to the effective date of the merger agreement;
•	the disclosure letter to the merger agreement; or
•	the electronic data room used in connection with the negotiation of the merger agreement.
Nyx’s and TCG’s Representations and Warranties
The merger agreement also contains customary representations and warranties made by Nyx and TCG that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:
•	their respective organization, good standing and qualification to do business;
•	their respective power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;
•	the absence of any violation of or conflict with their respective organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;
•	the accuracy and completeness of information supplied for inclusion in this proxy statement or other documents filed with the SEC;
•	the absence of undisclosed brokers’ fees in connection with the transactions contemplated by the merger agreement;
•	the financing arrangements;
•	the absence of any pending litigation or outstanding court orders that would have a material adverse effect on Nyx;
•	the purpose of formation and prior activities of TCG;
•	no ownership interests in our common stock;

•	no ownership interests in our competitors;
•	no reliance on any representations or warranties with respect to us, our business, the merger or the financing necessary for the merger, other than those contained in the merger agreement;
•	the solvency of the surviving company;
•	no knowledge of facts or circumstances that would prevent the merger or the financing of the merger;
•	the conduct of independent due diligence;
•	no reliance by Nyx or TCG on the fairness opinion given by Raymond James;
•	no agreements with any of our stockholders, other than the voting agreements with certain stockholders;
•	no undisclosed arrangements with company employees;
•	no vote of Nyx’s stockholders is required to complete the merger; and
•	execution of the guarantee by Q-Black.
The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger. You should be aware that the representations and warranties made by us to Nyx or by Nyx to us, as the case may be, are subject to important limitations and qualifications, including materiality and material adverse effect qualifications, agreed to by the parties to the merger agreement, and may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.
Conduct of Our Business Pending the Merger
Until the earlier of the effective time of the merger or the termination of the merger agreement, subject to certain identified exceptions, we have agreed to use commercially reasonable efforts to, and cause our subsidiaries to:
•	conduct our respective businesses in all material respects in the ordinary course of business and in a manner consistent with past practice; and
•	preserve intact our respective business organizations, including the services of key employees and the goodwill of any governmental entities, customers, suppliers, lenders, distributors and other persons with which we have material business relationships.

Except as disclosed in the disclosure letter to the merger agreement or as contemplated by the merger agreement or required by law, we have agreed that until the effective time of the merger, without the prior written consent of Nyx, which consent shall not be unreasonably withheld or delayed, we will not nor will we permit any of our subsidiaries to:
•	except for bonuses or other incentive compensation made in the ordinary course of business consistent with past practice (including an annual bonus or compensation plan adopted for fiscal year 2008 consistent with annual plans for prior years), adopt or amend in any material respect, any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee (except, in each case, for annual increases and cost of living increases for the benefit of officers (including as set forth in any employment agreements) and employees which are consistent with past practice);
•	sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets other than immaterial properties or assets, except in the ordinary course of business, and other than liens:
•	arising as a matter of law;
•	granted in connection with the incurrence, assumption or guarantee of any indebtedness permitted under the merger agreement; and
•	as required by after acquired property covenants in contracts evidencing our indebtedness or liens created in connection with the refinancing of indebtedness that are no less favorable to us than liens created in connection with the indebtedness that is being refinanced except for sales of excess or obsolete assets in the ordinary course of business consistent with past practice;
•	declare, set aside or pay any dividends on, or make any other distributions in respect of, our common stock, split, combine or reclassify any of our common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our common stock or purchase, redeem or otherwise acquire any shares of our common stock or any rights or warrants to acquire any common stock, except that any of our subsidiaries may pay dividends to us, and we may purchase our common stock to fund employee benefit plans, stock option or other incentive compensation plans, director plans and stock purchase and dividend reinvestment plans in accordance with past practice or as permitted under the merger agreement;
•	authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver, pledge or otherwise encumber any shares of our common stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents, other than:
•	issuances upon exercise of options, the Portside warrant, or the note with Portside; or
•	in connection with stock-based awards outstanding as of the date of the merger agreement, or granted after the date hereof in accordance with the terms of any employee benefit plan;

•	propose or adopt any material change to our certificate of incorporation or bylaws;
•	acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any assets, except:
•	acquisitions of assets (other than capital expenditures) in the ordinary course of business consistent with past practice; and
•	the making of capital expenditures (i) in accordance with our capital expenditures plan, (ii) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident, or (iii) otherwise, in an aggregate amount not to exceed $400,000;
•	pay, discharge, settle or satisfy any claims, liabilities, obligations, or litigation other than in the ordinary course of business consistent with past practice or in accordance with their terms;
•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of us or our subsidiaries;
•	settle or compromise any material income tax liability, except as required by applicable law;
•	materially change any method of accounting for tax purposes or prepare or file any tax return in a manner inconsistent with past practice;
•	make any material changes in our accounting methods, except
•	as required by changes in GAAP or Regulation S-X of the SEC, in each case as required by our independent public accountants;
•	as may be required by a change in applicable law;
•	as disclosed in our filings with the SEC prior to the date of the merger agreement; or
•	as required by a governmental entity;
•	incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than:
•	in the ordinary course of business consistent with past practice;
•	borrowings made to finance permitted capital expenditures and other acquisitions permitted under the merger agreement;
•	borrowings made in connection with the refinancing of any indebtedness existing as of the date of the merger agreement;

•	borrowings permitted under the merger agreement;
•	borrowings set forth in the disclosure letter to the merger agreement; and
•	other borrowings in an aggregate amount not to exceed $200,000; or
•	authorize, permit or commit or agree to take, any of the foregoing actions.
Stockholders Meeting; Proxy Statement
Pursuant to the merger agreement, we are required to call and give notice of a special meeting of our stockholders as promptly as reasonably practicable after the mailing of the proxy statement to our stockholders. We and Nyx have agreed to cooperate with each other in the preparation of the proxy statement, including the preliminary proxy statement and any amendment or supplement to it that may be required. We are required to promptly prepare this proxy statement and file it with the SEC. We must also furnish the preliminary proxy statement to Nyx to give Nyx and its legal counsel a reasonable opportunity to review it prior to filing.
We have also agreed to use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC, to prepare and file any amendments to the proxy statement necessary to address or correct matters raised in the SEC’s comments, and to cause the proxy statement to be mailed to our stockholders as promptly as practicable following the date of the merger agreement, but in no event later than five days following the filing of the definitive proxy statement with the SEC. We will promptly notify Nyx upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to this proxy statement and provide Nyx with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive proxy statement prior to filing with the SEC. Nyx will promptly provide us with such information as we need to include in the proxy statement, or to respond to the SEC’s comments.
We may adjourn or postpone the stockholders’ meeting to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to you in advance of a vote on adoption of the merger agreement, or, if at the time of the originally scheduled special meeting there are insufficient shares of common stock to constitute a quorum. If the special meeting is adjourned or postponed, we are obligated to hold the special meeting as promptly as permitted by our governing documents and by applicable law.
Board Recommendation
Except as set forth below, our board of directors has agreed to (a) recommend that our stockholders vote FOR adoption of the merger agreement and take all action that is reasonable and lawful to solicit proxies FOR the adoption of the merger agreement, and (b) include such board recommendation in the proxy statement.
Except as set forth below under “No Solicitation”, we have agreed that we will not, and will use our reasonable best efforts not to permit any of our subsidiaries or representatives to:
•	approve or recommend to our stockholders any acquisition proposal; or
•	approve or recommend to our stockholders, or execute or enter into any letter of intent or agreement in principal, or other agreement relating to an acquisition proposal.

We have agreed to notify Nyx if we receive any acquisition proposal, a request for non-public information relating to us or our subsidiaries from a person who is considering making an acquisition proposal, or a request to engage in negotiations relating to an acquisition proposal, and to provide Nyx with 48 hours to propose revisions to the terms and conditions of the merger agreement. In our notice to Nyx, we have agreed to specify the material terms and conditions of the acquisition proposal and, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence on the date of the merger agreement, identify the third party making the acquisition proposal. We have also agreed to keep Nyx reasonably informed, on a prompt basis, of the status of any such discussions or negotiations and promptly provide Nyx with copies of all significant correspondence and other written material sent or received in connection with any such offer or proposal.
If our board complies with the above requirements and the acquisition proposal constitutes a superior proposal, our board of directors may:
•	withdraw, amend or modify its recommendation of the merger agreement and the merger;
•	recommend the acquisition proposal to our stockholders; or
•	terminate the merger agreement.
In circumstances other than in connection with the receipt of an acquisition proposal, our board of directors may, if it determines in good faith, after consulting with outside legal counsel, that the failure to take such action could result in a breach of its fiduciary obligations under applicable law, either (i) withdraw, amend or modify the recommendation by the board of the merger agreement and the merger, or (ii) terminate the merger agreement, but only after we have provided Nyx with 48 hours prior written notice of such a determination.
Nothing in the merger agreement will prohibit us from taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, from making any required disclosure to our stockholders, or taking any position with respect to the merger if, in the good faith judgment of our board of directors, after consultation with outside legal counsel, failure to so disclose would be inconsistent with our fiduciary obligations under applicable law.
“Acquisition proposal” means any contract, proposal, offer, or indication of interest relating to any transaction or series of related transactions (other than transactions with Nyx, TCG, or any of their respective affiliates) involving:
•	any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of us;
•	any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or our assets or the assets of our subsidiaries (including capital stock of or ownership interest in any subsidiary) that generated 20% or more of our consolidated net revenues or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect; or
•	any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any person or group of 20% or more of our voting stock or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of our voting stock.

“Superior proposal” means a written, bona fide “acquisition proposal,” except that references to “20%” are replaced by “50%”, which our board determines in good faith is more favorable to our stockholders than the merger and the other transactions contemplated by the merger agreement, taking into account any proposal by Nyx to amend the terms of the merger or the merger agreement.
No Solicitation
We have agreed to, and to cause our subsidiaries and representatives to, immediately cease any solicitation, encouragement, discussion or negotiation with any persons that we or our subsidiaries or representatives have conducted regarding any acquisition proposal prior to entry into the merger agreement.
We have further agreed that we will not, and will use our reasonable best efforts not to permit any of our subsidiaries or representatives to:
•	initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to an acquisition proposal;
•	enter into, participate or engage in or continue any discussions or negotiations with any person with respect to an acquisition proposal or any indication of interest that could reasonably be expected to lead to an acquisition proposal;
•	furnish or provide any non-public information or data regarding us or our subsidiaries to any person, or provide any person with access to our or our subsidiaries’ properties, assets or employees in connection with an acquisition proposal or any indication of interest that is expected to lead to an acquisition proposal;
•	approve or recommend to our stockholders any acquisition proposal; or
•	approve or recommend to our stockholders, or execute or enter into any letter of intent or agreement in principal, or other agreement relating to an acquisition proposal.
Nevertheless, prior to the adoption of the merger agreement by our stockholders, we or our board of directors may engage in discussions and negotiations with any person who has made a bona fide written acquisition proposal that did not result from our knowing and material violation of the prohibitions against solicitation discussed above, and we may furnish information about us and our subsidiaries and provide access to our respective properties, assets and employees to such persons, provided that:
•	we do not furnish non-public information until we receive an executed confidentiality agreement no less favorable than the confidentiality agreement that we signed with Nyx and TCG, which allows the Company to comply with the duties outlined in this section;
•	the acquisition proposal constitutes, or could reasonably be expected to lead to, a superior proposal; and
•	after consultation with its outside counsel, our board of directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Access to Information; Confidentiality
We have agreed that we will, and will cause our subsidiaries to, afford Nyx and its representatives reasonable access, at reasonable times and upon reasonable notice, throughout the period prior to the effective time of the merger or until the merger agreement is terminated, to our officers, key employees, agents, properties, offices and other facilities, and to our respective books, records, contracts, and documents. We have also agreed to reasonably promptly provide, and cause each of our subsidiaries to provide, such information regarding our respective properties, contracts, records and personnel as may reasonably be requested by Nyx.
We will not be required to grant such access or provide such information to Nyx or any of its representatives if such information is subject to an attorney/client or attorney work product privilege, or if such access or providing such information is prohibited by law or an existing contract or agreement. In any event, Nyx shall not have access to personnel records of the Company or any of our subsidiaries relating to individual performance or evaluation records, medical histories or other information that, in our good faith opinion, the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability.
Nyx and Image will remain subject to the terms of that certain confidentiality agreement between the parties, dated July 22, 2008.
Government Approvals; Antitrust Filings
Each party to the merger agreement has agreed to:
•	assist and cooperate with each other in doing all things necessary to consummate the transactions contemplated by the merger agreement, including the following actions, however in no circumstances are we required to pay, prior to closing of the merger, any material fee, penalty or other consideration to any third party to obtain any consent or approval required for the consumption of the transactions contemplated by the merger agreement:
•	obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or termination of waiting periods from governmental entities;
•	making all necessary registrations and filings, and taking all steps necessary to obtain approval, clearance, waiver from, or to avoid an action or proceeding by any governmental entity;
•	obtaining all consents, approvals or waivers from third parties necessary to consummate the merger, including those pursuant to our senior revolving credit facility;
•	defending any lawsuits or other legal proceedings challenging the merger agreement or the transactions contemplated by the merger agreement; and
•	the execution and delivery of additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement;

•	within ten business days of the effective date of the merger agreement and prior to the expiration of any applicable legal deadline, make such premerger filings with antitrust authorities as may be required under antitrust laws concerning the transactions contemplated by the merger agreement, and use reasonable efforts to cause the expiration or termination of any applicable waiting period under such laws;
•	use reasonable efforts to cooperate with each other in:
•	determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or termination of waiting periods are required to be obtained from, any third parties or governmental entities in connection with execution of the merger agreement and the transactions contemplated by the merger agreement; and
•	timely making all such filings and obtaining all such consents, permits, authorizations or approvals, including promptly furnishing to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission necessary under any antitrust law;
•	supply to any governmental entity any additional information or documents that may be required pursuant to any law or requested by such governmental entity, and provide the other party with a description of such information;
•	use reasonable efforts to take all other actions necessary to promptly consummate the transactions contemplated by the merger agreement;
•	keep each other apprised of the status of matters relating to the merger, including promptly furnishing the other with copies of notices or other communications, and memoranda setting forth the substance of all oral communications, between such party or any of their respective affiliates or representatives on the one hand, and any third party or governmental entity on the other hand, with respect to the merger;
•	permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the view of the other party in connection with, any proposed written communication, correspondence or filing to any governmental entity, except for certain documents and information relating to any HSR Act application; and
•	refrain from participating in any substantive meeting or discussion with any governmental entity in connection with the merger unless it consults with the other party in advance and, to the extent permitted, gives the other party and its counsel the opportunity to attend and participate.

Nyx has agreed to:
•	provide such assurances as to its financial capability, resources, creditworthiness and ownership as may be required by any third party whose consent, approval or waiver is sought in connection with the merger, the financing for the merger, and any other transactions contemplated by the merger agreement;
•	be responsible for transferring, applying for, or otherwise obtaining all permits required for conduct of the business by Nyx or any of its affiliates after the closing, within the period of time required; and
•	cooperate in good faith with all governmental entities and undertake promptly any and all action required to remedy the concerns of any governmental entity and to lawfully complete the transactions contemplated by the merger agreement, including:
•	proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of either us or Nyx or its affiliates; and
•	proffering and consenting to any other restriction, prohibition or limitation on any of our assets, or the assets of Nyx or its affiliates.
We, Nyx and TCG have agreed not to take any action that could adversely affect the approval of any governmental entity or any of the above-mentioned filings.
If any legal proceeding is instituted or threatened challenging the merger as violative of any antitrust law, each of the parties shall cooperate with each other, use their respective reasonable efforts to contest the action, and to have any order that prohibits or restricts the merger vacated.
Fees and Expenses
We have agreed with Nyx that, whether or not the merger is consummated, each party will pay their own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.
Nyx Financing for the Merger
We have agreed to provide, and cause our subsidiaries and representatives to provide, prior to the effective time of the merger, at Nyx’s sole cost and expense, all cooperation reasonably requested by Nyx in connection with the financing of the merger, provided that such request does not unreasonably interfere with the business or operations of Image or our subsidiaries, including:
•	participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies;
•	assisting with preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements and similar documents required in connection with such financing;
•	furnishing Nyx and its financing source with readily-available historical financial and other pertinent information about us as Nyx may reasonably request to use in connection with any financing transaction executed in connection with the merger; and
•	using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, affidavits and title insurance as Nyx may reasonably request.

Neither we nor our subsidiaries will be required to:
•	pay any commitment letter or other similar fee before the effective time of the merger that is not advanced or simultaneously reimbursed by Nyx; or
•	incur any out-of-pocket expense unless it is advanced or simultaneously reimbursed by Nyx.
Nyx will indemnify and hold us, our subsidiaries and representatives harmless against all costs or expenses, including reasonable attorneys’ fees and expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred by us and claims made against us, in connection with any action taken or information utilized by us at the request of Nyx or TCG in connection with the financing of the merger. Such indemnification will survive the termination of the merger agreement.
All material, nonpublic information we provide to Nyx or TCG or their representatives in connection with the financing of the merger shall be kept confidential by them except for disclosure to potential investors required in connection with such financing, subject to customary confidentiality protections.
Nyx has agreed to use its best efforts to take all actions necessary, proper or advisable to arrange and consummate the financing set forth in the equity commitment letter provided by Q-Black on the terms and conditions described in the equity commitment letter, including:
•	using reasonable best efforts to:
•	satisfy on a timely basis all terms, covenants and conditions set forth in the equity commitment letter;
•	enter into definitive agreements with respect to the equity commitment letter on the terms and conditions contemplated in the equity commitment letter; and
•	consummate the financing contemplated in the equity commitment letter at or prior to closing; and
•	seeking to enforce its rights under the equity commitment letter, and cause persons providing such financing to fund the financing required to consummate the merger on the closing date of the merger, including taking enforcement action to cause such lenders and other persons to provide such financing.
Nyx will furnish correct and complete copies of all definitive agreements relating to financing to us promptly upon their execution.

Nyx has also agreed to keep us informed of all material activity concerning the status of the financing set forth in the equity commitment letter, and will give us prompt notice of any material adverse change with respect to such financing. Nyx has also agreed to notify us promptly, and in any event within two business days if at any time:
•	the financing set forth in the equity commitment letter will expire or be terminated for any reason;
•	Q-Black notifies Nyx that it no longer intends to provide financing to Nyx on the terms set forth in the equity commitment letter; or
•	for any reason Nyx no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by such equity commitment letter.
Nyx will not, and will not permit any of its affiliates to, without our prior written consent:
•	take or fail to take any action that could reasonably be expected to materially impair, delay or prevent consummation of the financing set forth in the equity commitment letter, or any alternate financing contemplated by any new commitment letter; or
•	amend or alter, or agree to amend or alter, the financing set forth in the equity commitment letter in any manner that would prevent or materially impair or delay the consummation of the merger.
If any portion of the financing set forth in the equity commitment letter becomes unavailable, or if such commitment is terminated or modified in a manner materially adverse to Nyx, Nyx has agreed to use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger. If obtained, Nyx will provide us with a copy of a new financing commitment that provides for at least the same amount of financing as the financing set forth in the equity commitment letter to the extent needed to fund payment of the merger consideration and all other necessary payments, fees and expenses in connection with the merger, on terms no less favorable to Nyx and TCG than those contained in the equity commitment letter. Nyx will use its reasonable best efforts to arrange promptly and consummate any alternative financing on the terms and conditions described in any new commitment letter, including:
•	using reasonable best efforts to:
•	satisfy on a timely basis all terms, covenants and conditions set forth in the new commitment letter;
•	enter into definitive agreements on the terms and conditions contemplated by the new commitment letter; and
•	consummate the alternative financing at or prior to the closing of the merger agreement; and
•	seeking to enforce its rights under the new commitment letter and to cause the lenders and other persons providing such alternative financing to fund the alternative financing required to consummate the merger on the closing date of the merger.
Nyx’s obligations to consummate the merger are not subject to a financing condition or the results of Nyx’s efforts to obtain the full amount of the financing required to effect the closing of the merger and satisfy its various consideration payment obligations under the merger agreement. However, if Nyx fails to obtain the financing necessary to complete the merger, our sole remedy against Nyx under the merger agreement, subject to certain exceptions, is the payment by Nyx to us of the $1.8 million business interruption fee (see “Termination Fee; Parent Expenses Fee; Business Interruption Fee”).

Public Announcements
We and Nyx have agreed to consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public statement relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement. We and Nyx have also agreed that each party shall not issue any press release or make any other public statement prior to such consultation, except as required by law or any listing agreement with any national securities exchange.
Notification of Certain Matters
We will give prompt notice to Nyx and Nyx will give prompt notice to us, of:
•	the occurrence or failure to occur of any event that would cause any of such party’s representations or warranties contained in the merger agreement to be materially untrue or inaccurate at any time from the date of the merger agreement to the closing of the merger; and
•	any material failure of such party to comply with or satisfy any condition or covenant under the merger agreement.
Employees
For the period commencing at the effective time of the merger through at least the first anniversary of the merger, Nyx has agreed to cause the surviving corporation and its subsidiaries to maintain for employees of Image or our subsidiaries who remain employed by the surviving corporation or its subsidiaries after the effective time of the merger base salary or hourly wage rate, target cash bonus opportunities under annual programs and commissions, and welfare benefits that are no less favorable in the aggregate than as provided to such employees prior to the effective time of the merger. This agreement by Nyx shall not limit any additional rights that any such employee may have any existing employee benefit plan.
Nyx has agreed to give, or cause the surviving corporation to give, at the effective time of the merger to each such current employee credit, for purposes of eligibility to participate, vesting and determination of level of benefits under any employee benefit plans, employee compensation and incentive plans, benefit plans, programs, policies, and arrangements maintained by Nyx, its subsidiaries or the surviving corporation for the benefit of such current employees after the merger, for such current employee’s service prior to the merger to the same extent recognized by us or our subsidiaries. With respect to each such plan that is a “welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, Nyx or its subsidiaries shall:
•	cause any pre-existing condition, eligibility limitation or exclusion, or actively-at-work condition to be waived with respect to such current employees and their eligible dependents; and
•	give effect, for the year in which the closing of the merger occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred, amounts paid by, and amounts reimbursed to such current employees and their eligible dependents under similar plans that we or our subsidiaries maintained, in which such employees and their eligible dependents participated prior to the merger.

Nyx has agreed to cause the surviving corporation and its subsidiaries from the effective time of the merger to assume and honor:
•	each existing employment, change in control, severance and termination plan, policy or agreement between us or our subsidiaries and any officer, director or employee;
•	each equity-based plan, program or agreement and each bonus plan, program or agreement; and
•	all obligations pursuant to existing benefit restoration plans, equity-based plans, bonus plans, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of ours or our subsidiaries, and similar employment compensation and benefit arrangements and agreements in effect at the effective time of the merger.
The provisions of the merger agreement with respect to employees are solely for the benefit of the parties to the agreement, and nothing in the merger agreement is intended to confer any rights or remedies upon any person (including any employee) with respect to such provisions, other than the parties to the merger agreement.
Subject to the obligations discussed above, nothing in the merger agreement shall:
•	be construed as an amendment to any of our benefit plans;
•	prevent the amendment or termination of any of our benefit plans in accordance with their terms;
•	interfere with the surviving corporation’s right or obligations to make changes to such benefit plans necessary to conform with the law; or
•	limit the right of Nyx, the surviving corporation, or any of their subsidiaries to terminate any such current employee’s employment at any time, consistent with applicable contractual obligations and employee benefit plans.
Delisting and Deregistration
We and Nyx have agreed to cooperate with each other in taking all actions necessary to delist our common stock from NASDAQ and terminate registration under the Exchange Act, effective substantially current with the merger.
Rule 16b-3
Prior to the effective time of the merger, we may approve any dispositions of our equity securities (including derivative securities with respect to our equity securities) resulting from the transactions contemplated by the merger agreement by each of our officers or directors who are subject to Section 16 of the Exchange Act with respect to our equity securities.

No Agreement with Image Stockholders
Nyx has agreed that it has not and will not authorize or permit any of its affiliates or representatives to, enter into any agreement, arrangement or understanding, pursuant to which any of our stockholders would be entitled to receive consideration of a different amount or nature than the merger consideration payable pursuant to the merger agreement or, other than the voting agreements described in this proxy statement, pursuant to which a stockholder agrees to vote to adopt the merger agreement or agrees to vote against any superior proposal.
No Undisclosed Arrangements with Our Employees
Nyx will not enter into any agreement, arrangement or understanding, or authorize, commit or agree to enter into any agreement, arrangement or understanding, with any of our employees, officers, directors, consultants, or independent contractors, or any of their affiliates, pursuant to which any such person would be employed or compensated by, or would have any direct or indirect financial interest, in the surviving corporation or its assets, income or business following the closing of the merger that has not been disclosed by or on behalf of Nyx to our board of directors prior to (i) the execution of any such agreement, arrangement or understanding or (ii) the commitment or agreement to enter into any such agreement, arrangement or understanding.
Solvency Letter
Nyx has agreed to deliver to us and our board of directors prior to the closing of the merger a letter reasonably satisfactory to us from an independent third party appraiser selected by Nyx and reasonably satisfactory to us, opining that, immediately after the effective time of the merger:
•	the aggregate value of the surviving corporation’s assets will exceed its total liabilities at a fair valuation and at fair saleable value;
•	the surviving corporation will have the ability to pay its total debts and liabilities as they become due in the usual course of its business; and
•	the surviving corporation will not have an unreasonably small amount of capital with which to conduct its business, based upon the proposed financing structure and certain other financial information Nyx provides to such appraiser.
Conditions to the Merger
The obligations of the parties to complete the merger are subject to the following mutual conditions:
•	receipt of approval of our stockholders of the merger agreement;
•	absence of any material statute, rule, regulation, order, decree, temporary restraining order or injunction issued by a court or other governmental entity that has the effect of making the merger illegal or that otherwise prevents or prohibits the consummation of the merger;
•	expiration or termination of the waiting period under the HSR Act; and
•	receipt from all applicable governmental authorities of all consents, approvals and authorizations legally required to be obtained to consummate the merger.

The obligations of Nyx and TCG to complete the merger are subject to the following additional conditions:
•	the truth and correctness of our representations and warranties, without giving effect to any limitation on any representation or warranty as to “material adverse effect,” or “materiality,” except for matters, individually or in the aggregate, not reasonably expected to have a material adverse effect;
•	the performance, in all material respects, by us of all of our obligations in the merger agreement, and the compliance, in all material respects, by us of all of our covenants and agreements in the merger agreement, required to be performed or complied with prior to the effective time of the merger; and
•	our delivery to Nyx of a certificate signed by an executive officer to the effect that the conditions set forth in the merger agreement have been satisfied.
Our obligation to complete the merger is subject to the following additional conditions:
•	the truth and correctness of Nyx’s representations and warranties, without giving effect to any limitation on any representation or warranty as to “material adverse effect,” or “materiality,” except for matters, individually or in the aggregate, not reasonably expected to have a material adverse effect;
•	the performance, in all material respects, by Nyx and TCG of all of their respective obligations in the merger agreement, and the compliance, in all material respects, by Nyx and TCG of all of their respective covenants and agreements in the merger agreement, required to be performed or complied with prior to the effective time of the merger;
•	the delivery by Nyx to us of a certificate signed by an executive officer to the effect that the conditions set forth in the merger agreement have been satisfied;
•	the delivery by Nyx to us of the solvency letter pursuant to Nyx’s obligations under the merger agreement; and
•	the deposit by Nyx with the paying agent of an amount of cash sufficient to pay the aggregate cash consideration to our stockholders and the holders of our stock options pursuant to the terms of the merger agreement.
Termination
The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:
•	by mutual consent of us and Nyx;
•	by either Nyx or us if:
•	our stockholders do not vote to adopt the merger agreement at the special meeting or any adjournment or postponement thereof;
•	an injunction or order has been entered or an action has been taken by a governmental authority that has the effect of making completion of the merger illegal or otherwise prohibits completion of the merger, provided that the terminating party is not the cause of such restraint;

•	the merger has not been consummated on or before May 20, 2009, or the termination date; however if on such date all conditions to the closing have been fulfilled or are capable of being fulfilled except with respect to the receipt of any necessary HSR Act approval or governmental consent, then the termination date shall be extended upon Nyx’s request (subject to certain conditions) by up to 90 days if our board determines in good faith after consultation with Nyx that an objectively reasonable probability exists that (i) the HSR Act approval or government consent will be received, and (ii) the consummation of the merger will occur within the subsequent 90-day period; or
•	the other party breaches any representation, warranty, covenant or other agreement contained in the merger agreement which:
•	would give rise to the failure of a condition to the terminating party’s obligations relating to the truthfulness and accuracy of representations and warranties and the performance of obligations of the breaching party; and
•	cannot be or has not been cured by the earlier of either (i) 30 days after the non-breaching party has given notice of the breach, or (ii) the date of the proposed termination;
•	by Nyx if our board of directors:
•	withdraws or modifies or changes its recommendation of the merger agreement in a manner adverse to Nyx; or
•	recommends or approves another acquisition proposal or any letter of intent, acquisition agreement or similar agreement relating to any acquisition proposal;
•	by us, prior to obtaining stockholder approval of the merger agreement, if (i) we receive a superior proposal in accordance with the terms of the merger agreement, and subject to payment of a termination fee of $1.8 million;
•	by us, prior to obtaining stockholder approval of the merger agreement, if (i) other than in connection with an acquisition proposal, our board of directors has withdrawn, amended or modified its recommendation of the adoption of the merger agreement in accordance with the terms of the merger agreement, and (ii) we have not materially breached the non-solicitation provisions of the merger agreement; or
•	by us, if all the conditions to closing set forth in the merger agreement have been satisfied or waived (except those that, by their nature, can only be met or waived at closing) and the merger has still not been consummated on or prior to the termination date, other than as a result of our refusal to close in violation of the merger agreement.

Termination Fee; Parent Expense Fee; Business Interruption Fee
Termination Fee
We have agreed to pay to Nyx a termination fee of $1.8 million if the merger is:
•	validly terminated by Nyx as a result of:
•	our board of directors withdrawing, modifying or changing its recommendation of the merger agreement in any manner adverse to Nyx;
•	our board of directors approving or recommending an alternative acquisition proposal; or
•	any person (other than Nyx) entering into a definitive agreement to consummate or consummating an acquisition proposal within nine months following the termination of the merger agreement;
•	validly terminated by us in connection with our board of directors:
•	withdrawing, amending or modifying its recommendation of the merger agreement as a result of receiving a superior proposal; or
•	otherwise changing its recommendation of the merger agreement; or
•	validly terminated by either party as a result of our stockholders failing to approve the merger agreement, where:
•	at the time of the stockholder meeting a third party has publicly announced a bona fide acquisition proposal for a certain value that has not been withdrawn prior to the stockholder meeting; and
•	we enter into a definitive agreement with respect to, or consummate an acquisition proposal with such third party within six months of the stockholder meeting.
Parent Expense Fee
We have agreed to pay Nyx a “parent expense fee” of $750,000 if the merger agreement is validly terminated:
•	by either party as a result of the failure to obtain stockholder approval; or
•	by Nyx on the basis of a breach of our representations, warranties, covenants or other agreements contained in the merger agreement.

Business Interruption Fee
Nyx has agreed to pay us a “business interruption fee” of $1.8 million if the merger agreement is validly terminated:
•	by either party as a result of the merger not being completed by the termination date; or
•	by us as a result of;
•	breach by Nyx or TCG of their respective obligations under the merger agreement relating to (i) Nyx’s financing of the merger or (ii) obtaining necessary third party consents and governmental approvals; or
•	failure by Nyx to consummate the merger on or prior to the termination date, other than as a result of our refusal to close in violation of the merger agreement, in circumstances where we have satisfied all applicable conditions to close the merger.
Contemporaneously with such termination, Nyx will forfeit its entire deposit to us, including the initial deposit of $500,000 and a second deposit of $1.3 million, in accordance with the agreed trust instructions, and the deposit will be credited to the payment of the business interruption fee. Payment by Nyx of the second deposit of $1.3 million is also secured by the guarantee provided by Q-Black in the event that we become entitled such business interruption fee. If the deposit amounts are insufficient to satisfy the business interruption fee, Nyx will pay us the balance owed by wire transfer of immediately available funds.
We, Nyx and TCG acknowledged in the merger agreement that the arrangements with respect to the termination fee, parent expense fee and business interruption fee are integral to the transactions contemplated by the merger agreement and that, without these agreements, the parties would not enter into the merger agreement. As such, if a party fails to promptly pay the fees described above, interest shall accrue on the amount from the date such payment was required to be paid until the date of payment at the rate of 8% per annum. If such matter is litigated, and such suit results in a judgment for the party who commenced suit, the other party shall pay the suing party’s reasonable costs in connection with such litigation. Both Nyx and we have agreed that the termination fee, business interruption fee and the parent expense fee do not constitute penalties, but are liquidated damages in a reasonable amount to compensate the injured party for efforts and resources expended and opportunities foregone while negotiating the merger agreement, and in reliance on the merger agreement and the expectation of the consummation of the merger. The parties further agree that these remedies are the sole and exclusive remedies of the parties, except in cases of fraud or a knowing or intentional breach of the merger agreement.
Financing Breach
Nyx has agreed that if (i) it is in compliance with the financing provisions of the merger agreement, (ii) the terms and conditions of the financing commitments with respect to any alternate financing have been satisfied, and (iii) one or more of the lenders obligated to provide a portion of the alternate financing fails to provide its portion of such financing and, as a result, the closing of the merger does not occur, Nyx will, upon our request, promptly commence litigation against any such breaching lender, using its best efforts to either compel the required performance or seek the maximum amount of damages available as a result of such breach.
Any amounts received by Nyx and TCG in settlement or resolution of any such proceeding, minus reasonable fees and expenses incurred by them, must be paid to us promptly following its receipt by them.
If such recovery is obtained prior to the termination of the merger agreement, Nyx must complete the merger and the other transactions contemplated by the merger agreement.

Affiliate Liability
None of our affiliates shall have any personal liability or personal obligation to Nyx or TCG under or in connection with the merger agreement. Nyx and TCG have waived and released all such claims of liability and obligation, except for claims of liability and obligation arising from intentional misrepresentation or fraud of our affiliates in connection with:
•	the merger agreement;
•	the voting agreements; or
•	any other written agreement our affiliates entered into with Nyx, TCG or any of their affiliates in connection with the transactions contemplated by the merger agreement.
Our affiliates are:
•	any direct or indirect holder of our equity interests or securities, whether limited or general partners, members, stockholders or otherwise;
•	any of our directors, officers, or employees; or
•	any director, officer or employee of any entity who controls us.
Specific Performance
We, Nyx and TCG have agreed that irreparable damage would occur if any of the provisions of the merger agreement are not performed in accordance with their specific terms, or are otherwise breached. The parties have agreed that in the event of a breach or threatened breach by any other party of any covenant or obligation in the merger agreement, the non-breaching party is entitled to obtain:
•	an order of specific performance to enforce the covenant or obligation; and
•	an injunction restraining the breach or threatened breach.
This entitlement is in addition to any other remedy available to the non-breaching party in law or equity, including monetary damages, but only to the extent such remedy is permitted by the merger agreement.
Where Nyx and TCG are obligated to consummate the merger and the merger has not been consummated on or prior to the termination date (other than as a result of our refusal to close in violation of the merger agreement), we will not be entitled to specifically enforce Nyx’s or TCG’s obligations to consummate the merger, except for their obligation to cause the financing for the merger to be funded if we have satisfied all other conditions and such financing or alternate financing is available.
We, Nyx and TCG have further agreed that no other party to the merger agreement or other person shall be required to post any bond or similar instrument in connection with obtaining specific performance under the merger agreement, and we waive any right to require such an instrument.

Amendment and Waiver
The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

PROPOSAL 2
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting to a later date in order to allow for the solicitation of additional proxies if there are insufficient votes at the special meeting to adopt the merger agreement.
If, at the special meeting, the number of shares of our common stock, present in person or represented by proxy, is insufficient to constitute a quorum, or the number of shares of our common stock voting in favor of the adoption of the merger agreement is insufficient to approve adoption of the merger agreement under applicable law, our management intends to move to adjourn or postpone the special meeting in order to enable our board of directors to solicit additional proxies. In that event, we will hold the vote on the adjournment or postponement proposal and not the proposal relating to the adoption of the merger agreement.
If our stockholders approve the adjournment or postponement proposal, we could adjourn or postpone the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment or postponement proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement, we could adjourn or postpone the special meeting without a vote on the proposal and seek to convince the holders of those shares who voted against any proposal to change their votes to votes in favor of the applicable proposal.
If the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, unless the adjournment or postponement is for more than 30 days, or if after the adjournment or postponement a new record date is fixed for the adjourned meeting.
The affirmative vote of the holders of a majority in voting power of the shares of our common stock which are present in person or represented by proxy and entitled to vote on the proposal is required to approve the adjournment or postponement proposal. Accordingly, “broker non-votes” will not affect the outcome of the vote on the proposal, although abstentions will have the same effect as a vote against the proposal. Unless instructed to the contrary in the proxy, the shares represented by properly completed and submitted proxies will be voted FOR the proposal to approve the adjournment or postponement proposal.
Our board of directors believes that if the number of shares of our common stock present in person or represented by proxy at the special meeting and voting in favor of the adoption of the merger agreement is insufficient to approve such proposals, it is in the best interests of our stockholders to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of the adoption of the merger agreement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL
TO ADJOURN OR POSTPONE THE SPECIAL MEETING FOR THE PURPOSE OF
SOLICITING ADDITIONAL PROXIES.

MARKET PRICES OF COMMON STOCK
Our common stock is traded on the NASDAQ Global Market under the symbol “DISK.”
On November 20, 2008, the last trading day prior to the announcement of the merger agreement, the closing price per share of our common stock was $0.69. The average closing price per share of our common stock over the one-year period ended December 31, 2008, was $• per share. On •, 2009, the last trading day before the date of this proxy statement, the closing price per share of our common stock was $•. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.
The following table sets forth the high and low closing sales prices per share of our common stock on the NASDAQ Global Market for the periods indicated.

	Common Stock
	High	Low
Fiscal Year Ended March 31, 2009
Quarter ended June 30, 2008	$1.82	$0.93
Quarter ended September 30, 2008	$1.24	$0.84
Quarter ended December 31, 2008	•	•

Fiscal Year Ended March 31, 2008
Quarter ended June 30, 2007	$4.34	$4.17
Quarter ended September 30, 2007	$4.38	$4.04
Quarter ended December 31, 2007	$4.47	$3.50
Quarter ended March 31, 2008	$3.59	$1.11

Fiscal Year Ended March 31, 2007
Quarter ended June 30, 2006	$3.95	$3.50
Quarter ended September 30, 2006	$3.85	$3.42
Quarter ended December 31, 2006	$3.65	$3.26
Quarter ended March 31, 2007	$4.19	$3.05

Fiscal Year Ended March 31, 2006
Quarter ended June 30, 2005	$5.36	$2.70
Quarter ended September 30, 2005	$4.43	$2.68
Quarter ended December 31, 2005	$4.15	$3.02
Quarter ended March 31, 2006	$3.73	$3.20
We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of December 15, 2008, with respect to the beneficial ownership of shares of our common stock owned by (i) each person, who, to our knowledge based on Schedules 13G or 13D filed with the SEC, is the beneficial owner of more than 5% of our outstanding common stock, (ii) each person who is currently a director, (iii) each named executive officer, and (iv) all of our current directors and executive officers as a group. Unless indicated otherwise below, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity.

		Percent of
	Shares of Common Stock	Common
Name of Beneficial Owner	Beneficially Owned(1)	Stock(2)
Nyx Acquisitions, Inc.(3)(4)	8,434,154	38.59%
Image Investors Co.(5)	6,069,767	27.77%
MMCAP International Inc. SPC and MM Asset Management Inc.(6)	2,172,077	9.94%
Slaight Communications, Inc.(7)	1,542,283	7.06%
Martin W. Greenwald(8)	1,321,604	5.91%
David Borshell(9)	365,989	1.65%
Jeff M. Framer(10)	298,697	1.35%
Ira S. Epstein(11)	72,904	*
Derek Eiberg (12)	62,500	*
M. Trevenen Huxley(13)	44,904	*
Robert J. McCloskey(14)	33,184	*
Gary Haber(15)	28,884	*
David Coriat(16)	8,184	*
Bill Bromiley(17)	6,666	*
All directors and executive officers as a group (10 persons)	2,243,516	9.67%

(1)	The number of shares beneficially owned includes shares of common stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each owner’s mailing address is c/o Image Entertainment, Inc., 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311-6104 and each owner named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that owner, subject to applicable community property and similar laws.

(2)	On December 15, 2008, there were 21,855,718 shares of our common stock, $.0001 par value, outstanding. Common stock not outstanding but which underlies options and rights (including warrants) vested as of, or vesting within, 60 days after December 15, 2008, is deemed to be outstanding for the purpose of computing the percentage of the common stock beneficially owned by each named person (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose.

(3)	In connection with the merger agreement, Image Investors Co., Standard Broadcasting Corp. Ltd. and Martin W. Greenwald have agreed to vote their shares of our common stock in favor of the adoption of the merger agreement. Based on those voting agreements, the outstanding shares of common stock owned by each of Image Investors Co., Standard Broadcasting Corp. Ltd. and Martin W. Greenwald may be deemed to beneficially owned by Nyx. The above does not include unexercised options.

(4)	Includes 100,000 of shares of our common stock which Martin W. Greenwald has orally agreed to sell to Nyx or an affiliate of Nyx prior to the closing of the merger.

(5)	The mailing address of Image Investors Co. is 21 Main Street — Suite 202, Hackensack, New Jersey 07601. All of the shares of common stock are held of record by Image Investors Co. The shares of common stock listed in the table as beneficially owned by Image Investors Co. may also be deemed to be beneficially owned by John W. Kluge and Stuart Subotnick by virtue of their being directors, executive officers and the only stockholders of Image Investors Co. With respect to these shares, Messrs. Kluge and Subotnick share voting and investment powers. Ownership based on information provided on Amendment No. 18 (filed December 4, 2008) to Schedule 13D dated July 18, 1988, filed with the SEC by Image Investors Co., John W. Kluge and Stuart Subotnick.

(6)	The mailing address of MMCAP International Inc. SPC is P.O. Box 32021, SMB, Admiral Financial Centre, 90 Fort Street, Grand Cayman, Cayman Islands BWI. The mailing address of MM Asset Management Inc. is 141 Adelaide Street West, Suite 410, Toronto, Ontario, Canada M5H 3L5. The information provided herein is based on information provided on Form 4, dated November 21, 2008, filed with the SEC on behalf of MMCAP International Inc. SPC and MM Asset Management Inc on November 26, 2008. The parties share voting and dispositive power with respect to the shares indicated as beneficially owned by them.

(7)	The mailing address of Slaight Communications, Inc. is 2 St. Clair Avenue West, Suite 1102, Toronto, Ontario, Canada M4V 1L6. The shares of common stock listed in the table as beneficially owned by Slaight Communications, Inc. may also be deemed to be beneficially owned by Allan Slaight by virtue of his position as a director and the sole stockholder of Slaight Communications, Inc. Ownership based on information provided on Schedule 13D dated December 19, 2008, filed with the SEC by Slaight Communications, Inc. and Allan Slaight.

(8)	Based on information provided on Amendment No. 1 (filed on November 28, 2008) to Schedule 13D (dated April 6, 2007), filed with the SEC by Martin W. Greenwald. Includes options to purchase 499,500 shares of common stock and 1,030 shares owned by MomAnDad, Inc., of which Mr. Greenwald is a 50% owner.

(9)	Includes vested options to purchase 345,582 shares of common stock.

(10)	Includes vested options to purchase 279,916 shares of common stock.

(11)	Includes vested options to purchase 55,000 shares of common stock.

(12)	Includes vested options to purchase 62,500 shares of common stock.

(13)	Includes vested options to purchase 25,000 shares of common stock.

(14)	Includes vested options to purchase 30,000 shares of common stock.

(15)	Includes vested options to purchase 25,000 shares of common stock.

(16)	Includes vested options to purchase 5,000 shares of common stock.

(17)	Includes vested options to purchase 6,666 shares of common stock.

STOCKHOLDER PROPOSALS
If the merger is not completed, we will continue to be a publicly held company and thus our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. To be considered for inclusion in our proxy solicitation materials for the Fiscal 2009 Annual Meeting of Stockholders, a stockholder proposal under SEC Rule 14a-8 must be received by our Corporate Secretary at our principal executive offices no later than thirty days prior to the date the Company intends to mail its proxy materials for the Fiscal 2009 Annual Meeting. You may wish to have a proposal (other than a proposal in respect of a nominee for election to our board of directors) presented at the Fiscal 2009 Annual Meeting of Stockholders but not to have the proposal included in our proxy statement for the meeting. If notice of the proposal is not received by us by the date which is no later than thirty days prior to the date the Company intends to mail its proxy materials for the Fiscal 2009 Annual Meeting, then the proposal will be deemed untimely under Rule 14a-4(c) under the Securities Exchange Act of 1934, and we will have the right to exercise discretionary voting authority with respect to the proposal.
Under Article II, Section 10 of our bylaws, nominations for election of members of the board may be made by the board or any stockholder of any outstanding class of our voting stock entitled to vote for the election of directors. Notice of intention to make any nominations, other than the board of directors, must be made in writing and be received by our Corporate Secretary at our executive principal offices not less than 90 days and no more than 120 days prior to September 2, 2009. The notice must contain the following information about each nominee, together with such other information as the board of directors may require:
•	name, age, business address and residential address;
•	principal occupation;
•	number of shares of our voting stock owned by the nominee; and
•	any other information that would be required by SEC Rule 14a with respect to the election of directors.
The notice must also contain the name and residence address of the notifying stockholder, and the number of shares voting stock of Image owned by the notifying stockholder. Nominations not made in accordance with these procedures will be disregarded by the chairman of the meeting, and the inspectors of election will then disregard all votes cast for the nominees.
COMMUNICATIONS WITH OUR BOARD OF DIRECTORS
Stockholders may send communications to our board of directors. Communications should be addressed to our Corporate Secretary at our principal offices at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311. The Corporate Secretary will forward any communications received directly to the board of directors. While we do not have a policy with regard to board of directors attendance at special meetings, we expect all the members of our board of directors to attend.

OTHER MATTERS
Other Business at the Special Meeting
Management does not know of any matter to be brought before the special meeting, other than the matters described in the Notice of Special Meeting accompanying this proxy statement. The persons named in the form of proxy solicited by our board of directors will vote all proxies, which have been properly executed, and if any matters not set forth in the Notice of Special Meeting are properly brought before the meeting, such persons will vote thereon in accordance with their best judgment.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file special, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
Please call the SEC at (800) SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet Web site maintained by the SEC at www.sec.gov.
Reports, proxy statements or other information concerning us may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, DC. 20006.
INCORPORATION BY REFERENCE
The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.
We incorporate by reference into this proxy statement the documents listed below:
•	Our Annual Report on Form 10-K for the year ended March 31, 2008;
•	Our Quarterly Reports on Form 10-Q for the periods ended June 30, 2008 and September 30, 2008; and
•	Our Current Reports on Form 8-K filed on November 21, 2008, November 13, 2008, October 21, 2008, October 8, 2008, September 8, 2008, August 12, 2008, August 6, 2008, July 9, 2008, June 30, 2008, June 26, 2008, April 11, 2008, April 10, 2008, April 9, 2008, April 3 , 2008, April 2, 2008, and April 1, 2008.
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Image Entertainment, Inc., 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311-6104, Attention: Corporate Secretary. If you would like to request documents, please do so by •, 2009, in order to receive them before the special meeting.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated •, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
By Order of the Board of Directors,
Michael B. Bayer, Esq.
Corporate Secretary
Image Entertainment, Inc.
•, 2009

Annex A

AGREEMENT AND PLAN OF MERGER
among
NYX ACQUISITIONS, INC.,
THE CONCEIVED GROUP, INC.
and
IMAGE ENTERTAINMENT, INC.
Dated as of November 20, 2008

A-i-

(continued)

A-ii-

(continued)

A-iii-

(continued)

A-iv-

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 20, 2008, by and among Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Image Entertainment, Inc., a Delaware corporation (the “Company”).
RECITALS
A. The parties intend that Merger Sub be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”).
B. The respective boards of directors of the Company (the “Company Board”), Parent and Merger Sub have unanimously approved this Agreement and the other transactions contemplated by this Agreement.
C. As an inducement for Parent and Merger Sub to enter into this Agreement, certain of the holders of the issued and outstanding shares of common stock, par value $.0001 per share, of the Company (the “Company Common Stock”) are executing and delivering voting agreements (the “Voting Agreements”), dated of even date herewith, pursuant to which such holders have agreed, subject to the terms and conditions thereof, to vote their shares of Company Common Stock in favor of adoption of this Agreement.
D. Concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Fee Guarantee (as defined below) is being executed and delivered to the Company.
E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent, Merger Sub or any of their respective Affiliates) involving: (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of the Company, (B) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect, or (C) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of 20% or more of the voting stock of the Company or any tender or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the voting stock of the Company.
“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company.
“Agreement” has the meaning set forth in the Preamble.
“Alternate Financier” has the meaning set forth in Section 9.04.
“Alternate Financing” has the meaning set forth in Section 7.09(d).
“Antitrust Authorities” means the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States of America and any other domestic or foreign Governmental Entity having jurisdiction with respect to the transactions contemplated by this Agreement pursuant to applicable Antitrust Laws.
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other applicable competition, merger control, antitrust or similar Laws.
“Appraisal Shares” has the meaning set forth in Section 3.02.
“Appraiser” has the meaning set forth in Section 7.19.
“beneficial ownership” or “beneficially own” shall have the respective meanings as those terms are used under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Black Scholes Value” means the value of the Portside Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of closing of the Merger for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the Portside Warrant as of such date of request and (ii) an expected volatility equal to the greater of 50% and the 100 day volatility obtained from the “HVT” function on Bloomberg as of the day immediately following the public announcement of the Merger.
“Book-Entry Shares” has the meaning set forth in Section 3.06(b).
“Business Day” means any day other than the days on which banks in the City of New York or the City of Los Angeles are required or authorized to close.
“Business Interruption Fee” means One Million Eight Hundred Thousand Dollars ($1,800,000).
“Certificate of Merger” has the meaning set forth in Section 2.01(a).
“Certificates” has the meaning set forth in Section 3.06(b).
“Closing” has the meaning set forth in Section 2.01(a).
“Closing Date” has the meaning set forth in Section 2.01(b).
“Code” means the Internal Revenue Service Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Affiliate” has the meaning set forth in Section 10.09.
“Company Benefit Plan” means each Employee Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) and all stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, employment, change-in-control, fringe benefit, bonus, incentive, pension, profit sharing, medical, deferred compensation and other material Employee Benefit Plans, agreements, programs, policies, practices or other arrangements, whether or not subject to ERISA, under which any Company Employee has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any present or future liability.
“Company Board” has the meaning set forth in the Preamble.
“Company Board Recommendation” means the recommendation of the Company Board that the Company Stockholders adopt this Agreement.
“Company Bylaws” has the meaning set forth in Section 4.01.
“Company Certificate of Incorporation” has the meaning set forth in Section 4.01.

“Company Common Stock” has the meaning set forth in the Recitals.
“Company Convertible Note” means that certain senior convertible note issued to Portside Growth and Opportunity Fund, originally dated as of August 30, 2006, in an original principal amount of Seventeen Million Dollars ($17,000,000), as amended on November 10, 2006.
“Company Credit Facility” means the Company’s secured senior revolving credit facility in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000) pursuant to the Loan and Security Agreement, dated May 4, 2007, between the Company, Egami Media, Inc., Image Entertainment (UK), Inc., Home Vision Entertainment, Inc. and Wachovia Capital Finance Corporation (Western), as amended by a First Amendment, dated as of April 28, 2008.
“Company Disclosure Letter” means the disclosure letter dated November 20, 2008 delivered to Parent and Merger Sub by the Company concurrently with the execution and delivery of this Agreement.
“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.
“Company Material Adverse Effect” means an effect, event, development or change, which individually or in the aggregate with other effects, events, developments or changes is materially adverse to the business, assets, properties, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, other than any effect, event, development or change arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in the industries in which the Company and its Subsidiaries operate, (C) changes in general legal, tax, regulatory, political or general economic conditions affecting the Company or companies in general, (D) changes in GAAP or in Law, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, (E) the execution, announcement (including the identity of Parent and its Affiliates) or performance or pendency of, or compliance with, this Agreement (and each other agreement to be executed and delivered in connection herewith) or the consummation of the Merger and the other transactions contemplated herein, including the threatened or actual impact thereof on relationships, contractual or otherwise, with Governmental Entities, customers, suppliers, landlords, licensors, distributors, partners or Company Employees (including the threatened or actual termination, suspension, modification or reduction of such relationships), (F) earthquakes, hurricanes or other natural disasters, (G) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (H) any change in the Company’s stock price or trading volume, (I) any failure by the Company to meet or exceed any public or internal projections, forecasts or revenue or earnings predictions for any period, (J) any action taken by Parent or its Affiliates in bad faith or in contravention of the terms of this Agreement, (K) any increase in the cost or availability of Financing or Alternate Financing to Parent or its Affiliates, (L) any matter disclosed in (x) the Company SEC Documents prior to the date of this Agreement, (y) the Company Disclosure Letter, including in each case, any adverse effect or adverse event, development or change that occurs after the date of this Agreement but that arises out of or results from any such matter or (z) the Electronic Data Room.

“Company Preferred Stock” means the preferred stock, par value $.0001 per share, of the Company.
“Company Proxy Statement” has the meaning set forth in Section 4.03.
“Company Rights” means the preferred stock purchase rights associated with the Company Common Stock pursuant to the Company Rights Agreement.
“Company Rights Agreement” means the Rights Agreement, dated as of October 31, 2005, between the Company and Computershare Trust Company, Inc., a Colorado limited purpose trust company, as Rights Agent.
“Company SEC Documents” has the meaning set forth in Section 4.06(a).
“Company Stockholders” means the holders of the issued and outstanding shares of Company Common Stock.
“Company Stockholder Meeting” means a meeting of Company Stockholders (which may be the regular annual meeting) for the purposes of obtaining the Requisite Stockholder Vote held in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws.
“Company Stock Option” has the meaning set forth in Section 3.03.
“Company Stock Plans” means the Company’s 2004 Incentive Compensation Plan and 1998 Incentive Plan.
“Compensation” has the meaning set forth in Section 7.14.
“Confidentiality Agreement” means the letter agreement, dated July 22, 2008, between Q-Black and the Company.
“Contract” has the meaning set forth in Section 4.04.
“Convertible Note Consideration” has the meaning set forth in Section 3.05.
“Current Employees” has the meaning set forth in Section 7.14.
“Deposit” has the meaning set forth in Section 3.07.
“DGCL” means the Delaware General Corporation Law.
“Effective Time” has the meaning set forth in Section 2.01(a).
“Electronic Data Room” means the electronic data room maintained at the website address ftp.image-entertainment.com in connection with the transactions contemplated by this Agreement.
“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“Environmental Laws” means all Laws as in effect on or prior to the date hereof for the protection of human health, safety, or welfare or the environment, including any emission, discharge, generation, storage, treatment, disposal, abatement, Release, threatened Release, reporting, licensing, permitting, investigation, cleanup, mitigation, remediation, transportation, or other handling of any Hazardous Materials, including the following federal Laws as amended and their state counterparts: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq.; and (ii) all other requirements pertaining to protection of air, surface water, groundwater or land and subsurface, natural resources, and related human health, safety, or welfare.
“Environmental Liabilities and Costs” means all damages, natural resource damages, claims, losses, expenses, costs, obligations, and liabilities (collectively, “Environmental Losses”) imposed under Environmental Laws, including all Environmental Losses related to Remedial Actions, and all fees, compliance costs, disbursements, penalties, fines and expenditures necessary to cause property of the Company, the Company, any Subsidiary of the Company or the business of the Company to be in compliance with the requirements of Environmental Laws.
“Environmental Permits” means any federal, state or local permit, license, registration, consent, order, administrative consent order, certificate, approval, waiver or other authorization necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted under any applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exempt Termination Date” has the meaning set forth in Section 7.19(b).
“Expenses” means, with respect to any party to this Agreement, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to this Agreement and the transactions contemplated hereby, including (i) the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including (ii) the preparation, printing, filing and mailing of the Company Proxy Statement and the solicitation of the Requisite Stockholder Vote, (iii) the preparation and filing of all applications, notices, registrations, declarations, petitions and filings with any Governmental Entity, and (iv) all other matters related to the transactions contemplated hereby.
“Fairness Opinion” has the meaning set forth in Section 4.11.
“Fee Guarantee” means that certain guarantee in favor of the Company, dated as of the date hereof, pursuant to which the payment of the Business Interruption Fee to the Company is being guaranteed if the Company becomes entitled to such payment pursuant to Section 9.03(c) hereof.

“Financing” has the meaning set forth in Section 5.07.
“Financing Commitment” has the meaning set forth in Section 5.07.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body with legal jurisdiction to exercise any regulatory, judicial, taxing, importing or other governmental authority.
“Hazardous Materials” means any substance that (a) is defined, listed, identified or otherwise regulated under any Environmental Law relating to the protection of the environment or (b) requires investigation, remediation, or other protective measures under such Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indemnified Liabilities” has the meaning set forth in Section 7.08(a).
“Indemnified Persons” has the meaning set forth in Section 7.08(a).
“Initial Deposit” has the meaning set forth in Section 3.07.
“Intellectual Property Right” means any trademark, service mark, trade name, copyright, patent, software license, other database, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.
“known,” “knowingly” or “Knowledge” means, with respect to the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 1.01 of the Company Disclosure Letter.
“Law” or “Laws” means, as applicable, all statutes, laws, rules, regulations, ordinances or codes of any Governmental Entity and all writs, orders, decisions, injunctions, judgments, awards and decrees of any Governmental Entity.
“Letter of Transmittal” has the meaning set forth in Section 3.06(b).
“Liens” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
“Material Contract” has the meaning set forth in Section 4.21.
“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).
“Merger Sub” has the meaning set forth in the Preamble.
“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.
“New Commitment Letter” has the meaning set forth in Section 7.09(d).
“Note Holder” means Portside Growth and Opportunity Fund or any other registered assign of the Company Convertible Note.
“Option Consideration” has the meaning set forth in Section 3.03.
“Option Surrender Agreement” has the meaning set forth in Section 3.03.
“other party” means, with respect to the Company, Parent and Merger Sub, collectively, and with respect to Parent and Merger Sub, the Company, unless the context otherwise requires.
“Parent” has the meaning set forth in the Preamble.
“Parent Expense Fee” has the meaning set forth in Section 9.03(d).
“Parent Material Adverse Effect” means an effect, event, development, change, occurrence or state of facts that prevents or materially impedes, interferes with, hinders or delays or impairs the ability of Parent and Merger Sub (i) to consummate the Merger, the Financing and the other transactions contemplated hereby, (ii) to observe and perform its material obligations hereunder or (iii) to pay the fees set forth in Section 9.04.
“Parent Plan” has the meaning set forth in Section 7.14(b).
“Paying Agent” has the meaning set forth in Section 3.06(a).
“Payment Fund” has the meaning set forth in Section 3.06(a).
“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Entity possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries, other than Environmental Permits.
“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings or with respect to which there remains an opportunity to contest; or (iii) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in any Company SEC Document filed prior to the date of this Agreement; and (ix) any other Liens that do not secure a liquidated amount and that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity or group (as defined in the Exchange Act).
“Portside Warrant” means that certain warrant, dated August 30, 2006, as amended, in the name of Portside Growth and Opportunity Fund or its permitted assigns, pursuant to which the holder thereof is entitled to purchase from the Company at the exercise price then in effect One Million (1,000,000) shares of Company Common Stock.
“Portside Warrantholder” has the meaning set forth in Section 3.04.
“Portside Warrant Consideration” has the meaning set forth in Section 3.04.
“Q-Black” means Q-Black, LLC, a California limited liability company.
“Raymond James” means Raymond James & Associates, Inc.
“Registered Marks” has the meaning set forth in Section 4.19.
“Release” means any releasing, spilling, leaching, disposing or other transmission or discharging of Hazardous Materials into the environment (including air, soil, subsurface, surface water and groundwater).
“Remedial Action” means all actions required by the Environmental Laws to investigate, monitor, clean up, remove, treat or in any other way remediate any Release.
“Representatives” means with respect to any Person, any director, officer or employee of, or any investment banker, financial advisor, accountant, attorney or other agent or representative of, such Person.
“Requisite Stockholder Vote” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws.
“Restraints” has the meaning set forth in Section 8.01(b).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder.

“SEC” means the Securities and Exchange Commission.
“Second Deposit” has the meaning set forth in Section 3.07.
“Section 203” has the meaning set forth in Section 4.12.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Solvency Letter” has the meaning set forth in Section 7.19.
“Subsidiary,” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).
“Superior Proposal” means a written, bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”), which the Company Board in good faith determines is more favorable to the Company Stockholders than the transactions contemplated hereby (taking into account any proposal by Parent to amend the terms of the Merger or this Agreement).
“Surviving Corporation” has the meaning set forth in the Recitals.
“Tax” means all U.S. Federal, state, local, foreign and other taxes (including withholding taxes), assessments, levies, imposts and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto.
“Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with a Governmental Entity with respect to Taxes, including any amendments or supplements to any of the foregoing.
“Termination Date” has the meaning set forth in Section 9.01(b)(iii).
“Termination Fee” means One Million Eight Hundred Thousand Dollars ($1,800,000).
“Trading Day” means any day on which the shares of Company Common Stock are traded on The NASDAQ Global Market, or, if The NASDAQ Global Market is not the principal trading market for the shares of Company Common Stock, then on the principal securities exchange or securities market on which the shares of Company Common Stock are then traded; provided, that “Trading Day” shall not include any day on which the shares of Company Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Company Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transfer Taxes” means all stock transfer, real estate transfer, property, documentary, stamp, recording and other similar Taxes incurred in connection with the transactions contemplated by this Agreement.
“Trust Instructions” has the meaning set forth in Section 3.07.
“Voting Agreements” has the meaning set forth in the Recitals.
ARTICLE II
THE MERGER
SECTION 2.01 The Merger.
(a) The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of the DGCL. As soon as practicable on the Closing Date after the closing of the Merger (the “Closing”), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).
(b) Closing. The Closing shall take place at 8:00 a.m. local time on a date to be specified by the parties hereto, which date shall be no later than the second (2nd) Business Day after satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of the conditions set forth in Article VIII of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such satisfaction at the Closing or, to the extent permitted by this Agreement and applicable Law, waiver of those conditions at or prior to the Closing), at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Blvd., Los Angeles, California 90064, unless another time, date or place is agreed to by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
(c) Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the Surviving Corporation and shall succeed to and assume all of the rights and obligations of the Company and Merger Sub in accordance with the DGCL. As a result of the Merger, the Surviving Corporation shall become a direct wholly owned subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation, in each case as contemplated by Section 259 of the DGCL.

SECTION 2.02 Certificate of Incorporation. At the Effective Time and subject to Section 7.09, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.
SECTION 2.03 Bylaws. At the Effective Time and subject to Section 7.09, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable Law.
SECTION 2.04 Directors and Officers. From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
MERGER SUB; EXCHANGE OF CERTIFICATES
SECTION 3.01 Effect of the Merger on Capital Stock. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:
(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and shall represent one newly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.
(b) Capital Stock of the Company.
(i) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in clause (ii) of this Section 3.01(b) and any Appraisal Shares) shall be converted into the right to receive $2.75 in cash, without interest (the amount per share of Company Common Stock to be paid pursuant to this Section 3.01(b)(i) is referred to as the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate previously representing any such converted shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.
(ii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered or deliverable therefor.

(c) Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Stock Options), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock (or Option Consideration to be paid for any Company Stock Option, as the case may be) as provided in this Agreement shall be equitably adjusted to give effect to such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration or the Option Consideration, as the case may be, subject to further adjustment in accordance with this Section 3.01(c). For the avoidance of doubt, nothing in this Section 3.01(c) alone shall cause the aggregate price paid for all outstanding shares of Company Common Stock to increase.
SECTION 3.02 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder (excluding any shares described in Section 3.01(b)(ii)) who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.01(b), but instead at the Effective Time the holders of Appraisal Shares shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and, at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and the holder of such shares shall cease to have any rights with respect thereto, except as set forth in this Section 3.02. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal, in each case under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease, and each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any shares of Company Common Stock, and provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 3.03 Treatment of Company Stock Options. The Company agrees that it will take such actions as are necessary to cause each option for the purchase of Company Common Stock outstanding at the Effective Time (“Company Stock Option”), whether or not exercisable, under the Company Stock Plans, to become fully exercisable (if not then fully exercisable), and such options shall thereafter be cancelled and shall automatically cease to exist, and each holder of a Company Stock Option shall cease to have any rights with respect to such Company Stock Option except the right to receive the following consideration upon delivery of an option surrender agreement, which shall be in a form mutually agreed to by the parties hereto (“Option Surrender Agreement”), in accordance with Section 3.06(b)(i)(B): for each share of Company Common Stock subject to such Company Stock Option, an amount in cash (without interest) equal to the excess, if any, of (i) the Merger Consideration payable in respect of a share of Company Common Stock over (ii) the per share exercise price of such Company Stock Option (such amount in cash as described above being hereinafter referred to as the “Option Consideration”).
SECTION 3.04 Treatment of Portside Warrant.
(a) Pursuant to Section 4(b) of the Portside Warrant, the Company shall deliver a notice to Portside Growth and Opportunity Fund or its permitted assigns (the “Portside Warrantholder”) no less than ten (10) Trading Days prior to the consummation of the Merger stating that (A) upon consummation of the Merger the Company will deliver cash (without interest) to the Portside Warrantholder in an amount (calculated in accordance with the hypothetical calculation in Section 3.04 of the Company Disclosure Letter, the “Portside Warrant Consideration”) equal to the Black Scholes Value of the remaining unexercised portion of the Portside Warrant on the date immediately prior to the announcement of the Merger determined using the Black Scholes Option Pricing Model and (B) upon delivery of such cash payment against delivery and surrender of the original Portside Warrant, the Portside Warrant shall no longer be outstanding.
(b) As of the Effective Time, the Portside Warrant shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and the Portside Warrantholder shall cease to have any rights with respect thereto, except the right to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than two (2) Business Days after the Effective Time) from the Surviving Corporation, the Portside Warrant Consideration.
SECTION 3.05 Company Convertible Note. As stated in, and pursuant to the terms and conditions set forth in, Section 5(b) of the Company Convertible Note, if the Surviving Corporation (including Parent) is a privately held company, at any time during the period beginning after the Note Holder’s receipt of a Change of Control Notice (as defined in the Company Convertible Note) and ending twenty (20) Trading Days after the consummation of a Change of Control (as defined in the Company Convertible Note), may require the Note Holder to redeem all of the Company Convertible Note by delivering the Company Change of Control Redemption Notice (as defined in the Company Convertible Note) to the Note Holder. Such redemption shall be (a) in cash equal to such amount as calculated on Section 3.05 of the Company Disclosure Letter (the “Convertible Note Consideration”) and (b) made in accordance with Section 12 of the Company Convertible Note.

SECTION 3.06 Payment for Securities.
(a) Paying Agent; Payment Fund. Prior to the Effective Time, Merger Sub shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for all parties to this Agreement, as well as for the holders of Company Common Stock and holders of the Company Stock Options in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration and the Option Consideration to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock and Company Stock Options, for payment in accordance with this Article III through the Paying Agent, cash (including the Deposit) in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 3.01 and the aggregate Option Consideration payable pursuant to Section 3.03 (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 3.01 and the Option Consideration payable pursuant to Section 3.03, in each case, out of the Payment Fund. The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, however, that any interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock and Company Stock Options shall be entitled under Section 3.01 and Section 3.03, respectively, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares for the Merger Consideration and the surrender of Company Stock Options for the Option Consideration.
(b) Payment Procedures.
(i) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver:
(A) to each record holder, as of immediately prior to the Effective Time, of (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”) or (2) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a customary letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 3.01(b)(i); and

(B) to each holder of a Company Stock Option as of the Effective Time (1) an Option Surrender Agreement, and (2) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.
(ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Surviving Corporation or the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a Person, other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.06(b)(ii), each Certificate and each Book-Entry Share shall, subject to Section 3.02, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Article III.
(iii) Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive pursuant to the provisions of Section 3.03, and the Company Stock Option so surrendered shall then be canceled. Until surrendered in accordance with the provisions of this Section 3.06(b)(iii), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration as contemplated by this Article III.

(c) Termination of Rights.
(i) All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. After the close of business on the date of the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates as provided in this Article III.
(ii) The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option.
(d) Termination of Payment Fund. Any portion of the Payment Fund (including any interest thereon) that remains undistributed to the former common stockholders or optionholders of the Company on the 365th day after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation, without demand, and any former common stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.
(e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate, Book-Entry Share or Company Stock Option has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration or Option Consideration in respect of such Certificate, Book-Entry Share or Company Stock Option would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate, Book-Entry Share or Company Stock Option shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III.

(g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options, any holder of the Company Convertible Note or the Portside Warrantholder pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Stock Options, any holder of the Company Convertible Note or the Portside Warrantholder, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.
SECTION 3.07 Deposit. In consideration for the Company entering into, and as an inducement and condition to the willingness of the Company to enter into, this Agreement, Parent shall:
(a) prior to or simultaneously with the execution of this Agreement, deposit the amount of Five Hundred Thousand Dollars ($500,000) cash (the “Initial Deposit”) to an account designated by the Company, to be held in trust for the benefit of the Company, subject to irrevocable trust instructions agreed to by Parent and the Company (the “Trust Instructions”); and
(b) within two (2) Business Days of the date on which the Company files the definitive Company Proxy Statement with the SEC, deposit the amount of One Million Three Hundred Thousand ($1,300,000) cash (the “Second Deposit” and together with the Initial Deposit, the “Deposit”) to an account designated by the Company, to be held in trust for the benefit of the Company, subject to the Trust Instructions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (x) as set forth in the Company Disclosure Letter, (y) as may be disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement or (z) as disclosed in the Electronic Data Room, the Company represents and warrants to Parent and Merger Sub that:
SECTION 4.01 Corporate Existence and Power. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction, except for matters not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except for matters not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation (the “Company Certificate of Incorporation”) and its Bylaws (the “Company Bylaws”), in each case as of the date hereof.

SECTION 4.02 Corporate Authorization.
(a) The Company has the requisite corporate power and authority to execute and, with respect to the consummation of the Merger, subject to receipt of the Requisite Stockholder Vote, to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Merger, to receipt of the Requisite Stockholder Vote.
(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
SECTION 4.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or other transactions contemplated by this Agreement, except for: (A) the filing of a premerger notification report by the Company under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) any consents, approvals, orders, authorizations, registrations, declarations, filings or permits required in connection with the Financing or facts and circumstances particular to Parent, Merger Sub and their respective Affiliates; (C) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with adoption of this Agreement (the “Company Proxy Statement”) and (2) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby; (D) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (E) compliance with the rules and regulations of the NASDAQ Stock Market; (F) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (G) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other Law; and (H) any consents, approvals, orders, authorizations, registrations, filings, or permits that the failure to obtain is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or a material and adverse effect on the Company’s ability to perform its obligations under this Agreement or to consummate the Merger.

SECTION 4.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with (A) the Company Certificate of Incorporation or the Company Bylaws or (B) the organizational or governing documents of any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.03 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) require the consent, approval or authorization of, or filing with any third party (other than a Governmental Entity) with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii), (x) any matters which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or a material and adverse effect on the Company’s ability to perform its obligations under this Agreement or to consummate the Merger, or (y) any such violations, defaults, acceleration, losses or Liens resulting from the Financing or Alternate Financing.
SECTION 4.05 Capital Structure. The authorized capital stock of the Company consists of (A) 100,000,000 shares of Company Common Stock and (B) 25,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (A) 21,855,718 shares of Company Common Stock were issued and outstanding, (B) zero shares of Company Common Stock were held in the treasury of the Company, (C) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury and (D) 8,521,511 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Plans (including shares reserved pursuant to issued and outstanding Company Stock Options), the Portside Warrant, and the Company Convertible Note. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or other similar right in favor of any Person and no class of capital stock is entitled to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company Stockholders may vote. As of the date of this Agreement, there are no options, warrants, preemptive or other outstanding rights, stock appreciation rights, conversion rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries are bound, obligating the Company or its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding other than (w) the Company Rights, (x) Company Stock Options representing the right to purchase 2,414,081 shares of Company Common Stock, (y) the Portside Warrant representing the right to purchase 1,000,000 shares of Company Common Stock and (z) the Company Convertible Note representing the right to purchase 4,000,000 shares of Company Common Stock. Section 4.05 of the Company Disclosure Letter sets forth each Company Stock Option, the name of the grantee, the date of the grant, the number of shares of Company Common Stock subject to each Company Stock Option, the exercise price per share of such Company Stock Option and the vesting schedule for such Company Stock Option.

SECTION 4.06 SEC Reports and Financial Statements.
(a) The Company has filed with the SEC all forms, reports, schedules, certifications, statements and other documents (including all exhibits, amendments, and supplements thereto) required to be filed by it with the SEC since March 31, 2007 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since March 31, 2007, with any amendments thereto, collectively, the “Company SEC Documents”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects, as of the date filed with the SEC, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC, or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to normal year-end adjustments and other adjustments described therein, including the notes thereto). Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.
(c) Except for such matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance with the applicable provisions of the Sarbanes-Oxley Act.

SECTION 4.07 Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the related notes thereto) other than: (i) those liabilities that are reflected or reserved against on, or otherwise disclosed in, the consolidated balance sheets (or the related notes thereto) of the Company included in the Company SEC Documents, (ii) liabilities incurred in the ordinary course of business since the date of such balance sheets, (iii) liabilities for fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement, (iv) liabilities incurred as permitted under Section 6.01(j); and (v) liabilities not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.08 Disclosure Documents. The Company Proxy Statement will not, at the date it is first mailed to Company Stockholders, at the time of any amendments thereof or supplements thereof, and at the time of the Company Stockholder Meeting (other than as to information supplied by Parent, Merger Sub or any of their respective Affiliates for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Parent, Merger Sub or their respective Affiliates for inclusion therein.
SECTION 4.09 Absence of Certain Changes or Events.
(a) From June 30, 2008, through the date of this Agreement, there has not been any event, change, effect or development, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.
(b) From June 30, 2008, through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects, except for matters related to this Agreement, the Merger and the other transactions contemplated hereby.
SECTION 4.10 Finders’ Fees. No broker, investment banker, financial advisor or other person, other than Raymond James, the fees and expenses of which will be paid by the Company prior to the Effective Time, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
SECTION 4.11 Opinion of the Company’s Financial Advisors. The Company Board has received the opinion (the “Fairness Opinion”) of Raymond James to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the Company Stockholders is fair from a financial point of view to such holders.

SECTION 4.12 State Takeover Statutes. Assuming the accuracy of Parent’s representation in Section 5.10, no “moratorium,” “control share acquisition,” “interested stockholder,” “fair price,” “business combination” or other anti-takeover or other similar Laws (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Assuming the accuracy of the representations made in Section 5.10, the action of the Company Board in approving this Agreement is sufficient to render inapplicable to this Agreement, the Merger, and the Voting Agreements the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.
SECTION 4.13 Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries is in compliance with all Laws applicable to the Company, its Subsidiaries and their respective business and activities, except for matters not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.14 Employee Benefit Plans.
(a) Section 4.14(a) of the Company Disclosure Letter sets forth a list of all material Company Benefit Plans. True, complete and correct copies of all such written material Company Benefit Plans have been provided or otherwise made available to Parent.
(b) Except for matters not reasonably expected to have a Company Material Adverse Effect:
(i) each Company Benefit Plan has been operated and administered in compliance with its terms and applicable Law.
(ii) the execution of this Agreement by the Company and the consummation by the Company of the Merger will not constitute an event under any Company Benefit Plan that will or may result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Company Employee.
(iii) all contributions and other payments required to be made by the Company or its Subsidiaries to any pension plan with respect to any period ending before the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements.
(iv) there are no existing (or, to the knowledge of the Company, threatened) lawsuits, claims or other controversies, other than claims for information or benefits in the normal course, with respect to any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

SECTION 4.15 Labor Matters.
(a) Section 4.15(a) of the Company Disclosure Letter lists as of the date hereof (i) any collective bargaining agreement or any labor union Contract that the Company or any of its Subsidiaries is a party to or bound by, and (ii) to the knowledge of the Company, any activities or proceedings of any labor union to organize any Company Employees or compel the Company or any of its Subsidiaries to bargain with any labor union or labor organization. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened organized labor strike, walkout, work stoppage, slowdown, or, to the Company’s knowledge, governmental investigation with respect to Company Employees, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No union grievance or labor arbitration demand or proceeding, or unfair labor practice charge or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the knowledge of the Company, has been threatened against the Company or its Subsidiaries except for matters not reasonably expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
(b) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices, except for matters not reasonably expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
(c) The Company and each of its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages, immigration, workers compensation, working conditions and occupational safety and health, family and medical leave and employee terminations except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.16 Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened in writing against or affecting the Company, any of its Subsidiaries or any Company Employee, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not subject to any order, judgment, writ, injunction or decree, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.17 Tax Matters. Except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it with any Tax authority prior to the date hereof. To the knowledge of the Company, all such Tax Returns are true, correct and complete. Each of the Company and its Subsidiaries has paid all Taxes shown to be due on such Tax Returns.

(b) All Taxes that each of the Company and its Subsidiaries is required by Law to pay, withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.
(c) Each of the Company and its Subsidiaries is not delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor has the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
(d) To the knowledge of the Company, no audit or other examination of any Tax Return of the Company or its Subsidiaries by any Tax authority is presently in progress. Neither the Company nor its Subsidiaries has been notified of any request for such an audit or other examination.
(e) No adjustment relating to any Tax Returns filed by the Company or its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company, its Subsidiaries or any representative thereof.
(f) Neither the Company nor its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s most recent balance sheet included in the Company SEC Documents, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal period covered by such balance sheet in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business.
SECTION 4.18 Environmental Matters. Except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) Each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws.
(b) The Company and its Subsidiaries have obtained or applied in a timely manner for all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement, as applicable, and all such Environmental Permits are in full force and effect or, where applicable, a renewal application has been timely filed and is pending agency approval. There are no pending or, to the knowledge of the Company, threatened proceedings to revoke such Environmental Permits and each of the Company and its Subsidiaries is in compliance with all terms and conditions thereof.
(c) Neither the Company nor its Subsidiaries has received any written notification that the Company or such Subsidiary, or any property owned or leased in connection with the Business, is the subject of any proceeding, investigation, claim, lawsuit or order by any Governmental Entity or other person seeking (i) any Remedial Action or (ii) to impose any Environmental Liabilities and Costs on the Company or such Subsidiary.

(d) To the Company’s knowledge, neither the Company nor its Subsidiaries is required to implement or pay for any Remedial Action, or to reimburse costs incurred by third parties with respect to any Remedial Action, or to incur Environmental Liabilities and Costs.
SECTION 4.19 Intellectual Property.
(a) The Company owns or possesses adequate licenses or other rights to use all material Intellectual Property Rights necessary to conduct the business of the Company and its Subsidiaries, except where failure to own or possess such licenses or rights would not have a Company Material Adverse Effect.
(b) To the Knowledge of the Company, the Intellectual Property Rights of the Company do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement would have a Company Material Adverse Effect.
(c) Section 4.19 of the Company Disclosure Letter sets forth a complete and accurate list of all trademarks, service marks and domain names in which the Company or any of its Subsidiaries purports to have an ownership interest. Such schedule will include the title of the mark or domain name and, in the case of trademarks and service marks that are registered in the United States Patent and Trademark Office (the “Registered Marks”), the registration, certificate or issuance number (or application number with respect to pending applications) and the date registered or issued (or filed with respect to pending applications) and the identification of the particular Company or Subsidiary which holds the interest. Neither the Company nor any of its Subsidiaries owns or exclusively licenses any patents.
(d) The Company and its Subsidiaries take and have taken reasonable measures, consistent with industry practice as of the date of this Agreement, to register, maintain and renew all material Registered Marks that are included in the Intellectual Property Rights of the Company.
(e) To the Knowledge of the Company, no third party is infringing any material Intellectual Property Right of the Company, except for potential infringement arising from unauthorized copying as is commonly of concern to the motion picture and entertainment industry and as to which the Company has no Knowledge of specific violations (e.g., piracy and “bootlegging”, peer-to-peer file sharing over the Internet and the like).
(f) No legal proceedings are pending or, to the Company’s Knowledge, threatened in writing, that challenge the validity or enforceability of, or the rights of the Company or any of its Subsidiaries in, any Intellectual Property Right of the Company.
(g) The consummation of the transactions provided for herein will not adversely affect, in any material respect, any right or interest of the Company or any of its Subsidiaries in any Intellectual Property Right of the Company.

SECTION 4.20 Property. Except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all properties and assets of the Company and its Subsidiaries, real and personal, material to the conduct of its business are, except for changes in the ordinary course of business consistent with past practice since June 30, 2008, reflected in the most recent balance sheet of the Company included in the Company SEC Documents, and each of the Company and its Subsidiaries has legal title to its real and personal property reflected on such balance sheet or acquired by it since the date of such balance sheet, free and clear of all Liens other than Permitted Liens.
SECTION 4.21 Material Contracts. As of the date hereof, neither the Company nor its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a “material contract” required to be filed under Item 601(b)(10) of Regulation S-K of the SEC (a “Material Contract”) that is not identified in the Company SEC Documents. All Material Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not, and has not received any written notice or has any Knowledge that any other party is, in default in any respect under any such Material Contract, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.
SECTION 4.22 Insurance. Section 4.22 of the Company Disclosure Letter sets forth a list of the material insurance policies covering the Company and its Subsidiaries as of the date hereof. As of the date of this Agreement each such insurance policy is in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any such insurance policy which has not been cured by the payment of premiums that are due, except where such failure to cure would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 4.23 Company Rights Agreement. The Company has amended the Company Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the execution and delivery of the Voting Agreements, the Merger and other transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:
SECTION 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its state of incorporation, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has all corporate or similar powers and authority required to own, lease and operate its respective properties and carry on its business as now conducted, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.02 Corporate Authorization.
(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements, instruments and documents related to the Financing and to consummate the Merger and the Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other transactions contemplated by this Agreement and the Financing have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement).
(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 5.03 Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or Permit from, any Governmental Entity, is required to be obtained or made by Parent, Merger Sub or any of their respective Affiliates in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent or Merger Sub of the Merger, the other transactions contemplated by this Agreement or the Financing, except for: (A) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (B) any consents, approvals, orders, authorizations, registrations, declarations, filings or permits required in connection with the Financing or facts and circumstances particular to Parent, Merger Sub and their respective Affiliates; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other Law; (E) compliance with any applicable foreign or state securities or “blue sky” Laws; and (F) any consents, approvals, orders, authorizations, registrations, filings, or Permits that the failure to obtain or make would not reasonably excepted to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.04 Non-Contravention. The execution, delivery and performance of this Agreement does not, and the consummation by Parent and Merger Sub of the Merger, the Financing and the other transactions contemplated hereby will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub or their respective Affiliates, (ii) assuming compliance with the items specified in Section 5.03, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets or their respective Affiliates, or (iii) require the consent, approval or authorization of, or filing with any third party (other than a Governmental Entity) with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent, Merger Sub or their respective Affiliates, or result in the creation of any Lien on any of the properties or assets of Parent, Merger Sub or their respective Affiliates under any Contract to which Parent, Merger Sub or their respective Affiliates is a party or by which Parent, Merger Sub or their respective Affiliates or any of their respective properties or assets are bound, except in the case of clauses (ii) and (iii) above, for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.05 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates for inclusion in the Company Proxy Statement will, at the date it is first mailed to shareholders of the Company, at the time of any amendments thereof or supplements thereof and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
SECTION 5.06 Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee payable by Parent or Merger Sub in connection with any of the transactions contemplated by this Agreement.
SECTION 5.07 Financing. Parent has delivered to the Company a true and complete copy of the executed equity commitment letter, dated as of the date hereof, from Q-Black (the “Financing Commitment”), pursuant to which Q-Black has committed, subject to the terms thereof, to invest the cash amounts set forth therein (the “Financing”). The Financing Commitment is in full force and effect, and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. The Financing Commitment has not been, and will not be, amended or modified, except as consistent with Section 7.09(d), and the commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect as of the date hereof. As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Commitment and subject to the satisfaction of the conditions set forth in Sections 8.01 and 8.02 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it in the Financing Commitment on or prior to the Closing Date. The funds contemplated to be provided by the Financing Commitment would be sufficient to enable Parent or the Surviving Corporation, as applicable, to make or cause to be made payments of the Merger Consideration, Option Consideration, Company Note Consideration and Portside Warrant Consideration, in each case as provided herein, all other necessary payments by Parent, Merger Sub or the Surviving Corporation in connection with the Merger (including the refinance, repurchase or repayment of any additional outstanding indebtedness or other obligations of the Surviving Corporation) and all of the related fees and expenses. There are no conditions precedent or other contingencies to the funding of the Financing other than as set forth in the Financing Commitment. As of the date hereof, Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitment not being satisfied or (ii) the funding contemplated in the Financing Commitment not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.

SECTION 5.08 Litigation. As of the date of this Agreement, there are no suits, claim, actions, proceedings, arbitrations or mediations pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent, Merger Sub nor any of their respective Affiliates nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for matters not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 5.09 Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in connection with the transactions contemplated hereby, including in connection with arranging the Financing. As of the date hereof, there were 10,000 shares of common stock of Merger Sub issued and outstanding, representing the only shares of capital stock of Merger Sub outstanding and entitled to vote on the Merger.
SECTION 5.10 Ownership of Company Capital Stock. None of Parent, Merger Sub or their respective Affiliates “owns” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Common Stock, and none of Parent, Merger Sub or their respective Affiliates has any rights to acquire any shares of Company Common Stock, except pursuant to this Agreement.
SECTION 5.11 Interest in Competitors. As of the date of this Agreement, neither Parent or Merger Sub owns any interest(s), nor do any of their respective Affiliates, insofar as such interests would be attributed to Parent or Merger Sub under the HSR Act or other Antitrust Laws, in any entity or Person doing business in the United States or any other foreign country that derives a substantial portion of its revenues from a line of business within the Company’s and its Subsidiaries’ principal line of business.
SECTION 5.12 No Other Representations and Warranties.
(a) Except for the representations and warranties specifically and expressly set forth in Article IV of this Agreement (as modified by the Company Disclosure Letter), Parent and Merger Sub agree and acknowledge that:
(i) neither the Company, any Affiliate of the Company, or any of their respective Representatives, nor any other Person, makes or has made any other representation or warranty, express or implied, at law or in equity, on behalf of the Company with respect to the Company, the Company’s respective businesses, the Merger or the other transactions contemplated by this Agreement or the Financing; and
(ii) Parent and Merger Sub have not relied on any such representation or warranty in determining to enter into this Agreement.

(b) Parent and Merger Sub hereby expressly disclaim any reliance on other representations or warranties, whether made by the Company, any Affiliate of the Company or any of their respective Representatives or any other Person, to Parent or Merger Sub (including implied warranties of merchantability and fitness for a particular purposes):
(i) with respect to the Company (including, without limitation, its assets, Contracts, liabilities), the Company’s respective businesses (including, without limitation the future operation of such businesses after Closing by Parent and the Surviving Corporation), or the negotiation, execution and delivery of this Agreement, the Merger or the transactions contemplated by this Agreement;
(ii) as to the accuracy or completeness of any information regarding the Company and its respective businesses, including, without limitation, the information, documents or other material made available in the Electronic Data Room, management presentations, management interviews, functional “break-out” discussions, oral or written responses to questions submitted by or on behalf of Parent and Merger Sub or their respective Affiliates or other communications between Parent and Merger Sub or any of their respective Representatives, on the one hand, and the Company, or any of their respective Representatives, on the other hand; and
(iii) as to the accuracy or completeness of any forecasts, projections, business plans, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof)) of the Company and its Subsidiaries furnished, delivered or made available to Parent or Merger Sub (or any of their respective Affiliates or Representatives), or with regard to any other matter, notwithstanding the delivery or disclosure, in writing or orally, to Parent, Merger Sub, any of their respective Affiliates and/or Representatives of any documentation, materials or other information.
SECTION 5.13 Solvency.
(a) Immediately following the Effective Time and after giving effect to the Merger, the other transactions contemplated by this Agreement and the Financing, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and unliquidated debts, is greater than its assets, at a fair valuation, or because the present fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and unliquidated debts, as they become absolute and matured); (ii) have unreasonably small capital with which to engage in its business, either (x) as presently conducted or (y) as intended by Parent to be conducted; or (iii) have intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay them as they become due.
(b) No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

SECTION 5.14 Completion of Transaction. Parent has no knowledge of any fact or circumstances relating to or affecting Parent, Merger or any of their respective Affiliates that it reasonably believes would prevent Parent or Merger Sub from fulfilling their material obligations under this Agreement and completing the Merger, the other transactions contemplated hereby and the Financing.
SECTION 5.15 Due Diligence by Parent. Parent acknowledges and agrees that it and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, and prospects of the Company and its Subsidiaries, which investigation, review and analysis was done by Parent and, to the extent Parent deemed appropriate, by Parent’s Representatives.
SECTION 5.16 Fairness Opinion. Parent and Merger Sub acknowledge and agree that they are not entitled to and may not rely on the Fairness Opinion.
SECTION 5.17 No Agreements with Company Stockholders. Neither Parent nor Merger Sub nor any of their respective Affiliates or Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than pursuant to the Voting Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.
SECTION 5.18 No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Affiliates or Representatives has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any Company Employee, pursuant to which any such Company Employee would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to the date of this Agreement.
SECTION 5.19 No Vote of Parent Stockholders. No vote of the stockholders of Parent, or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the organizational and other governing documents of Parent, in order for Parent to consummate the Merger or the other transactions contemplated hereby or effect the Financing. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately after the execution of this Agreement) is the only vote or consent of the holders of any securities of Merger Sub necessary to approve this Agreement, the Merger, the other transactions contemplated hereby or the Financing.
SECTION 5.20 Fee Guarantee. Concurrently with the execution of this Agreement, the Fee Guarantee has been executed and delivered to the Company and is in full force and effect in accordance with its terms.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01 Conduct of the Company and its Subsidiaries. Except for matters (i) set forth in Section 6.01 of the Company Disclosure Letter, (ii) contemplated or permitted by this Agreement, (iii) required by Law or a Governmental Entity of competent jurisdiction or (iv) agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company will use commercially reasonable efforts to, and to cause its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and to preserve intact its current business organization, including the services of its key employees and the goodwill of any Governmental Entities, customers, lenders, distributors, suppliers and other Persons with which it has material business relationships. Without limiting the generality of the foregoing, except for matters (i) set forth in Section 6.01 of the Company Disclosure Letter, (ii) contemplated or permitted by this Agreement, (ii) required by Law or a Governmental Entity of competent jurisdiction or (iv) agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company will not and will cause its Subsidiaries not to:
(a) except with respect to bonuses or other incentive compensation made in the ordinary course of business consistent with past practice (including without limitation an annual bonus or compensation plan adopted for fiscal year 2008 consistent with annual plans for prior years), adopt or amend in any material respect, any bonus, profit sharing, compensation, severance, change-in-control, termination, stock option, restricted stock, stock purchase, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or its Subsidiaries (except, in each case, for annual increases and cost of living increases for the benefit of officers (including as set forth in any employment agreements) and employees of the Company or its Subsidiaries which, in the aggregate, are consistent with past practice);
(b) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice, and other than Liens (A) arising as a matter of Law, (B) granted in connection with the incurrence, assumption or guarantee of any indebtedness permitted under clause (j) below, and (C) as required by after acquired property covenants in contracts evidencing indebtedness of the Company or its Subsidiaries and Liens created in connection with the refinancing of indebtedness of the Company or its Subsidiaries that are no less favorable to the Company and its Subsidiaries than those Liens that were created in connection with the indebtedness that is being refinanced and except for sales of excess or obsolete assets in the ordinary course of business consistent with past practice;

(c) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or its Subsidiaries or any other securities thereof or any rights or options or warrants to acquire any such shares or other securities, except that (x) any Subsidiary of the Company may pay dividends to the Company (and any intermediate wholly owned holding company) and (y) the Company may purchase Company Common Stock for the purpose of funding or providing benefits under employee benefit plans, stock option and other incentive compensation plans, directors plans and stock purchase and dividend reinvestment plans in accordance with past practice or as may be permitted by Section 6.01(a) or Section 6.01(d);
(d) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities exercisable or exchangeable for or convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than issuances upon exercise of Options, the Portside Warrant, the Company Convertible Note or Company Rights or in connection with stock-based awards and in each case outstanding as of the date hereof or granted after the date hereof in accordance with the terms of any Company Benefit Plan or as permitted under Section 6.01(a);
(e) propose or adopt any material change to the Company Certificate of Incorporation or Company Bylaws;
(f) acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except (x) acquisitions of assets (other than capital expenditures) in the ordinary course of business consistent with past practice; and (y) the making of capital expenditures (I) in accordance with the Company’s capital expenditures plan set forth in Section 6.01(f) of the Company Disclosure Letter, (II) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) or (III) otherwise, in an aggregate amount for all such capital expenditures made pursuant to this clause (III) not to exceed $400,000;
(g) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

(h) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company or its Subsidiaries, settle or compromise any material income tax liability or, except as required by applicable Law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;
(i) make any material changes in its accounting method, except (A) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the SEC, in each case as required by the Company’s independent public accountants, (B) as may be required by a change in applicable Law, (C) as disclosed in the Company SEC Documents filed prior to the date hereof or (D) as required by a Governmental Entity (including the FASB or other similar organization);
(j) incur, assume or guarantee any indebtedness for borrowed money or enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements), other than (A) in the ordinary course of business consistent with past practice (including, without limitation, pursuant to the Company Credit Facility or other similar facility in lieu thereof), (B) borrowings made to finance capital expenditures and other acquisitions permitted pursuant to clause (vi) above, (C) borrowings made in connection with the refinancing of any indebtedness existing on the date hereof or permitted to be incurred hereunder, (D) borrowings set forth in Section 6.01(j) of the Company Disclosure Letter and (E) other borrowings in an aggregate amount not to exceed $200,000; or
(k) authorize, agree or commit to do any of the foregoing.
SECTION 6.02 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not directly or indirectly (i) take any action that is intended to or would reasonably expected to result in any of the conditions to effecting the Merger set forth in Article VIII becoming incapable of being satisfied, or (ii) take any action or fail to take any action which would, or would reasonably expected to, individually or in the aggregate, result in a Parent Material Adverse Effect.
SECTION 6.03 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII
ADDITIONAL AGREEMENTS
SECTION 7.01 Preparation of Company Proxy Statement. Each of the Company and Parent shall cooperate with each other in the preparation of the Company Proxy Statement (including the preliminary Company Proxy Statement) and any amendment or supplement to the preliminary Company Proxy Statement. The Company shall promptly prepare and file with the SEC a preliminary Company Proxy Statement; provided, however, that the Company shall furnish such preliminary Company Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Company Proxy Statement prior to filing with the SEC. The Company shall notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Company Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the Company Proxy Statement. The Company shall respond as promptly as reasonably practicable to any comments of the SEC staff with respect to the preliminary Company Proxy Statement. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Company Proxy Statement prior to filing with the SEC. Parent shall promptly provide the Company with such information as may be required to be included in the Company Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Company Proxy Statement has been included therein by the Company, the Company shall file the definitive Company Proxy Statement with the SEC and cause the Company Proxy Statement to be mailed (including by electronic delivery if appropriate) as promptly as reasonably practicable, to its stockholders of record, as of the record date established by the Company Board.
SECTION 7.02 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 9.01 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent; provided, that any such access pursuant to this Section 7.02 shall be coordinated through one of the individuals listed on Section 7.02 of the Company Disclosure Letter. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 7.02, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.02 for any purpose unrelated to the consummation of the Merger or the other transactions contemplated hereby. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and, subject to this Section 7.02, shall apply to all information furnished thereunder or hereunder.

SECTION 7.03 Stockholders’ Meeting and Board Recommendation. The Company shall call, hold and convene a Company Stockholder Meeting to consider the adoption of this Agreement, to be held as promptly as reasonably practicable after the mailing of the Company Proxy Statement to the Company Stockholders, and except as permitted in Section 7.05, the Company’s obligation to call, hold, and convene such meeting in accordance with this Section 7.03 shall not be affected by (i) the commencement, proposal, disclosure, or announcement of an Acquisition Proposal or (ii) the withdrawal, amendment, or modification of the Company Board Recommendation, unless in either case the Agreement is terminated pursuant to Article IX. Except as provided in Section 7.05, (i) the Company Board shall make the Company Board Recommendation at the Company Stockholders Meeting and the Company Board shall use its reasonable efforts to solicit from Company Stockholders proxies in favor of the adoption of this Agreement and (ii) the Company Proxy Statement shall include the Company Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the Company Stockholders or, if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting.
SECTION 7.04 No Solicitation. Except as permitted by Section 7.05, the Company shall, and the Company shall cause its Subsidiaries and Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any Representatives with respect to any actual Acquisition Proposal. Except as permitted by Section 7.05, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Company shall not, and the Company shall cause its Subsidiaries not to, and shall use reasonable efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate or engage in or continue any discussions or negotiations with any Person with respect to an Acquisition Proposal or any indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries to any Person, or provide access to any Person to the properties, assets or employees of the Company or its Subsidiaries in connection with or in response to an Acquisition Proposal or any indication of interest that is expected to lead to an Acquisition Proposal, (iv) approve or recommend to the Company Stockholders any Acquisition Proposal or (v) approve or recommend to the Company Stockholders, or execute or enter into any letter of intent or agreement in principal, or other agreement relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 7.05).

SECTION 7.05 Fiduciary Issues. Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Requisite Stockholder Vote:
(a) the Company or the Company Board may (A) comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or (B) make any required disclosure to the Company Stockholders or (C) take any position with respect to the Merger if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary obligations under applicable Law or necessary to comply with obligations under federal securities Laws or the rules and regulations of the NASDAQ Stock Market;
(b) (i) the Company or the Company Board may engage in the activities prohibited by Sections 7.04(ii) and 7.04(iii) with any Person who has made a bona fide written Acquisition Proposal that did not result from a knowing and material violation by the Company of Section 7.04(i); provided, that (x) no non-public information may be furnished until the Company receives an executed Acceptable Confidentiality Agreement from any such Person with whom the Company has not previously entered into a confidentiality agreement prior to the date of this Agreement that related to a transaction of the type specified in the definition of Acquisition Proposal; (y) any such Acceptable Confidentiality Agreement does not contain provisions that prohibit the Company from complying with the provisions of this Section 7.05, and (z) such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law;
(c) in response to an Acquisition Proposal, the Company may give notice to Parent that the Company has received such Acquisition Proposal specifying the identity of the Person making such Acquisition Proposal and providing Parent with 48 hours to propose revisions to the terms and conditions of this Agreement;
(d) provided notice was given under Section 7.05(c) and the Acquisition Proposal remains a Superior Proposal, the Company or the Company Board may (i) recommend such Acquisition Proposal to the Company Stockholders or withdraw, amend or modify the Company Board Recommendation and (ii) if the Company Board so chooses, cause the Company to terminate this Agreement pursuant to Section 9.01(d);
(e) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company Board may, after not less than 48 hours advance notice to Parent, (i) withdraw, amend or modify the Company Board Recommendation and (ii) if the Company Board so chooses, cause the Company to terminate this Agreement pursuant to and to the extent permitted by Section 9.01(d);

(f) any factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, shall not be deemed to be a recommendation of such Acquisition Proposal or the withdrawal, amendment or modification of the Company Board Recommendation; and
(g) the Company shall advise Parent of the receipt by the Company of any Acquisition Proposal or any request for non-public information or data relating to the Company or any of its Subsidiaries made by any Person that has made or informs the Company that it is considering making an Acquisition Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to an Acquisition Proposal or which is reasonably likely to lead to an Acquisition Proposal (in each case within 48 hours thereof), and the Company shall provide to Parent (within such 48 hour time frame) the identity of each party that makes any such proposal or offer and a copy of any such proposal or offer (or, where no such copy is available, a description of any such proposal or offer). The Company shall (i) keep Parent informed on a reasonably prompt basis of the status of any such proposal or offer and (ii) provide Parent promptly, and in any event within 48 hours, with copies of all significant correspondence and other written material sent or received in connection with any such offer or proposal.
SECTION 7.06 Third Party Consents; Governmental Approvals; Antitrust Filings.
(a) On the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or termination of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all consents, approvals or waivers from third parties necessary to consummate the transactions contemplated by this Agreement, including, without limitation, pursuant to the Company Credit Facility, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company be required to pay prior to the Closing any material fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the transactions contemplated hereby under any Contract. In addition to the foregoing, Parent agrees to provide such assurances as to financial capability, resources, creditworthiness and ownership as may be reasonably requested by any third party whose consent, approval or waiver is sought in connection with the Merger, other transactions contemplated hereby and the Financing.
(b) Parent shall be responsible for transferring, applying for, or otherwise obtaining (in the name of Parent, the Surviving Corporation or any of their Affiliates) all Permits that are required for the conduct of the business by Parent or any of its Affiliates from and after the Closing, within the period of time required by any Law or Governmental Entity.

(c) Subject to the provisions of this Agreement, the parties shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, and in any event prior to the expiration of any applicable legal deadline, make such premerger filings with the Antitrust Authorities as may be required under the Antitrust Laws concerning the transactions contemplated by this Agreement, and use reasonable efforts to cause the expiration or termination of any applicable waiting period under any such Antitrust Laws, (ii) use reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or termination of waiting periods are required to be obtained from, any third parties or Governmental Entities in connection with the executions and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely obtaining all such consents, permits, authorizations or approvals, including promptly furnishing to the other such necessary information and reasonable assistance as the other may require in connection with its preparation of any filing or submission that is necessary under any Antitrust Law, (iii) supply to any Governmental Entity (including any Antitrust Authority) as promptly as practicable any additional information or documents that may be required pursuant to any Law (including Antitrust Law) or requested by such Governmental Entity (including any Antitrust Authority) and provide the other party with a description of such information, and (iv) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable. Parent shall pay all application fees required in connection with any filing required under the Antitrust Laws.
(d) Neither Parent, Merger Sub nor the Company shall, and each shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Entity of any of the aforementioned filings.
(e) Subject to applicable legal limitations and the instructions of any Governmental Entity, the parties hereto shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications (and memoranda setting forth the substance of all oral communications) between such party or any of their respective Affiliates or representatives, on the one hand, and any third party and/or any Governmental Entity, on the other hand, with respect to such transactions. Each party shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication, correspondence or filing to any Governmental Entity, except for documents filed pursuant to Item 4(c) of the Hart-Scott-Rodino Notification and Report Form or communications regarding the same documents or information submitted in response to any request for additional information or documents pursuant to the Antitrust Laws which reveal such parties’ negotiating objectives or strategies or purchase price expectations. Each party agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party and its counsel the opportunity to attend and participate.

(f) Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.06, Parent shall cooperate in good faith with all Governmental Entities and shall undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the Company or of any other assets or lines of business of Parent or any of its respective Affiliates in order to remedy any concerns that any Governmental Entity may have, or proffering and consenting to any other restriction, prohibition or limitation on any of the assets of the Company, Parent or any of Parent’s Affiliates, in order to remedy any such concerns. The entry by any Governmental Entity in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby but which is subject to certain conditions or requires Parent or any of its respective Affiliates to take any action, including any restructuring of the assets of members of the Company or lines of business of Parent or any of its respective Affiliates or any changes to the existing business of Parent or any of its respective Affiliates, shall not be deemed a failure to satisfy the conditions specified in Article VIII.
(g) Subject to and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.06, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of the parties shall cooperate in all respects with each other and shall use their respective reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated hereby.
SECTION 7.07 Fees and Expenses. Subject to Section 7.06, Section 7.08 and Article IX, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.
SECTION 7.08 Indemnification; Directors’ and Officers’ Insurance.
(a) Without limiting any other rights that any indemnified party may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time and until the six (6) year anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Indemnified Person is a party based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and Parent and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable Law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether arising before or after the Effective Time), (i) subject to the terms of any indemnification agreement, the Indemnified Persons may retain legal counsel reasonably acceptable to the Surviving Corporation, on the one hand, and such Indemnified Persons, on the other hand, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall use their reasonable best efforts to assist in the defense of any such matter, provided, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification under this Section 7.08, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 7.08 except to the extent such failure materially prejudices such party’s position with respect to such claims) and, if required by law, shall deliver to Parent and the Surviving Corporation an undertaking to repay any amounts advanced to it if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein; provided further, that Parent shall not be obligated pursuant to this Section 7.08(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single action, unless, in the reasonable good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group. Prior to funding any indemnification trust in the event of a potential change of control (pursuant to any indemnification agreement) in an amount exceeding One Million Dollars ($1,000,000), the Company shall notify Parent and obtain the written consent of Parent (such consent not to be unreasonably withheld).

(b) Notwithstanding Sections 2.02 and 2.03, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Certificate of Incorporation or Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time.
(c) Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 7.08(a), relating to the enforcement of such Indemnified Person’s rights under this Section 7.08 or under the Company Certificate of Incorporation, the Company Bylaws or any Contract.
(d) Prior to Closing, the Company shall purchase a prepaid “tail” policy or policies of officers’ and directors’ liability insurance and fiduciary liability insurance for acts and omissions occurring prior to the Effective Time (“D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with coverage in amount and scope at least as favorable as the Company’s existing directors’ and officers’ liability insurance and fiduciary liability insurance coverage for the period ending on the sixth (6th) anniversary of the Effective Time.
(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.08. The provisions of this Section 7.08 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.08, and his heirs and representatives. Parent and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Parent or Surviving Corporation unable to satisfy their obligations under this Section 7.08.
SECTION 7.09 Financing.
(a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, at Parent’s sole cost and expense for any and all out-of-pocket expenses, provide all cooperation reasonably requested by Parent with reasonable notice in connection with the Financing, including (i) participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the Financing, provided that neither the Company nor any of its Subsidiaries needs to be the issuer of any such presentations, documents, memoranda or prospectuses, (iii) furnishing Parent and its Financing source with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A of the Securities Act, to use in connection with any financing transaction executed in connection with the transactions contemplated hereby, and (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions, surveys, affidavits and title insurance as may be requested by Parent; provided that nothing contained in this Section 7.09 shall require such cooperation to the extent that it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 7.09 (x) to pay any commitment or other similar fee prior to the Effective Time that is not advanced or simultaneously reimbursed by Parent, or (y) to incur any out-of-pocket expense unless such expense is advanced or simultaneously reimbursed by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement suffered or incurred by them and any claims made against them in connection with (1) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 7.09 or (2) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), and this indemnification shall survive termination of this Agreement. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their Representatives pursuant to this Section 7.09(a) shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential investors as required in connection with the Financing subject to customary confidentiality protections.
(b) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in the Financing Commitment, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Commitment; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitment; and (z) consummate the Financing at or prior to Closing; and (ii) seeking to enforce its rights under the Financing Commitment and to cause the Persons providing such Financing to fund the Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Financing). Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.
(c) Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing contemplated by the Financing Commitment and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) the Financing Commitment shall expire or be terminated for any reason, (ii) the financing source that is a party to the Financing Commitment notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitment on the terms described therein. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Financing Commitment or any Alternate Financing contemplated by any New Commitment Letter. Parent shall not amend or alter, or agree to amend or alter, the Financing Commitment in any manner that would prevent or materially impair or delay the consummation of the Merger or any of the other transactions contemplated hereby without the prior written consent of the Company.
(d) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment or the Financing Commitment shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger and the other transactions contemplated hereby (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as the Financing Commitment as originally issued, to the extent needed to fund the payment of the Merger Consideration as provided herein (including for the Company Options as provided herein), all other necessary payments by it, Merger Sub or the Surviving Corporation in connection with the Merger (including the refinance, repurchase or repayment of outstanding indebtedness or other obligations of the Surviving Corporation) and all of the related fees and expenses, and on terms and conditions (including termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Financing Commitment (the “New Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including (i) using reasonable best efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; and (z) consummate the Alternate Financing at or prior to the Closing and (ii) seeking to enforce its rights under the New Commitment Letter and to cause the lenders and other Persons providing such Alternate Financing to fund the Alternate Financing required to consummate the Merger on the Closing Date (including taking enforcement action to cause such lenders and other Persons to provide such Alternate Financing). In the event Alternate Financing is obtained and a New Commitment Letter is entered into, references in this Agreement to the Financing Commitment shall be deemed to include the New Commitment Letter, as applicable, and references to the Financing shall be deemed to include the Alternate Financing.
(e) It is expressly understood and agreed that Parent’s obligations to consummate the Merger on the terms and conditions specified herein are not subject to a financing condition or the results of Parent’s efforts to obtain the full amount of the Financing required to effect the Closing pursuant to Section 2.01 hereof and to satisfy its obligations under Article III hereof, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Article III hereof.

SECTION 7.10 Public Announcements. The parties hereto will consult with each other before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or, to the extent practicable, other public statements with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, and shall not issue any such press release or, to the extent practicable, make any other public statement prior to such consultation, except as Parent, Merger Sub or the Company may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as permitted by Section 7.05.
SECTION 7.11 Transfer Taxes. Except as otherwise provided in Article III, all Transfer Taxes shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and timely filing any Returns with respect to such Transfer Taxes.
SECTION 7.12 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other state takeover Law is or may become applicable to the transactions contemplated hereby, the Company, Parent and Merger Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Law on the transactions contemplated hereby.
SECTION 7.13 Notification of Certain Matters. Upon receiving knowledge of the relevant occurrence or failure, the Company shall give prompt notice to Parent, or Parent shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that would cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.
SECTION 7.14 Employees.
(a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Current Employee” and collectively, the “Current Employees”) may have under any Company Benefit Plan, employment agreement or collective bargaining agreement, Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the one (1) year anniversary thereof, to maintain for each Current Employee (i) base salary or hourly wage rate, and target cash bonus opportunities under annual programs and commissions (including any performance goals which must be attained to achieve any such target cash bonus), (collectively, “Compensation”), that are no less favorable in the aggregate than, and (ii) welfare benefits that are no less favorable in the aggregate than, in the case of the foregoing clauses (i) and (ii), the Compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time; provided, however, that, subject to the obligations set forth in this Section 7.14, nothing herein shall (A) be construed as an amendment to any Company Benefit Plan, (B) prevent the amendment or termination of any Company Benefit Plans in accordance with their respective terms, or (C) interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.14 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time in a manner consistent with any applicable contractual obligations and any applicable Employee Benefit Plans.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Current Employee full credit for purposes of eligibility to participate, vesting and determination of level of benefits (including for purposes of vacation and severance) under any Employee Benefit Plans and any other employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements, in each case maintained for the benefit of Current Employees as of and after the Effective Time by Parent, its Subsidiaries or the Surviving Corporation (each, a “Parent Plan”) for such Current Employee’s service prior to the Effective Time with the Company and its Subsidiaries and their predecessor entities, to the same extent such service is recognized by the Company or its Subsidiaries immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations or exclusions and actively-at-work requirements with respect to the Current Employees and their eligible dependents and (ii) give effect, for the year in which the Closing occurs, for purposes of satisfying any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees and their eligible dependents under similar plans maintained by the Company and its Subsidiaries in which such Current Employees and their eligible dependents participated immediately prior to the Effective Time.
(c) From and after the Effective Time, Parent will cause the Surviving Corporation and all of its Subsidiaries to assume and honor, in accordance with their respective terms, (i) each existing employment, change in control, severance and termination plan, policy or agreement of or between the Company or any of its Subsidiaries, on the one hand, and any officer, director or employee of that company, on the other hand, (ii) each equity-based plan, program or agreement and each bonus plan, program or agreement and (iii) all obligations pursuant to existing benefit restoration plans, equity-based plans, programs or agreements, bonus plans, programs or agreements, bonus deferral plans, vested and accrued benefits under any Employee Benefit Plan, program or arrangement of the Company or its Subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time.
(d) The provisions of this Section 7.14 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.14) under or by reason of any provision of this Agreement.

SECTION 7.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.
SECTION 7.16 Rule 16b-3. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and certain SEC No-Action Letters, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each Company Employee who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.
SECTION 7.17 No Agreements with Company Stockholders. Neither Parent nor Merger Sub will, nor will they authorize or permit any of their Affiliates or Representatives to, enter into any agreement, arrangement or understanding (in each case, whether oral or written), or to authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any Company Stockholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration or, other than the Voting Agreements, pursuant to which a Company Stockholder agrees to vote to adopt this Agreement or agrees to vote against any Superior Proposal.
SECTION 7.18 No Undisclosed Arrangements with Company Employees. Neither Parent nor Merger Sub nor any of their respective Representatives will enter into any agreement, arrangement or understanding (in each case, whether oral or written), or authorize, commit or agree to enter into any agreement, arrangement or understanding (in each case, whether oral or written), with any Company Employee or any Affiliate thereof, pursuant to which any such Person would be employed or compensated by, or would have any direct or indirect financial interest, in the Surviving Corporation or its assets, income or business following the Closing that has not been disclosed by or on behalf of Parent to the Company Board prior to (i) the execution of any such agreement, arrangement or understanding or (ii) the commitment or agreement to enter into any such agreement, arrangement or understanding.
SECTION 7.19 Solvency Letter. Parent shall deliver to the Company and the Company Board prior to the Closing a letter reasonably satisfactory to the Company (a “Solvency Letter”) addressed to the Company and the Company Board from an independent third party selected by Parent and reasonably satisfactory to the Company (the “Appraiser”) opining that, immediately after the Effective Time and after giving effect to the Merger, the other transactions contemplated by this Agreement and the Financing), (i) the aggregate value of the Surviving Corporation’s assets will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value; (ii) the Surviving Corporation will have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and (iii) the Surviving Corporation will not have an unreasonably small amount of capital with which to conduct its business, based upon (A) the proposed financing structure for the Merger and (B) certain other financial information to be provided to the Appraiser by Parent.

ARTICLE VIII
CONDITIONS
SECTION 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable Law:
(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote.
(b) No Injunctions or Restraints. No material statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, the “Restraints”) shall be in effect (i) having the effect of making the Merger illegal or (ii) otherwise preventing or prohibiting the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in a manner contemplated by Section 7.06) to prevent entry of such Restraint and to appeal as promptly as practicable any judgment that may be entered).
(c) HSR Act. Any applicable waiting periods (and any extension thereof) relating to the Merger under the HSR Act shall have expired or been terminated, and all other consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all applicable Governmental Entities, except for matters not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 8.02 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:
(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Company Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except for matters, individually or in the aggregate, not reasonably expected to have a Company Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied by with it hereunder at or prior to the Effective Time.
(c) Officer’s Certificate. Parent shall have received a certificate of the Company signed by an executive officer of the Company, dated the Closing Date, confirming that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied or waived.

SECTION 8.03 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company in whole or in part to the extent permitted by applicable Law:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any qualification or limitation as to “materiality”, “Parent Material Adverse Effect” or similar terms, words or phrases in any such representation or warranty, shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on the Closing Date (except as to any such representation or warranty which speaks as of a specific date, which must only be true and correct as of such specific date), except for matters, individually or in the aggregate, not reasonably expected to have a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied by with it hereunder at or prior to the Effective Time.
(c) Officer’s Certificate. The Company shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied or waived.
(d) Solvency Letter. Parent shall have delivered to the Company and the Company Board the Solvency Letter pursuant to Section 7.19.
(e) Payment Fund. Parent shall have deposited with the Paying Agent cash (including the Deposit) in the aggregate amount to permit payment of the aggregate Merger Consideration payable pursuant to Section 3.01 and the aggregate Option Consideration payable pursuant to Section 3.03.
ARTICLE IX
TERMINATION
SECTION 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the Company Stockholders):
(a) by mutual written consent of Parent and Merger Sub, on the one hand, and the Company, on the other hand;

(b) by either the Company or Parent, if:
(i) this Agreement shall have been voted upon at the Company Stockholder Meeting (including any adjournment thereof), such Company Stockholder Meeting shall have been completed, and the Company Stockholders shall have failed to approve this Agreement by the Requisite Stockholder Vote;
(ii) any Restraint having the effects set forth in Section 8.01(b) shall be in effect and have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement, including the obligations of Parent under Section 7.06 of this Agreement, has been the cause of or resulted in the action or event described in this Section 9.01(b)(ii) occurring;
(iii) if the Merger shall not have been consummated on or before the six (6) month anniversary of the date of this Agreement (such date, or the date to which it is extended pursuant to this Section 9.01(b)(iii), being the “Termination Date”); provided, however, that, if as of the Termination Date, the condition set forth in Section 8.01(c) has not been met, the Termination Date shall be extended (provided, that commitments to provide the Financing (or any Alternate Financing) shall have been extended to the proposed extended Termination Date and Parent and Merger Sub are in material compliance with Section 7.06 hereof) by 90 days, upon the request of Parent for such extension, if the Company Board determines in good faith (after consultation with Parent), that there exists at such time an objectively reasonable probability of both (A) the condition set forth in Section 8.01(c) being met and (B) the consummation of the Merger occurring within such subsequent 90 day period (it being understood and agreed by the parties that any decision by the Company Board to not extend the Termination Date as provided in this second proviso shall in no way mitigate Parent’s obligations under Section 7.06); or
(iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 8.02(a) or (b) or Section 8.03(a) or (b), as applicable, if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of thirty (30) days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the date of the proposed termination;
(c) by Parent within 15 Business Days thereafter if (i) the Company Board shall have withdrawn, modified or changed, in any manner that is adverse to Parent, the Company Board Recommendation, or (ii) the Company Board approves or recommends an Acquisition Proposal or approves any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement);
(d) by the Company (i) if the Company Board shall have withdrawn, amended or modified the Company Board Recommendation only in accordance with Section 7.05(d), or (ii) if the Company Board changes the Company Board Recommendation in accordance with Section 7.05; provided, that the Company may not effect such termination unless (1) the Company has contemporaneously with such termination tendered payment to Parent of the fee pursuant to Section 9.03(b) and (2) with respect to the prior clause (ii) only, the Company has not materially breached the terms of Section 7.04; or
(e) by the Company, if (A) except such conditions that, by their nature, can only be satisfied at Closing, all conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived and (B) the Merger shall not have been consummated on or prior to the Termination Date, other than as a result of the Company’s refusal to close in violation of this Agreement.

SECTION 9.02 Notice of Termination; Effect of Termination.
(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and, except as otherwise provided in Section 9.01(d), any termination shall be effective immediately upon delivery of such written notice to the other party.
(b) In the event of termination of this Agreement by any party hereto as provided in Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party hereto, except with respect to the last two sentences of Section 7.02, Section 7.07, this Section 9.02, Section 9.03, Section 9.04 (if applicable), Article X, the Deposit, the Trust Instructions, and the Fee Guarantee, which provisions shall survive such termination; provided, however, that no such termination (or any provision of this Agreement) shall relieve any party from liability for any damages (including, in the case of the Company, claims for damages based on the consideration that would have otherwise been payable to the Company Stockholders, and, in the case of Parent and Merger Sub, claims for damages based on loss of the economic benefits of the transaction) for a knowing and intentional breach of any covenant hereunder.
SECTION 9.03 Termination Fee; Parent Expenses; Business Interruption Fee.
(a) If (i) Parent validly terminates this Agreement pursuant to Section 9.01(c) or (ii) the Company validly terminates this Agreement pursuant to Section 9.01(d), then the Company shall pay the Termination Fee to Parent, by wire transfer of immediately available funds to an account designated by Parent. If the Termination Fee shall be payable pursuant to clause (i) of the immediately preceding sentence, Termination Fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the Termination Fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the Termination Fee shall be paid on the date of termination of this Agreement.
(b) If either Parent or the Company validly terminates this Agreement pursuant to Section 9.01(b)(i) and (i) at the time of the Company Stockholder Meeting a third party shall have publicly announced a bona fide Acquisition Proposal (provided, that any reference in the definition of Acquisition Proposal to 20% shall be deemed to be a reference to 50.1% for the purposes of this clause (i)) that shall have not been withdrawn prior to the date of the Company Stockholder Meeting and (ii) within six (6) months after the date of such Company Stockholder Meeting, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal with such third party, then at the closing or other consummation of such Acquisition Proposal the Company shall pay the Termination Fee to Parent, by wire transfer of immediately available funds to an account designated by Parent; provided, however, that the amount of any Parent Expense Fee previously paid by the Company to Parent under Section 9.03(d) shall be applied as a credit toward the payment by the Company of the amount of such Termination Fee.

(c) If (i) either Parent or the Company validly terminates this Agreement pursuant to Section 9.01(b)(iii) including if the Company Board determines not to extend the Termination Date pursuant to the second provision of Section 9.01(b)(iii), (ii) the Company terminates this Agreement pursuant to Section 9.01(b)(iv) as a result of a breach by Parent or Merger Sub of Section 7.06 or Section 7.09 or (iii) the Company terminates this Agreement pursuant to Section 9.01(e), then (x) Parent shall pay to the Company the Business Interruption Fee in cash by wire transfer of immediately available funds to an account designated by the Company and (y) the Deposit shall be forfeited to the Company in accordance with the Trust Instructions, and neither Parent, Merger Sub nor any of their respective Affiliates shall have any claim whatsoever thereto. The Deposit shall be credited to the payment of the Business Interruption Fee by Parent to the Company. If, for any reason, the funds available under the Deposit are insufficient to satisfy Parent’s obligation to pay the Business Interruption Fee, then Parent shall pay the balance of the Business Interruption Fee owing to the Company by wire transfer in immediately available funds to an account specified by the Company in writing (pursuant to any indemnification agreement) to Parent as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination); provided, that the foregoing shall not prevent the Company from seeking payment of the Business Interruption Fee under the Fee Guarantee so long as the aggregate amount received by the Company from Parent pursuant to this Section 9.03(c) and from the Guarantor pursuant to the Fee Guarantee is not greater than the Business Interruption Fee. If this Agreement is validly terminated for any other reason, then the Deposit shall be refunded to Parent in accordance with the Trust Instructions.
(d) If (i) either Parent or the Company validly terminates this Agreement pursuant to Section 9.01(b)(i) or (ii) Parent validly terminates this Agreement pursuant to Section 9.01(b)(iv), the Company shall pay Parent an amount of cash equal to Seven Hundred Fifty Thousand Dollars ($750,000) as a reimbursement of Expenses incurred by Parent (the “Parent Expense Fee”). Payment of the Parent Expense Fee pursuant to this Section 9.03(d) shall be made not later than two (2) Business Days after demand for payment, by wire transfer in immediately available funds to an account specified by Parent in writing to the Company.
(e) In no event shall Parent or the Company be entitled to receive more than one payment of a Termination Fee, Parent Expense Fee or Business Interruption Fee (as applicable). For the avoidance of doubt, any forfeiture of the Deposit to the Company in accordance with the Trust Instructions, and /or the enforcement by the Company of the Fee Guarantee shall not be considered multiple payments of the Business Interruption Fee. Further, if Parent shall accept payment of a sum less than the Termination Fee or Parent Expense Fee (as applicable) or the Company shall accept payment of a sum less than the Business Interruption Fee, such acceptance not act as a waiver of Parent’s or the Company’s rights (as applicable) hereunder or in any way limit the obligation of the other party to pay the remaining balance of such fee.

(f) The parties acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 9.03, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the other party commences a suit that results in judgment for such party for such amount, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties hereto further acknowledges that neither the payment of the Termination Fee by the Company specified in Section 9.03(a) or Section 9.03(b) nor the payment of the Business Interruption Fee by Parent specified in Section 9.03(c) nor the payment of the Parent Expense Fee by the Company specified in Section 9.03(d) is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which such fees are payable and which do not involve fraud or a knowing or intentional breach as described in Section 9.02(b) for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 9.03 and in Section 9.04 and the specific performance remedies set forth in Section 10.10 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future Affiliates or Representatives for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or with respect to Parent and Merger Sub only, a knowing and intentional breach as described in Section 9.02(b), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud or, with respect to Parent and Merger Sub only, a knowing and intentional breach as described in Section 9.02(b); and (B) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future Company Employees, Affiliates or Representatives for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or with respect to the Company and its Subsidiaries, a knowing and intentional breach as described in Section 9.02(b) but subject to the terms of Section 10.09, and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future Company Employees, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby except in the case of fraud or, with respect to the Company and its Subsidiaries, a knowing and intentional breach as described in Section 9.02(b) but subject to the terms of Section 10.09.

SECTION 9.04 Financing Breach. In the event that (i) Parent and Merger Sub are in compliance with the terms of Section 7.09 of this Agreement, (ii) the terms and conditions set forth in the definitive documentation entered into with respect to any Alternate Financing obtained in the manner provided in, and consistent with the terms of, Section 7.09) have been satisfied, and (iii) in the case of any Alternate Financing, one or more of the financing institutions or other Persons obligated to provide a portion of such Alternate Financing (each, an “Alternate Financier”)) fails to provide its respective portion of such financing and, as a result, the Closing does not occur, Parent and Merger Sub shall, upon the request of the Company, promptly commence a litigation proceeding against any breaching Alternate Financier (as applicable) in which it will use its best efforts to either (A) compel such breaching Alternate Financier to provide its portion of such financing as required or (B) seek from the breaching Alternate Financier the maximum amount of damages available under applicable Law as a result of such breach. Parent and Merger Sub further agree that any amounts received by Parent and Merger Sub in settlement or resolution of any such proceeding, net of any reasonable fees and expenses incurred by Parent and Merger Sub in connection with any such proceeding, shall be paid to the Company promptly following receipt thereof by Parent and Merger Sub; provided, that if such recovery is obtained prior to the termination of this Agreement in accordance with its terms, Parent shall, subject to the other terms and conditions contained herein, complete the Merger and the other transactions contemplated by this Agreement.
ARTICLE X
GENERAL PROVISIONS
SECTION 10.01 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.
SECTION 10.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered in accordance with the information set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to Parent or Merger Sub, to:
Nyx Acquisitions, Inc.
c/o Q-Black, LLC
43 Norfolk
San Francisco, CA 94110
Facsimile: (415) 651-9304
Attention: Joe Q. Bretz
with copies (which shall not constitute notice) to:
Law Offices of Joshua A. Ridless
244 California Street, Suite 300
San Francisco, CA 94111-4311
Facsimile: (415) 480-1398
Attention: Joshua A. Ridless, Esq.
and

(b)	if to the Company, to:
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
Facsimile: (818) 407-9331
Attention: Michael B. Bayer, Esq.
with copies to (which shall not constitute notice):
Manatt, Phelps & Phillips, LLP
11355 West Olympic Blvd.
Los Angeles, CA 90064
Facsimile: (310) 312-4224
Attention: David M. Grinberg, Esq.
SECTION 10.03 Rules of Construction.
(a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.
(b) The inclusion of any information in the Company Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter that such information is required to be listed in the Company Disclosure Letter or that such items are material to the Company and its Subsidiaries taken as a whole. The headings, if any, of the individual sections of each of the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter is arranged in sections corresponding to those contained in Article IV merely for convenience, and the disclosure of (i) an item in one section of the Company Disclosure Letter as an exception to a particular representation or warranty and (ii) disclosures made in the Company SEC Documents or the Electronic Data Room shall in each case be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.
(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.
SECTION 10.04 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile or PDF, it being understood that all parties need not sign the same counterpart.
SECTION 10.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the Company Disclosure Letter, the Trust Instructions, the Financing Commitment (and any New Commitment Letter), the Fee Guarantee, the Voting Agreements and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Section 7.08 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing contained in this Agreement shall be construed to amend any Employee Benefit Plan.

SECTION 10.06 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).
(b) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.02 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.06.

(d) Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.02 shall be deemed effective service of process on such party.
SECTION 10.07 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.
SECTION 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that (i) prior to the mailing of the Company Proxy Statement to the Company Stockholders, Merger Sub may assign, in its sole discretion, any or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent and (ii) concurrent with the consummation of the Merger, Parent or Merger Sub may assign, in its sole discretion, any or all of its respective rights, interests and obligations under this Agreement to any debt financing source, but, in either case (x) no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement and (y) no such assignment shall be made that is reasonably expected to (1) have a Parent Material Adverse Effect or (2) cause a material delay in the satisfaction of the conditions set forth in Sections 8.01 and 8.03. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 10.08 shall be void.
SECTION 10.09 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer or employee of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any personal liability or personal obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation; provided, however, that the foregoing waiver and release shall not apply to claims and obligations for liability arising (i) from intentional misrepresentation by that Company Affiliate in connection with this Agreement or fraud, or (ii) under the Voting Agreements or any other written agreement entered into with Parent or Merger Sub or any of their Affiliates by a Company Affiliate in connection with the transactions contemplated hereby.

SECTION 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, but only to the extent expressly permitted by Section 9.03(a), Section 9.03(b), Section 9.03(c), Section 9.03(d) or Section 9.04) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. In circumstances where the Parent and Merger Sub are obligated to consummate the Merger and the Merger has not been consummated on or prior to the Termination Date (other than as a result of the Company’s refusal to close in violation of this Agreement) the parties acknowledge that the Company shall not be entitled to enforce specifically the obligations of Parent or Merger Sub to consummate the Merger; provided, that notwithstanding the foregoing, it is agreed that the Company shall be entitled to enforce specifically the Parent’s and Merger Sub’s obligation to draw upon and cause the Financing to be funded if the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than conditions which by their nature cannot be satisfied until Closing) and the funds contemplated by the Financing or any Alternate Financing shall be available. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.10, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
SECTION 10.11 Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.
SECTION 10.12 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the Company Stockholders, but, after any such adoption, no amendment shall be made which by law would require the further approval by such Company Stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
SECTION 10.13 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.
[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

NYX ACQUISITIONS, INC.
By:	/s/ Joe Bretz
	Name:	Joe Bretz
	Title:	Chief Executive Officer

THE CONCEIVED GROUP, INC.
By:	/s/ Joe Bretz
	Name:	Joe Bretz
	Title:	Chief Executive Officer

IMAGE ENTERTAINMENT, INC.
By:	/s/ Martin Greenwald
	Name:	Martin Greenwald
	Title:	Chairman of the Board

Annex B
FORM OF VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), is dated as of November 20, 2008 by and between Nyx Acquisitions, Inc., a Delaware corporation (“Parent”), and  _____  (the “Stockholder”).
W I T N E S S E T H:
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Image Entertainment, Inc., a Delaware corporation (the “Company”), and The Conceived Group, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company surviving as subsidiary of Parent (the “Merger”) and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein (capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement);
WHEREAS, as of the date hereof, the Stockholder beneficially and of record owns the number of Voting Shares (as defined herein) set forth on Attachment A hereto (the “Owned Shares”);
WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, (i) to vote, or cause to be voted, all of the Owned Shares, together with any shares of the Common Stock, par value $0.0001 per share, of the Company (together with the associated preferred stock purchase rights, the “Company Common Stock”) acquired after the date of this Agreement, whether upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned by such Stockholder or over which such Stockholder has, directly or indirectly, the right to vote (collectively, the “Voting Shares”), in favor of adoption of the Merger Agreement, and (ii) to take the other actions described herein; and
WHEREAS, the Stockholder desires to express its support for the Merger and the other transactions contemplated by the Merger Agreement.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree, subject only to the prior approval of the execution and delivery of this Agreement by the board of directors of the Company for purposes of Section 203 of the DGCL, as follows:

1. Agreement to Vote; Irrevocable Proxy.
1.1 Agreement to Vote. The Stockholder hereby agrees that, until the Voting Termination Date (as defined below), at any meeting of the stockholders of the Company, however called, or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of its Voting Shares in favor of adoption of the Merger Agreement.
1.2 Irrevocable Proxy. Solely with respect to the matters described in Section 1.1, if the Stockholder has not taken a Qualifying Action (as defined below) on or prior to the fifth (5th) Business Day prior to the Stockholders Meeting, the Stockholder hereby irrevocably appoints (and if such Stockholder holds any Voting Shares through a nominee, such Stockholder shall timely cause and direct such nominee holder to irrevocably appoint) Parent as its proxy (which proxy is and shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law (the “DGCL”) and which appointment is coupled with an interest for purposes of Section 212 of the DGCL) to vote all Voting Shares owned by such Stockholder beneficially and/or of record solely on the matters described in Section 1.1, and in accordance therewith, effective from and after such fifth business day prior to the Stockholders Meeting and until the Voting Termination Date. Each Stockholder agrees to execute (or to cause any nominee holder to execute) any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. “Qualifying Action” means either (a) the delivery by or on behalf of the Stockholder to Parent of a copy of such Stockholder’s (or its nominee holder’s) duly executed and valid proxy (and any amendment of such proxy) with respect to the Stockholders Meeting, provided the votes authorized in such proxy or amendment thereof are consistent with the terms of this Agreement and such proxy or amendment thereof is otherwise consistent with this Agreement or (b) the delivery by each Stockholder to Parent of a written certificate by one of its duly authorized individuals certifying that such Stockholder (or its nominee holder) shall attend the Stockholders Meeting in person and vote (or cause the voting of) its Voting Shares in accordance with Section 1.1 hereof, provided, that in the event that a Qualifying Action is subsequently rescinded, revoked or modified in any manner inconsistent with the requirements of Section 1.1, such action shall no longer be a Qualifying Action, and Parent shall have the proxy described in this Section 1.2 with respect to such Stockholder’s Voting Shares.
2. Representations and Warranties of the Stockholders. The Stockholder hereby represents and warrants to Parent as follows:
2.1 Due Organization. The Stockholder has been duly organized, is validly existing and is in good standing under the laws of the state of its incorporation, formation or organization.
2.2 Power; Due Authorization; Binding Agreement. The Stockholder has full corporate, partnership or limited liability company power (as applicable) and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

2.3 Ownership of Shares. On the date hereof, the number of Owned Shares set forth on Attachment A hereto are owned beneficially or of record by such Stockholder and include all of the Voting Shares owned of record or beneficially by such Stockholder.
2.4 No Conflicts. Other than (a) the filing by the Stockholder of any reports with the Securities and Exchange Commission required by Section 13(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (b) any consent, approval filing or notification which has been obtained as of the date hereof, or (c) any consent, approval, filing or notification, the failure of which to obtain, make or give would not impair in any material respect the Stockholder’s ability to perform its obligations under this Agreement, the execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (1) require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (2) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on the Stockholder or its properties and assets, (3) conflict with or violate any organizational document or applicable Law applicable to the Stockholder or pursuant to which any of its properties or assets are bound or (4) violate any other agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust. The Voting Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.
3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:
3.1 Power; Due Authorization; Binding Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery of this Agreement by the Stockholder, constitutes a valid and binding agreement of Parent, except that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

3.2 No Conflicts. The execution and delivery of this Agreement by Parent does not, and the performance of the terms of this Agreement by Parent will not, (a) require Parent to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity (other than filings pursuant to Section 13(d) or 16(a) of the Exchange Act), (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Parent or its properties and assets, (c) conflict with or violate any organizational document or applicable Law applicable to Parent or pursuant to which any of its or its subsidiaries’ respective assets are bound or (d) violate any other agreement to which Parent or any of its subsidiaries is a party, except for any consent, approval, filing or notification which has been obtained, as of the date hereof, or the failure of which to obtain, make or give would not, or any conflict or violation which would not, impair Parent’s ability to perform its obligations under this Agreement.
4. Certain Covenants of Stockholder. Each Stockholder hereby covenants and agrees with Parent as follows:
4.1 No Limitations on Actions. The parties acknowledge that the Stockholder signs this Agreement solely in its capacity as the record and/or beneficial owner, as applicable, of its Voting Shares and nothing in this Agreement shall limit, restrict or otherwise affect the actions of the Stockholder in any other capacity, including such person’s capacity, if any, as an officer of the Company or a member of the board of directors of the Company, and the taking of any actions (or the failure to act) solely in the capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement; and nothing herein shall limit or affect the Company’s rights in connection with the Merger Agreement.
4.2 Further Assurances. From time to time, at the request of Parent and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.
5. Miscellaneous.
5.1 Termination of this Agreement. This Agreement shall terminate upon the earliest of (such earliest date, the “Voting Termination Date”):
(i) the termination of the Merger Agreement in accordance with its terms;
(ii) any amendment to the Merger Agreement without the prior written consent of the Stockholder;
(iii) the date the Company receives any Acquisition Proposal that the Stockholder determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal;
(iv) the date the Company receives any Acquisition Proposal that the Company Board (after consultation with its outside counsel) determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal; and
(iv) the Effective Time.

5.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any material breach of this Agreement occurring prior to such termination.
5.3 Non-Survival. The representations and warranties made herein shall not survive the termination of this Agreement.
5.4 Entire Agreement; Assignment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto.
5.5 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.
5.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, by facsimile transmission or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:
If to the Stockholder, to:

Attn:
Fax No.:
If to Parent:
Nyx Acquisitions, Inc.
43 Norfolk
San Francisco, CA 94110
Attn: Joe Q Bretz
Fax No.: (415) 651-9304

with copies (which shall not constitute notice) to:
Law Offices of Joshua A. Ridless
244 California Street, Suite 300
San Francisco, CA 94111-4311
Telephone: (415) 614-2600
Facsimile: (415) 480-1398
Attention: Joshua A. Ridless, Esq.
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
5.7 Governing Law.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The prevailing party in any action to enforce this Agreement shall be entitled to an award of its reasonable attorneys’ fees and costs.
(b) Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereto hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.
(d) Each party hereto waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 5.7.

5.8 Remedies. The parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled under applicable Law or in equity.
5.9 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
5.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
5.11 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
5.12 No Presumption Against Drafter. Each of the parties hereto has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties hereto and no presumptions or burdens of proof shall arise favoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.
[signature page(s) follow(s)]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NYX ACQUISITIONS, INC.
By:
	Name:	Joe Q. Bretz
	Title:	Agent

STOCKHOLDER
By:
Name:
Title:

ATTACHMENT A
Record or Beneficial Ownership of the Voting Shares

	Shares of	Options to Acquire
Stockholder	Common Stock Owned	Common Stock

Annex C
November 17, 2008
Board of Directors
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding common stock, par value $0.0001 (the “Common Stock”), of Image Entertainment, Inc. (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of The Conceived Group, Inc. (Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Nyx Acquisitions, Inc. (“Parent”), with and into the Company pursuant and subject to the draft Agreement and Plan of Merger between the Company and Parent and Merger Sub dated as of November 17, 2008 (the “Agreement”). The consideration to be received by the holders of the Company’s outstanding Common Stock will be cash in the amount of $2.75 per share of Common Stock pursuant and subject to the terms and conditions of the Agreement.
In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:
1.	reviewed the financial terms and conditions of the Merger as stated in the Agreement;

2.	reviewed the Company’s annual reports to shareholders filed on Form 10-K of the Company for the three fiscal years ended March 31, 2008;

3.	reviewed the Company’s quarterly reports filed on Form 10-Q for the three fiscal quarters ended December 31, 2007, June 30, 2008 and September 30, 2008;

4.	reviewed other Company financial and operating information requested from and/or provided by the Company;

5.	reviewed certain other publicly available information on the Company;

6.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

7.
reviewed and discussed with senior management of the Company the historical and anticipated future financial performance of the Company, including the review of forecasts prepared by senior management of the Company;

8.	reviewed the historical stock price and trading activity for the shares of the Company’s Common Stock;

9.	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded equity securities;

10.	reviewed the financial terms and conditions of certain recent business combinations involving companies in businesses comparable to those of the Company; and

11.	performed such other financial analyses and studies, and considered such other factors, as we considered appropriate.
With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Merger Sub, Parent or any other party, and we have undertaken no duty or responsibility to verify independently any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of November 14, 2008 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.
We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. We did not structure the Merger or negotiate the final terms of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company’s outstanding Common Stock. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger. In formulating our opinion, we have considered only what we understand to be the consideration to be received by the holders of the Company’s outstanding Common Stock as is described above, and we have not considered, and this opinion does not address, any other payments that may be made to Company employees, other shareholders, or any third party in connection with the Transaction.
In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets. The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain services to the Company (in the previous two years), including the delivery of a fairness opinion dated March 29, 2007, for which it has been paid a fee.
It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Merger. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.
Based upon and subject to the foregoing, it is our opinion that, as of November 17, 2008, the consideration to be received by the holders of the Company’s outstanding Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

Annex D
SECTION 262 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
Section 262. Appraisal Rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E
Special Meeting Guidelines
In the interest of an orderly and constructive meeting, the following guidelines will apply to Image Entertainment Inc.’s Special Meeting of Stockholders:
•
The Special Meeting of Stockholders is open only to our stockholders and our invited guests. Stockholders attending the special meeting should present an admittance ticket or evidence of Image Entertainment, Inc. (NASDAQ: DISK) stock ownership to gain entrance. You may be asked to provide photo identification, such as a driver’s license, in order to gain admittance to the special meeting.

•
The business of the meeting will follow as set forth in the agenda, which you will receive at the meeting entrance. If you wish to change your vote or have not voted, ballots will be distributed to you to cast your votes.

•	Stockholder questions and comments related to the proposals will be addressed only during the question and answer portion of the agenda at the end of the special meeting.

•
Stockholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting, and briefly stated with a time limit of three minutes.

•
Although personal grievances, claims and political statements are not appropriate subjects for the special meeting, you may submit in writing any of these to an usher or company representative, and we will respond in writing.

•
The use of cameras or sound recording equipment is prohibited, except by those employed by the Company to provide a record of the proceedings. The use of cell phones and other personal communication devices also is prohibited during the special meeting.

•	No firearms or weapons will be allowed in the meeting room.

•	No banners or signs will be allowed in the meeting room.

•	We reserve the right to inspect all items entering the meeting room. Handbags, briefcases and packages may be inspected.
IMPORTANT:
PLEASE SIGN AND
RETURN THE ENCLOSED PROXY CARD PROMPTLY

E-1

PRELIMINARY COPY

IMAGE ENTERTAINMENT, INC. C/O INVESTOR RELATIONS 20525 NORDHOFF STREET, SUITE 200 CHATSWORTH, CA 91311-6100	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before [the cut-off date] or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before [the cut-off date] or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Image Entertainment, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

IMAGE ENTERTAINMENT, INC.

Stockholder Proposals [PRELIMINARY COPY]

1.	Adoption of the Agreement and Plan of Merger, dated as of November 20, 2008, among Nyx Acquisitions, Inc., The Conceived Group, Inc. and Image Entertainment, Inc. (Proposal 1).	For ☐	Against ☐	Abstain ☐

2.	Any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement (Proposal 2).	For ☐	Against ☐	Abstain ☐

3.	The proxies are authorized to vote in their discretion upon such other business as may properly come before the Special Meeting and any matters incident to the conduct of the Meeting.

Please date this Proxy and sign exactly as your name appears hereon. If shares are jointly held, this Proxy should be signed by each joint owner. Executors, administrators, guardians or others signing in a fiduciary capacity should state their full titles. A Proxy executed by a corporation should be signed in its name by its president or other authorized officer. A Proxy executed by a partnership should be signed in its name by an authorized person.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature	Date	Signature (Joint Owners)	Date

IMAGE ENTERTAINMENT, INC.
Proxy Solicited by the Board of Directors for the Special Meeting of Stockholders
•, 2009
The undersigned appoints Martin W. Greenwald and Ira S. Epstein, and each of them, proxies (each with full power of substitution) to represent the undersigned at the Image Entertainment, Inc. Special Meeting of Stockholders to be held on •, 2009, and any adjournments or postponements thereof and to vote the shares of the Company’s common stock held of record by the undersigned on •, 2009 as directed on the reverse side.
The shares represented by this Proxy will be voted as directed on the reverse side. If no direction is indicated, the shares represented by this Proxy will be voted FOR the adoption of the merger agreement in Proposal 1 and FOR any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies in Proposal 2. The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement dated •, 2009.
PLEASE PROMPTLY COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.
PLEASE SIGN ON REVERSE SIDE